As filed with the Securities and Exchange Commission on June 15, 2005

Registration No. 333-123762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

DEERFIELD TRIARC CAPITAL CORP.
(Exact name of Registrant as specified in its governing instruments)

8700 West Bryn Mawr Avenue
12th Floor
Chicago, Illinois 60631
(773) 380-1600
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Jonathan W. Trutter
Chief Executive Officer
8700 West Bryn Mawr Avenue
12th Floor
Chicago, Illinois 60631
(773) 380-1600
(773) 380-1601 (Facsimile)
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel M. LeBey, Esq. Cyane B. Crump, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Facsimile)	Larry P. Medvinsky, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000 (212) 878-8375 (Facsimile)

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state where an offer or sale of the securities is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 15, 2005

PROSPECTUS

Deerfield Triarc Capital Corp.
25,000,000 Shares
Common Stock

      Deerfield Triarc Capital Corp. is a Maryland corporation that invests in real estate-related securities and various other asset classes. We are externally managed and advised by Deerfield Capital Management LLC, an SEC registered investment adviser and a wholly-owned subsidiary of Deerfield & Company LLC.

      This is our initial public offering. We are offering 24,320,715 shares of common stock and 679,285 shares of common stock are being offered by the selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

      We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws for the taxable year ended December 31, 2004 and subsequent tax years.

      We currently expect the initial public offering price of our common stock to be between $17.00 and $19.00 per share. Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “DFR.”

      Shares of our common stock are subject to ownership limitations that we must impose in order to qualify and maintain our status as a REIT. Generally, no person may own more than 4.1% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. Following this offering, assuming we sell 24,320,715 newly issued shares of common stock in this offering and assuming that two of our current stockholders who are subject to special ownership limitations do not purchase additional shares of our common stock or sell any shares in this offering, our board expects to increase the ownership limit for our stockholders to 8.1%.

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 21 of this prospectus for a discussion of those risks.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$
Proceeds to selling stockholders, before expenses	$	$

      We have granted the underwriters an option to purchase up to an additional 3,750,000 shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Delivery of the shares of our common stock is expected to be made in book-entry form on or about                     , 2005.

Credit Suisse First Boston	Merrill Lynch & Co.	UBS Investment Bank	Deutsche Bank Securities

Wachovia Securities

Bear, Stearns & Co. Inc.	Jefferies & Company, Inc.	RBC Capital Markets	Stifel, Nicolaus & Company Incorporated

The date of this prospectus is                     , 2005

i

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

Dealer Prospectus Delivery Requirement

Until                     , 2005 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

ii

SUMMARY

      This summary highlights the key aspects of this offering. It is not complete and may not contain all of the information that you should consider. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Deerfield Triarc Capital Corp. and its subsidiaries; “Deerfield Capital” refers to Deerfield Capital Management LLC, our external manager; “Deerfield” refers to Deerfield & Company LLC and its affiliated companies; and “Triarc” refers to Triarc Companies, Inc. Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering is to be sold at $18.00 per share, which is the mid-point of the price range set forth on the front cover of this prospectus and (ii) no exercise by the underwriters, for whom Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. are acting as representatives, of their option to purchase up to an additional 3,750,000 shares of our common stock solely to cover over-allotments, if any.

Our Company

      We are a specialty finance company recently formed to invest in real estate-related securities and various other asset classes. We will elect and intend to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in financial assets to construct an investment portfolio that is leveraged where appropriate to seek to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and the requirements for exclusion from regulation under the Investment Company Act of 1940, or 1940 Act.

      Our targeted asset classes and the principal investments we expect to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	• Residential mortgage-backed securities, or RMBS • Commercial mortgage-backed securities, or CMBS
Other Asset-backed Securities, or ABS	• Collateralized debt obligations, or CDOs • Consumer ABS
Bank Loans and Related Derivatives	• Senior Secured and Unsecured Loans • Credit Default Swaps on Senior Secured Loans
Leveraged Finance Instruments	• Corporate Mezzanine Loans • High Yield Corporate Bonds • Distressed and Stressed Debt Securities • Private Equity Investments

      In addition, we may invest opportunistically in other types of investments within Deerfield Capital's core competencies, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

      As of March 31, 2005, we had a portfolio of approximately $3.1 billion consisting primarily of RMBS, as shown in the following chart:

			Weighted Average
Security Description	Estimated Fair Value	Percent of Total Investments	Coupon	Months to Reset(4)	Yield to Maturity	Constant Prepayment Rate
	(In thousands)
RMBS:
Agency:
3-1 hybrid adjustable rate	$879,120	28.0%	4.3%	32.0	4.3%	15.0%
5-1 hybrid adjustable rate	1,630,067	51.8	4.8	55.9	4.7	7.8
Non-agency:
AAA rated, hybrid adjustable rate(1)	417,950	13.3	4.9	39.0	4.6	21.3

Total RMBS	2,927,137	93.1	4.7	46.2	4.6	11.9
Alternative Investments:
Bank Loans(2)	201,688	6.4
Other Investments(3)	15,620	0.5

Total Alternative Investments	217,308	6.9

Total Investments	$3,144,445	100.0%

(1)	91.2% of the loans underlying our non-agency RMBS do not conform to agency underwriting standards.

(2)	Bank loans are reflected at lower of cost or fair market value.

(3)	Includes credit default swaps, preferred and common stock, other ABS and corporate obligations.

(4)	Represents number of months before conversion to floating rate.

      We expect to continue to increase the amount of alternative investments to a range of 15% to 20% of our portfolio in an effort to create a more diversified, less correlated portfolio of investments within 12 months of the completion of this offering, subject to the availability of appropriate investment opportunities. However, our portfolio in its current form does not fully balance the interest rate or mark-to-market risks inherent in our RMBS investments and we will not be able to eliminate all of our portfolio risk through asset allocation. Future dividends and capital appreciation are not guaranteed. Our investments will depend on prevailing market conditions and trends. We have not adopted any policy that establishes specific asset allocations among our targeted asset classes. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes or investments. We may change our investment strategy and policies and the percentage of assets that may be invested in each asset class, or in the case of securities, in a single issuer, without a vote of our stockholders.

      Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be exempt from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other mortgage backed securities, or MBS, ABS, bank loans, leveraged finance instruments and other types of instruments is limited, unless those investments comply with various federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act regulation.

      We are externally managed by Deerfield Capital Management LLC, or Deerfield Capital, a fixed income asset manager and an SEC registered investment adviser. Deerfield Capital is a wholly-owned subsidiary of Deerfield & Company LLC, or Deerfield. Triarc Companies, Inc., a New York Stock Exchange listed company (NYSE: TRY; TRY.B), owns a majority interest in Deerfield.

Summary Risk Factors

      An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•	We were recently formed, have a limited operating history and our manager has no prior experience operating a REIT and no prior experience operating a public company, therefore, our manager may not operate us successfully.

•	Our ability to achieve attractive risk-adjusted returns is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either.

•	We are dependent upon our manager, Deerfield Capital, and certain key personnel of Deerfield Capital and may not find a suitable replacement if Deerfield Capital terminates the management agreement or those key personnel are no longer available to us.

•	There are conflicts of interest in our relationship with Deerfield Capital, which could result in decisions that are not in the best interests of our stockholders. Our management agreement with Deerfield Capital was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, affiliates of Deerfield Capital may sponsor or manage other investment vehicles in the future with an investment focus similar to our focus, which could result in us competing for access to the benefits that our relationship with Deerfield Capital provides to us.

•	Deerfield Capital is entitled to receive the base management fee, which is not tied to the performance of our portfolio.

•	Deerfield Capital is entitled to incentive compensation based on our portfolio's performance, which may lead it to place emphasis on short-term maximization of net income. This could result in increased risk to the value of our invested portfolio.

•	We may not terminate the management agreement between us and Deerfield Capital without cause until after December 31, 2007. Upon termination without cause after this initial term or upon a failure to renew the management agreement, we would be required to pay Deerfield Capital a substantial termination fee. These and other provisions in our management agreement make termination without cause or non-renewal difficult and costly.

•	As of March 31, 2005, greater than 90% of our investment portfolio consisted of adjustable-rate RMBS, and we cannot assure you that we will be successful in achieving a more diversified portfolio that generates comparable or better returns. Even if we are successful in achieving a more diversified portfolio, it is likely that approximately 80% of our fully leveraged assets will be MBS.

•	We may change our investment strategy without stockholder consent, which could result in investments that are different, and possibly more risky, than the proposed investments and current portfolio we describe in this prospectus.

•	We leverage our investments and we are not limited in the amount of leverage we may use. Our use of leverage may adversely affect our return on investments and may reduce cash available for distribution.

•	Interest rate fluctuations may cause losses.

•	Many of the assets in which we invest, such as MBS and interests in CDOs are subject to the credit risk associated with the underlying loans and in the event of default of the borrower under those loans, the collateral securing the loans and any underlying or additional credit support may not be adequate to enable us to recover our full investment.

•	The yields on our investments and the costs of our borrowings may be sensitive to changes in prevailing interest rates and changes in prepayment rates. Mismatches between the repricing or maturity dates of our assets and those of our borrowings may reduce or eliminate income derived from our investments or result in losses.

•	Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable.

•	Two of our stockholders, who are affiliated with each other, collectively own approximately 34.9% of our outstanding shares of common stock (assuming all outstanding options are exercised) and are expected to own an aggregate of approximately 18.9% of our outstanding shares of common stock upon completion of this offering (assuming all outstanding options are exercised). Consequently, these stockholders will have significant influence over us and their interests may conflict with your interests as a stockholder.

•	If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which would reduce the amount of cash available for distribution to our stockholders and adversely affect the value of our stock.

•	The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives, and these limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

•	There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell your common stock.

•	The market price and trading volume of our common stock may be volatile following this offering.

•	The stock ownership limits that apply to REITs, as prescribed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and that are contained in our charter, may restrict our business combination opportunities.

•	Because we intend to operate in such a manner to be excluded from regulation as an investment company under the 1940 Act, the assets that we may acquire are limited by the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

•	If we fail to acquire and maintain assets meeting the requirements to be excluded from regulation as an investment company under the 1940 Act, we would have to register as an investment company, which would adversely affect our business.

•	Credit Suisse First Boston LLC, Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Stifel, Nicolaus & Company, Incorporated, four of our underwriters, are stockholders in our company and own 1,333,333 shares, 1,666,666 shares, 666,666 shares and 10,000 shares, respectively. They will not be selling stockholders in this offering, but may sell their shares in a future offering of our common stock. In addition, we have purchased and will likely purchase in the future non-agency securities issued by affiliates of certain of the underwriters in this offering or underwritten by certain of the underwriters in this offering. As of March 31, 2005, an aggregate of approximately $993.3 million in carrying value, or 31.6% of our portfolio, had been issued by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering, including Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc. and Jefferies & Company, Inc. In addition, UBS Securities LLC, one of our underwriters, has acted and is acting as exclusive structurer and placement agent for us in connection with two CDO transactions and it has received and will receive customary fees in connection therewith. These circumstances create a potential conflict of interest because these underwriters have interests in the successful completion of this offering beyond the underwriting discounts and commissions they will receive.

Our Formation and Structure

      We were organized in November 2004 and completed a private offering of our common stock in December 2004 in which we raised net proceeds of approximately $378.9 million. In our December 2004 private offering, Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. served as representatives on behalf of themselves and the other initial purchasers, which included Flagstone Securities LLC, JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated. Triarc purchased 1,000,000 shares (or 3.5% assuming all outstanding options are exercised) of our common stock in our December 2004 private offering and executive officers and directors of us, Deerfield Capital and Triarc collectively purchased 122,080 additional shares (or 0.4% assuming all outstanding options are exercised) of common stock in that offering. In addition, upon completion of our December 2004 private offering, we granted to Deerfield Capital 403,847 shares of restricted stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of the date of this prospectus assuming all outstanding options are exercised. Following completion of this offering, Triarc, Deerfield Capital and their affiliates, including our executive officers and certain of our directors, as well as our independent directors, will collectively own 1,469,345 shares of our common stock, representing 2.8% of our outstanding shares of common stock, and will have options to purchase an additional 1,346,156 shares of our common stock representing an additional 2.5% of our outstanding shares of common stock, in each case, assuming all outstanding options are exercised.

      The following chart illustrates the structure and ownership of our company prior to this offering. The percentage ownership interests in Deerfield Triarc Capital Corp. are shown on a fully diluted basis. All other percentages reflect actual ownership.

Triarc Companies, Inc.

Deerfield & Company
LLC

Deerfield Capital
Management LLC
(Manager)

Deerfield Triarc
Capital Corp.
(Issuer)

Directors
and
Officers

Other
Stockholders

Deerfield Triarc
TRS Holdings, Inc.(1)

Deerfield Triarc
Capital LLC

Deerfield Triarc TRS
Holdings, LLC

Market Square
CLO Ltd. (2)

Management
Agreement

63.6% capital interest
94% voting power

6.1%

3.5%

90.2%

0.2%

100%

100%

100%

100%

100%

(1)	We formed Deerfield Triarc TRS Holdings, Inc., a taxable REIT subsidiary, or TRS, because it gives us flexibility to hold certain assets or engage in certain activities that we, as a REIT, cannot hold or in which we cannot engage directly.

(2)	We own 100% of the equity interest in Market Square CLO Ltd., a Cayman Islands limited liability company and one of our TRSs, in the form of preference shares.

Deerfield Capital Management LLC

      Deerfield Capital is a Chicago-based registered asset manager that manages client funds (primarily for institutions) worldwide. Deerfield Capital (together with its predecessor companies) commenced its investment management operations in 1993, and Deerfield Capital managed approximately $8.8 billion of client funds as of May 1, 2005. Of this amount, approximately $1.4 billion, net of outstanding repurchase obligations, consisted of MBS assets. Approximately $266 million of these net MBS assets were held by us. As of May 1, 2005, Deerfield Capital had approximately $4.4 billion of gross MBS assets under management, of which approximately $3.1 billion were held by us. Through our management relationship with Deerfield Capital, we have access to Deerfield Capital's resources in portfolio management and infrastructure support, such as risk management, credit analysis, operations, systems, accounting, portfolio valuation, compliance and internal audit. As of May 1, 2005, Deerfield Capital had 111 employees, including 36 portfolio managers and investment analysts and 61 employees in portfolio management support. Deerfield Capital has 25 full-time investment professionals specializing in MBS, ABS, bank loans and leveraged finance dedicating a significant part of their time to sourcing (including performing due diligence) and managing the assets of our portfolio. Deerfield Capital's investment professionals perform services for other Deerfield Capital accounts in addition to performing services for our account. Prior to its experience managing us, Deerfield Capital had not managed a REIT.

      In July 2004, Triarc acquired a majority interest in Deerfield Capital. Senior management of Deerfield Capital owns and controls the balance of the equity and voting interests in Deerfield Capital.

Our Investment Strategy

      Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in an investment portfolio of real estate securities and various other asset classes. We believe that this strategy will permit us to be opportunistic and invest in those assets that generate attractive risk-adjusted returns, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act.

      We benefit from the full range of experience and depth of resources developed by Deerfield Capital and Triarc. We rely on Deerfield Capital's and Triarc's expertise in identifying assets within our target asset classes that we believe will have limited price volatility risk, yet we believe will provide consistent, stable margins. We will make portfolio allocation decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost and availability of financing, as well as maintaining our REIT qualification and exclusion from regulation under the 1940 Act.

      Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be exempt from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, ABS, bank loans, leveraged finance instruments and other types of instruments is limited, unless those investments comply with various federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act regulation.

      Although we intend to focus on the investments described above, our investment decisions will depend on prevailing market conditions and trends. We have not adopted any policy that establishes specific asset allocations among our targeted asset classes. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes or investments. Our board of directors will not review all of our proposed investments, but will review our portfolio at least quarterly and will review our investment strategy and policies at least annually. We may change our investment strategy and policies and the percentage of assets that may be invested in each asset class, or in the case of securities, in a single issuer, without a vote of our stockholders.

Our Business Strengths

      Business Model Seeks to Provide Attractive Risk-Adjusted Returns. We intend to complement our investments in MBS with a variety of other alternative asset classes to attempt to enhance returns to our stockholders and reduce the overall risk of our portfolio due to a low correlation of risk compared to MBS.

      Depth of Experience within Targeted Asset Classes. Deerfield Capital manages both large amounts of real estate-related securities (primarily MBS) and significant amounts of other higher-yielding fixed income asset classes we target. We believe that Deerfield Capital's substantial portfolio management depth in each of these areas will enable us to achieve our portfolio objectives.

      Experienced Management Team. The extensive experience of our officers and directors and the members of our Investment Committee, together with Deerfield Capital's asset management professionals and Triarc's management team, provides us with investment opportunities and experience across all of our targeted asset classes. Prior to its experience managing us, Deerfield Capital had not managed a REIT.

      Access to Deerfield Capital Infrastructure. We have access to Deerfield Capital's portfolio management infrastructure, which includes detailed policies and procedures for risk management, operations, transaction processing and recording, credit analysis, accounting, technology systems, legal and compliance and internal audit. We believe that an established infrastructure is crucial to the success of a complex investment vehicle such as a REIT. These systems directly support and are completely integrated with Deerfield Capital's portfolio management functions.

      Extensive Relationships and Deal Flow. We capitalize on the deal-sourcing opportunities that Deerfield Capital and Triarc bring to us as a result of their combined investment and acquisition experience in our targeted asset classes and network of contacts in the financial community, including financial sponsors, merger and acquisition advisory firms, investment banks, capital markets desks, lenders and other financial intermediaries. Triarc is not obligated to provide us with any opportunities.

Our Business Model

      Our income is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. Our net interest income will vary based upon, among other things, the difference between the interest rates earned on our various interest-earning assets and the borrowing costs of the liabilities used to finance those investments.

      We leverage our investments to seek to enhance our potential returns. Leverage can enhance returns but also magnifies losses.

      We anticipate that, for any period during which our assets are not match-funded, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets, and could possibly result in operating losses for us or limit or eliminate our ability to make distributions to our stockholders.

      The yield on our assets may be affected by a difference between the actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may impact our anticipated yield. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain assets.

      In periods of declining interest rates, prepayments on our investments, including our RMBS, will likely increase. If we are unable to reinvest the proceeds of such prepayments at comparable yields, our net interest income may suffer. In periods of rising interest rates, prepayment rates on our investments, including our RMBS, will likely slow, causing the expected lives of these investments to increase. This may cause our net interest income to decrease as our borrowing and hedging costs rise while our interest income on those assets remain constant.

      While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations to our ability to insulate the portfolio from all of the negative consequences associated with changes in short-term interest rates while still seeking to provide an attractive net spread on our portfolio.

      In addition, our returns will be affected by the credit performance of our non-agency investments. If credit losses on our investments or the loans underlying our investments increase, it may have an adverse affect on our performance.

      Deerfield Capital is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. Accordingly, the payment of our management fee is a fixed cost and will not decline in the event of a decline in our profitability and may lead us to incur losses.

Investment Sourcing

      Investing in our targeted asset classes is highly competitive, and Deerfield Capital competes with many other investment managers for profitable investment opportunities in these areas. Accordingly, we believe our ability to identify (source) such opportunities is very important to our success, and distinguishes us from many REITs with a similar focus to ours.

      Deerfield Capital currently sources many of our investments through its close relationships with a large and diverse group of financial intermediaries, ranging from financial sponsors and major investment banks to specialty dealers and brokerage firms. Deerfield Capital also capitalizes upon its many relationships in the financial community through its management of 18 CDOs, which Deerfield Capital co-structures with investment and commercial banks and then continues to manage.

      Triarc sources potential transactions through its position in the financial community as a potential acquiror and as a provider of different types of equity and debt financing to a wide variety of companies, and through the relationships that its principals Nelson Peltz and Peter W. May have developed in their more than 30 years of involvement in new and existing enterprises.

Investment Process

      Our investment process includes sourcing and screening of investment opportunities, credit analysis and due diligence, and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. We also screen and monitor all potential investments to determine their impact on maintaining our REIT qualification and our exclusion from regulation under the 1940 Act. Our investment process generally includes several levels of review and the consensus approval of a team of Deerfield portfolio managers.

Credit Analysis and Structuring

      We benefit from Deerfield Capital's experience in credit analysis and investment structuring. The credit analysis process is driven by extensive research that focuses, where applicable, on the underlying collateral, servicer and structure of a loan or security, as well as the borrower or issuer, its management team and overall conditions in its industry. When conducting due diligence, Deerfield Capital evaluates a number of important business considerations, as well as relevant tax, accounting, environmental and legal issues in determining whether to proceed with an investment.

Risk Management

      Risk management is a cornerstone of Deerfield Capital's portfolio management system and we believe these risk management capabilities will distinguish us from many of our competitors. Through our management agreement with Deerfield Capital, we benefit from Deerfield Capital's comprehensive risk management program, which addresses not only the risks of portfolio loss, such as risks relating to price volatility, position sizing and leverage, but also the operational risks that can have major adverse impacts on investment programs. Operational risks include execution of transactions, clearing of transactions, recording of transactions, position monitoring, supervision of traders, portfolio valuation, counterparty credit and approval, custodian relationships, trader authorization, accounting and regulatory. Deerfield Capital's risk management system includes a proprietary in-house trade processing system (DARTS). DARTS provides real time and batch reporting to all departments within Deerfield Capital, including the trade desks, operations, credit and accounting.

Management Agreement

      We have entered into a management agreement with Deerfield Capital that provides for the day-to-day management of our operations. The management agreement requires Deerfield Capital to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Deerfield Capital's role as manager is under the supervision and direction of our board of directors.

      The initial term of the management agreement expires on December 31, 2007 and will be automatically renewed for a one year term each anniversary date thereafter. After the initial term, our independent directors will review Deerfield Capital's performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination that the management fees payable to Deerfield Capital are not fair, subject to Deerfield Capital's right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees that at least two-thirds of our independent directors determines to be fair. A termination fee will be paid to Deerfield Capital upon such termination. We may also terminate the management agreement with 30 days' prior written notice from our board of directors, without payment of a termination fee, for cause. Cause is defined as:

•	Deerfield Capital's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof;

•	Deerfield Capital's fraud, misappropriation of funds, or embezzlement against us;

•	Deerfield Capital's gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of Deerfield Capital, including an order for relief in an involuntary bankruptcy case or Deerfield Capital authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of Deerfield Capital; and

•	change of control of Deerfield Capital.

Cause does not include unsatisfactory performance that is materially detrimental to our business.

      Deerfield Capital is entitled to receive a base management fee, incentive compensation, reimbursement of certain expenses and, in certain circumstances, a termination fee as described in the management agreement. The following table summarizes the fees payable to Deerfield Capital pursuant to the management agreement:

Fee	Summary Description
Base Management Fee	Payable monthly in arrears in an amount equal to 1⁄12 of our equity (as defined in the management agreement) times 1.75%. Deerfield Capital uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
Incentive Fee	Payable quarterly in an amount equal to the product of: (a) 25% of the dollar amount by which (i) our net income (determined in accordance with GAAP) and before non-cash equity compensation expense and before incentive compensation, for the quarter per common share (based on the weighted average number of common shares outstanding for the quarter) exceeds (ii) an amount equal to (A) the weighted average of the price per share of the common shares in the December 2004 private offering and the prices per common shares in any subsequent offerings by us (including this offering), in each case at the time of issuance thereof, multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (b) the weighted average number of common shares outstanding during the quarter; provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Deerfield Capital and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.
Termination Fee	Payable upon termination without cause or non-renewal of the management agreement in an amount equal to two times the sum of the average annual base management fee and the average annual incentive compensation earned by Deerfield Capital during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

      From December 23, 2004, the date we commenced operations, through March 31, 2005, Deerfield Capital had earned base management fees of $1.9 million and received expense reimbursements of $0.1 million. No incentive fees have been accrued or paid through March 31, 2005.

Conflicts of Interest

      We are entirely dependent upon Deerfield Capital for our day-to-day management and do not have any independent officers. Our chairman, chief executive officer, president, chief financial officer and general counsel also serve as officers and/or directors of Deerfield Capital and/or Triarc. In addition, certain of our other directors and all of the members of our Investment

Committee are directors and/or officers of Deerfield, Deerfield Capital and/or Triarc. As a result, our management agreement with Deerfield Capital was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

      Deerfield Capital has discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Subject to required independent director approval, Deerfield Capital may invest our assets in entities in which Deerfield Capital has a financial interest or that Deerfield Capital manages. Deerfield Capital has a conflict-resolution system in place so that our company may share equitably with other Deerfield Capital client accounts in all investment opportunities—particularly those involving a security with limited supply—that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account receiving favorable treatment over any other client account. On May 10, 2005, we purchased 100% of the equity interest, issued as preference shares, of a CDO, Market Square CLO, Ltd., or Market Square, a Cayman Islands limited liability company, for $24 million. Deerfield Capital serves as the collateral manager for the loans in the CDO and has the right to select such loans.

      The ability of Deerfield Capital and its officers and employees to engage in other business activities may reduce the time Deerfield Capital spends managing us.

      While we do not currently contemplate entering into any investment opportunity in which Deerfield Capital, Deerfield or Triarc has an interest, we may enter into such transactions in the future. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

      We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of Deerfield Capital who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement will (i) prevent Deerfield Capital or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any person including, without limitation, investing in or rendering advisory services to others investing in any type of conduit CMBS or other mortgage loans, whether or not the investment objectives or policies of any other such person are similar to ours, or (ii) in any way bind or restrict Deerfield Capital or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom Deerfield Capital or any of its affiliates, officers, directors or employees may be acting.

      The management compensation structure that we have agreed to with Deerfield Capital may cause Deerfield Capital to invest in high risk investments. Investments with higher yield potential are generally riskier or more speculative. The compensation we pay Deerfield Capital consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not sufficiently incentivize Deerfield Capital to generate attractive risk-adjusted returns for us. The risk of the incentive fee component is that it may cause Deerfield Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. This could result in increased risk to the value of our invested portfolio. Subject to certain limitations, Deerfield Capital will receive at least 15% of its incentive fee in the form of shares of our common stock, and, at Deerfield Capital's option, may receive up to 100% of its incentive fee in the form of shares of our common stock. Deerfield Capital has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. Any such shares received would have the benefit of registration rights.

      Termination of the management agreement with Deerfield Capital without cause is difficult and costly. The management agreement provides that it may only be terminated without cause following the initial period annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon (a) unsatisfactory performance by Deerfield Capital that is materially detrimental to us or (b) a determination that the management fee payable to Deerfield Capital is not fair, subject to Deerfield Capital's right to prevent such a termination by accepting a mutually acceptable reduction of management fees. Deerfield Capital will be provided 45 days' prior notice of any such termination and will be paid a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by Deerfield Capital during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate Deerfield Capital without cause.

      Deerfield Capital is authorized to follow very broad investment guidelines in managing our portfolio. Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors will not review all of our proposed investments but will review our portfolio at least quarterly and will review our investment strategy and policies at least annually. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by Deerfield Capital. Furthermore, Deerfield Capital may use complex strategies and transactions entered into by Deerfield Capital may be difficult or impossible to unwind by the time they are reviewed by the directors. Deerfield Capital has great latitude within our broad investment guidelines in determining the types of assets it may decide are proper investments for us. Poor investment decisions could have a material adverse effect on our ability to make distributions to our shareholders.

      Pursuant to the management agreement, Deerfield Capital will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Deerfield Capital, its directors, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify Deerfield Capital, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Deerfield Capital has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by Deerfield Capital's employees relating to the terms and conditions of their employment by Deerfield Capital.

      Either we or Deerfield Capital may request that Deerfield Capital enter into a management agreement with Deerfield Triarc TRS Holdings, Inc. for the purpose of providing management services with respect to our different lines of business. Deerfield Capital may enter into a separate management agreement with Deerfield Triarc TRS Holdings, Inc. so long as the aggregate compensation paid to Deerfield Capital by us and our TRSs does not exceed the aggregate compensation payable under our management agreement.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

      Deerfield Capital offers us the right to participate in, and considers for inclusion in our portfolio, all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies, and other relevant factors, subject to the exception that, in accordance with Deerfield Capital's conflict of interests policy (summarized below), we might not participate fully in each such opportunity but will on an overall basis equitably participate with Deerfield Capital's other clients in all such opportunities.

      Since 1993, Deerfield Capital has managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share equitably with other Deerfield Capital client accounts in all investment opportunities—particularly those involving a security with limited supply—that may be suitable for us and such other client accounts.

      Deerfield Capital's Risk Management Group and Legal and Compliance Departments designed and oversee its conflict-resolution system, and Deerfield Capital's Internal Audit Group regularly monitors the procedural aspects of the program. The program places particular emphasis on the equitable allocation of scarce investment opportunities—situations where Deerfield Capital is unable to obtain the full amount of the securities that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments.

      In these situations, Deerfield Capital's policy is to first determine and document the amount of the security it wishes to purchase for each of the participating accounts, based on the size and objectives of the accounts and other relevant factors. Deerfield Capital then places an order for the total of these amounts. If Deerfield Capital is able to obtain only partial execution of the order, its policy calls for the allocation of the purchased securities in the same proportion that it would have allocated a full execution of the order. The policy permits departure from such proportional allocation only if the allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the policy provides for a “rotational” protocol of allocating subsequent partial executions so that, on an overall basis, each account is treated equitably.

Our Financing Strategy

Leverage Strategy

      We use leverage in order to increase potential returns to our stockholders. We have financed our investments with borrowings under short-term repurchase agreements, warehouse facilities and CDOs.

Repurchase Agreements

      Repurchase agreements are one of the primary vehicles we use to achieve our desired amount of leverage for our residential real estate assets. We intend to continue to maintain formal relationships with multiple counterparties for the purpose of obtaining financing on favorable terms. As of March 31, 2005, we had outstanding obligations under repurchase agreements with six counterparties totaling $2.7 billion with a weighted average borrowing rate of 2.85%.

Warehouse Facilities

      In addition to repurchase agreements, we rely on credit facilities for capital needed to fund our other investments. We intend to continue to maintain formal relationships with multiple counterparties for the purposes of maintaining warehouse lines on favorable terms. As of March 31, 2005, we had outstanding borrowings under a warehouse line totaling $174 million with a borrowing rate of 0.55% above the applicable London Interbank Offered Rate, or LIBOR.

CDOs

      We also finance certain of our assets using term financing strategies, including CDOs and other match-funded financing structures, and certain of our investments using total return swaps, which will not be qualifying assets or produce qualifying income for purposes of the REIT asset and income tests. As of March 31, 2005, we had no outstanding borrowings under CDOs.

Our Hedging and Interest Rate Risk Management Strategy

      We expect to utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with certain types of our borrowings. Under the federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our gross income.

      We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Because of the federal income tax rules applicable to REITs, we may be required to implement certain of these techniques through a TRS that is fully subject to corporate income taxation. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate swaps and/or swaptions; and

•	other similar transactions.

      As of March 31, 2005, we had hedged a portion of the liabilities financing our mortgage portfolio by entering into a combination of two- and three-year interest rate swaps. The total notional value of such swaps was approximately $1.8 billion.

Our Distribution Policy

      Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more TRSs. A domestic TRS, such as Deerfield Triarc TRS Holdings, Inc., may retain its net income, and its earnings are subject to the 90% distribution requirement only to the extent the TRS actually distributes its earnings to the REIT. However, a foreign TRS, such as Market Square CLO Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, regardless of whether it actually distributes its earnings.

      In connection with the REIT requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures.

      On March 31, 2005, we declared a quarterly distribution of $0.225 per share of our common stock, payable on April 29, 2005, to stockholders of record as of March 24, 2005. In addition, on June 14, 2005, we declared a quarterly distribution of $0.35 per share of our common stock, payable on July 15, 2005, to stockholders of record as of June 22, 2005. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all.

Operating and Regulatory Structure

      We intend to qualify and will elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended on December 31, 2004. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

      As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property. Deerfield Triarc TRS Holdings, Inc., one of our TRSs, is a regular taxable corporation that will be subject to federal, state and local income tax on its income.

      Our investment activities are managed by Deerfield Capital and supervised by our Investment Committee and board of directors. Under our management agreement, we are obligated to pay Deerfield Capital an annual base management fee based on our equity but not on our performance as well as an incentive fee based on our performance.

      We conduct all of our business and hold all of our assets through our wholly owned operating subsidiary, Deerfield Triarc Capital LLC, and our TRSs. We currently have two TRSs, Deerfield Triarc TRS Holdings, Inc., which was formed to make investments that cannot be held at the REIT level, and Market Square CLO Ltd., which was formed to execute a CDO transaction that closed on May 10, 2005. Deerfield Triarc TRS Holdings, Inc. will hold its investments through a wholly owned operating subsidiary, Deerfield Triarc TRS Holdings, LLC.

Exclusion from Regulation Under the 1940 Act

      We intend to operate our business so as to be excluded from regulation under the 1940 Act. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the 1940 Act, but also that each of our subsidiaries so qualifies.

      The subsidiary that currently holds most of our assets, Deerfield Triarc Capital LLC, is excluded from 1940 Act regulation under a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. To qualify for this exclusion, we will need to ensure that at least 55% of Deerfield Triarc Capital LLC's assets consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the 1940 Act (collectively, “qualifying real estate assets”), and that at least 80% of Deerfield Triarc Capital LLC's assets consist of real estate-related assets (including qualifying real estate assets). Deerfield Triarc Capital LLC does not intend to issue redeemable securities.

      Based on no-action letters issued by Division of Investment Management of the Commission (the “Division”), we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

      We also consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie

Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 80% test.

      We generally do not expect Deerfield Triarc Capital LLC's investments in RMBS and CMBS, other than its investments in agency whole pool certificates, to constitute qualifying real estate assets for the 55% test, unless we determine that those investments are the “functional equivalent” of owning mortgage loans, which will depend, among other things on whether we have the unilateral foreclosure rights with respect to the underlying real estate collateral. Instead, these investments generally will be classified as real estate-related assets for purposes of the 80% test. We do not expect that Deerfield Triarc Capital LLC's investments in CDOs, ABS, bank loans and stressed and distressed debt securities will constitute qualifying real estate. Moreover, to the extent that these investments are not backed by mortgage loans or other interests in real estate, they will not constitute real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of Deerfield Triarc Capital LLC's assets.

      None of Deerfield Triarc TRS Holdings, Inc., Deerfield Triarc TRS Holdings, LLC, nor Market Square CLO Ltd. can qualify for this mortgage company exclusion. Accordingly, we are careful that none of those entities is making or proposing to make a public offering of its securities, and we require that each owner of securities issued by those entities is a “qualified purchaser,” so that those entities are not investment companies subject to regulation under the 1940 Act. If we form other subsidiaries, we will be required to ensure that they qualify for an exemption or exclusion from regulation under the 1940 Act.

      Moreover, we must ensure that Deerfield Triarc Capital Corp. itself qualifies for an exclusion from regulation under the 1940 Act. We will do so by monitoring the value of our interests in our subsidiaries. At all times, we must ensure that no more than 40% of Deerfield Triarc Capital Corp.'s assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the 1940 Act. Our interest in Deerfield Triarc Capital LLC does not constitute an “investment security” for these purposes, but our interest in Deerfield Triarc TRS Holdings, Inc. does constitute an “investment security.” Accordingly, we must monitor the value of our interest in these two subsidiaries to ensure that the value of our interest in Deerfield Triarc TRS Holdings, Inc. never exceeds 40% of the value of our total assets. We will be monitoring the value of our interest in Deerfield Triarc TRS Holdings, Inc. for tax purposes too; the applicable tax rules require us to ensure that the total value of the stock and other securities of Deerfield Triarc TRS Holdings, Inc. and other “taxable REIT subsidiaries” held directly or indirectly by us does not exceed 20% of the value of our total assets. These requirements may limit our flexibility in acquiring assets in the future.

      We have not received, nor have we sought, a no-action letter from the Division regarding how our investment strategy fits within the exclusions from regulation under the 1940 Act that we and our subsidiaries are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Restrictions on Ownership of Our Common Stock

      In order to assist us in complying with the limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 4.1% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock, other than Ross Financial Corporation, which is permitted to own no more than 32.46% in value or in number of shares, whichever is more restrictive, of our common stock, and W.A. Dart Foundation, which is under common control with Ross Financial Corporation and is permitted to own no more than 5.05% in value or in number of shares, whichever is more restrictive, of our common stock. Our board may, in its sole discretion, waive the 4.1% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors has exempted Triarc and its affiliates (including its indirect subsidiary and our manager, Deerfield Capital) and Deutsche Bank AG, an affiliate of one of our underwriters, from the 4.1% limit. The special ownership limits for Ross Financial Corporation and W.A. Dart Foundation and the ownership limit waiver for Deutsche Bank AG were granted to facilitate the closing of our December 2004 private offering. We granted the ownership limit waiver to Triarc and its affiliates so we could provide incentive compensation to Deerfield Capital in the form of restricted stock and stock options and could compensate Deerfield Capital under the management agreement with common stock without causing Triarc and its affiliates to violate the 4.1% ownership limit. Our board has the discretion to decrease the ownership limits for Ross Financial Corporation and W.A. Dart Foundation and to increase the ownership limits for our other investors if Ross Financial Corporation or W.A. Dart Foundation owns less than a specified percentage of our common stock. Since Ross Financial Corporation and W.A. Dart Foundation will own less than the specified percentage following this offering, assuming we sell 24,320,715 newly issued shares of common stock in this offering and that Ross Financial Corporation and W.A. Dart Foundation do not purchase additional shares of our common stock or sell shares in this offering, our board expects to decrease the ownership limit for Ross Financial Corporation to 16.8% and to increase the ownership limits for our other stockholders (including W.A. Dart Foundation) to 8.1%. Our charter also prohibits any person from:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

      Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Selling Stockholders

      Pursuant to, and subject to the terms and conditions of, the registration rights agreement described below, persons who purchased shares of our common stock in connection with the private offering we completed in December 2004 and their transferees have the right to sell their common stock in this offering. We are including 679,285 shares of our common stock in this offering to be sold by selling stockholders.

Registration Rights and Lock-Up Agreements

      Registration Rights Agreement. Pursuant to a registration rights agreement among us, Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. and the other initial purchasers/placement agents in our December 2004 private offering, for the benefit of the initial purchasers/placement agents and certain holders of our common stock, entered into on December 23, 2004, which we refer to as the registration rights agreement, we are required, among other things, to:

•	file with the SEC within 90 days of completion of this offering a resale shelf registration statement registering all of the 27,993,857 shares of common stock purchased or placed by Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and the other intitial purchasers/placement agents in our December 2004 private placement (and not being registered in this offering and includes 403,847 shares of restricted stock and 1,346,156 shares of common stock underlying options issued to Deerfield Capital upon completion of our December 2004 private offering); and

•	use our commercially reasonable efforts to cause the resale shelf registration statement to become effective under the Securities Act as promptly as practicable after the filing (and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period).

      We intend to file a resale shelf registration statement promptly following completion of this offering.

      Lock-up Agreements. Subject to certain exceptions, we, our directors and officers, members of our Investment Committee Deerfield Capital and Triarc have agreed to be bound by lock-up agreements that prohibit us and them from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock for 180 days after this offering.

      In addition, the underwriters of this offering will request that all of our other stockholders agree pursuant to the registration rights agreement not to sell or otherwise dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus, and are not selling in this offering, until 60 days after the effective date of this prospectus, except in specified circumstances. Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc., on behalf of the underwriters, may, in their discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and officers at any time without notice or stockholder approval, in which case, our other stockholders would also be released from the restrictions pursuant to the registration rights agreement.

Our Corporate Information

      Our offices are located at 8700 West Bryn Mawr Avenue, 12th Floor, Chicago, Illinois 60631 and our telephone number is (773) 380-1600. We maintain a website at www.deerfieldtriarc.com. Information on our website is not and should not be considered part of this prospectus.

THE OFFERING

Common stock offered by us	24,320,715 shares
Common stock offered by selling stockholders	679,285 shares
Common stock to be outstanding after this offering	51,659,701 shares(1)(2)
Use of proceeds	We plan to use all of the net proceeds of this offering to repay outstanding indebtedness under repurchase agreements and to use the remaining portion (if any) for general corporate purposes, including additional asset purchases or financing and operating expenses and other expenses of the company.
New York Stock Exchange Symbol	Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “DFR.”
Ownership and transfer restrictions	In order to assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning more than 4.1% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, subject to important exceptions, including exceptions for Ross Financial Corporation and W.A. Dart Foundation. Following this offering, our board expects to decrease the ownership limit for Ross Financial Corporation to 16.8% and to increase the ownership limit for our other stockholders (including W.A. Dart Foundation) to 8.1%.
Risk factors	Investing in our common stock involves a high degree of risk.

(1)	Assumes the underwriters' option to purchase up to an additional 3,750,000 shares of our common stock solely to cover over-allotments, if any, is not exercised.
(2)	Includes 26,923,139 shares of our common stock issued in our December 2004 private offering and 403,847 restricted shares of our common stock granted to Deerfield Capital under our 2004 stock incentive plan in December 2004. Excludes 1,346,156 shares of common stock issuable upon exercise of options with an exercise price of $15.00 per share granted to Deerfield Capital under our 2004 stock incentive plan in December 2004. These shares and options will vest or become exercisable in three equal annual installments beginning on December 23, 2005, the first anniversary of the closing date of our December 2004 private offering, and Deerfield Capital has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it. Also includes an aggregate of 12,000 shares of restricted stock granted to our independent directors on May 24, 2005 under our stock incentive plan, which shares vested on the date of grant. Does not include 930,310 shares of our common stock available for future grant under our stock incentive plan.

Summary Consolidated Financial Information

      The following table presents summary historical consolidated financial information as of March 31, 2005 and for the three month period then ended and as of December 31, 2004 and for the period from December 23, 2004 (commencement) to December 31, 2004. The summary historical consolidated financial information as of December 31, 2004 and for the period from December 23, 2004 (commencement) through December 31, 2004 presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary historical consolidated financial information as of March 31, 2005 and for the three month period then ended have been derived from our unaudited condensed consolidated financial statements included elsewhere in the prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Three Months Ended March 31, 2005	Period from December 23, 2004 (commencement) to December 31, 2004
	(in thousands, except per share data)
Consolidated Income Statement Data:
Revenues:
Net interest income:
Interest income	$25,278	$189
Interest expense	16,382	49

Net interest income	8,896	140

Expenses:
Management fee expense to related party(1)	2,626	255
Professional services	27	61
Insurance expense	164	16
Other general and administrative expenses	61	99

Total expenses	2,878	431

Other gain (loss):
Valuation adjustment on bank loans	(291)	—
Gain on sale of bank loans	158	—
Net change in unrealized appreciation/depreciation on undesignated derivatives	85	—
Net change in unrealized appreciation/depreciation on trading securities	(73)	—

Net gain (loss) on investments	(121)	—

Net income (loss)	$5,897	$(291)

Net income (loss) per share—basic	$0.22	$(0.01)
Net income (loss) per share—diluted	$0.22	$(0.01)
Weighted-average number of shares outstanding—basic	26,923,139	26,923,139
Weighted-average number of shares outstanding—diluted	26,959,651	26,923,139

	As of March 31, 2005	As of December 31, 2004
	(in thousands)	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$3,253,687	$814,980
Debt—Repurchase agreements	$2,685,575	$317,810
Debt—Warehouse participation liability	$174,210	—
Stockholders' equity	$359,493	$378,012

(1)	Includes $953 and $95, respectively, of stock based compensation.

RISK FACTORS

      An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common stock could decline significantly and you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history and limited experience as a REIT and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to stockholders.

      We were recently organized and have a limited operating history and limited experience operating as a REIT. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. Our ability to achieve attractive risk-adjusted returns is dependent on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we cannot assure you we will do either. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to stockholders.

We are dependent on Deerfield Capital and may not find a suitable replacement if Deerfield Capital terminates the management agreement.

      We have no employees. Our officers are employees of Deerfield Capital. We have no separate facilities and are completely reliant on Deerfield Capital, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that Deerfield Capital will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of Deerfield Capital's executive officers, whose continued service is not guaranteed. In addition, under our repurchase agreement with Credit Suisse First Boston LLC (with an aggregate amount of outstanding indebtedness of approximately $457.0 million as of March 31, 2005), it will be an event of default if Deerfield Capital ceases to be our manager. Such an event of default would cause a termination event, which would give Credit Suisse First Boston LLC the option to terminate all transactions existing with us and make any amount due by us to Credit Suisse First Boston LLC payable immediately. If Deerfield Capital terminates the management agreement, we may not be able to execute our business plan and may suffer losses, which could have a material adverse effect on our ability to make distributions to our stockholders.

Deerfield Capital has limited prior experience managing a REIT and we cannot assure you that Deerfield Capital's past experience will be sufficient to successfully manage our business as a REIT.

      The federal income tax laws impose numerous constraints on the operations of REITs. Deerfield Capital's limited experience in managing a portfolio of assets under these constraints may hinder its ability to achieve our investment objective. In addition, maintaining our REIT qualification limits the types of investments we are able to make. Our investors are not acquiring an interest in any of Deerfield Capital's other managed entities or Triarc or its subsidiaries through this offering. We can offer no assurance that Deerfield Capital will replicate its historical success or our management team's success in its previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by those funds or previous endeavors.

We are dependent upon Deerfield Capital's key personnel for our success.

      We depend on the diligence, skill and network of business contacts of the senior management of Deerfield Capital and, through Deerfield Capital, of Triarc. The senior management of Deerfield Capital evaluates, negotiates, structures, closes and monitors our investments. Our continued success will depend on the continued service of the senior management team of Deerfield Capital. The departure of any of the senior managers of Deerfield Capital, or of a significant number of the investment professionals or principals of Deerfield or Triarc, could have a material adverse effect on our performance. In addition, we can offer no assurance that Deerfield Capital will remain our investment manager or that we will continue to have access to Deerfield's or Triarc's principals and professionals or their information and deal flow.

Our base management fee is payable regardless of our performance.

      Deerfield Capital is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. Deerfield Capital's entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could hurt our ability to make distributions to our stockholders.

Our incentive fee may induce Deerfield Capital to make certain investments, including speculative investments.

      Deerfield Capital's entitlement to an incentive fee may cause it to invest in high risk investments. In addition to its base management fee, Deerfield Capital is entitled to receive incentive compensation based in part upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead Deerfield Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

Deerfield Capital manages our portfolio pursuant to very broad investment guidelines and our board does not approve each investment decision made by Deerfield Capital, which may result in our making riskier investments.

      Deerfield Capital is authorized to follow very broad investment guidelines. While our directors periodically review our investment guidelines and our investment portfolio, they do not review all of our proposed investments. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by Deerfield Capital. Furthermore, Deerfield Capital may use complex strategies, and transactions entered into by Deerfield Capital may be difficult or impossible to unwind by the time they are reviewed by the directors. Deerfield Capital has great latitude within the broad investment guidelines in determining the types of investments it makes for us. Poor investment decisions could have a material adverse effect on our ability to make distributions to our stockholders.

We may change our investment strategy and asset allocation without stockholder consent, which may result in riskier investments.

      We have not adopted a policy as to the amounts to be invested in each of our intended investments, including securities rated below investment grade. We may change our investment strategy or asset allocation, including the percentage of assets that may be invested in each class, or in the case of securities, in a single issuer, at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our common stock and our ability to make distributions to you. Furthermore, a change in our asset allocation could result in our making investments in instrument categories different from those described in this prospectus.

There are conflicts of interest in our relationship with Deerfield Capital, which could result in decisions that are not in the best interests of our stockholders.

      We are entirely dependent upon Deerfield Capital for our day-to-day management and do not have any independent officers. Our chairman, chief executive officer, president, chief financial officer and general counsel also serve as employees, officers and/or directors of Deerfield Capital and/or Triarc. In addition, certain of our other directors and all of the members of our Investment Committee are directors and/or officers of Deerfield, Deerfield Capital and/or Triarc. As a result, our management agreement with Deerfield Capital was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

      Termination of the management agreement with Deerfield Capital without cause is difficult and costly. The management agreement provides that it may only be terminated without cause following the initial term expiring on December 31, 2007, annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon (a) unsatisfactory performance by Deerfield Capital that is materially detrimental to us or (b) a determination that the management fee payable to Deerfield Capital is not fair, subject to Deerfield Capital's right to prevent such a termination by accepting a mutually acceptable reduction of management fees that at least two-thirds of our independent directors determine to be fair. Deerfield Capital will be provided 180 days' prior notice of any such termination and will be paid a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by Deerfield Capital during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate Deerfield Capital without cause.

      The ability of Deerfield Capital and its officers and employees to engage in other business activities may reduce the time Deerfield Capital spends managing us.

      The management compensation structure that we have agreed to with Deerfield Capital may cause Deerfield Capital to invest in potentially higher yielding investments. Investments with higher yield potential are generally riskier or more speculative. The compensation we pay Deerfield Capital consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not sufficiently incentivize Deerfield Capital to generate attractive risk-adjusted returns for us. The risk of the incentive fee component is that it may cause Deerfield Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. This could result in increased risk to the value of our invested portfolio. Subject to certain limitations, Deerfield Capital will receive at least 15% of its incentive fee in the form of shares of our common stock, and, at Deerfield Capital's option, may receive up to 100% of its incentive fee in the form of shares of our common stock. Deerfield Capital has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it. Any such shares received would have the benefit of registration rights.

We may compete with future investment vehicles for access to Deerfield Capital.

      There can be no assurance that Deerfield Capital will not sponsor or manage other investment vehicles in the future. If any such investment vehicles have an investment focus similar to our focus, we may be competing for access to the benefits that we expect our relationship with Deerfield to provide to us.

Our investment portfolio is heavily concentrated in adjustable-rate MBS and we cannot assure you that we will be successful in achieving a more diversified portfolio.

      As of March 31, 2005, more than 90% of our investment portfolio consisted of adjustable-rate RMBS. One of our key strategic objectives is to achieve a more diversified portfolio of investments that delivers attractive risk-adjusted returns. We cannot assure you that we will be successful in diversifying our investment portfolio and even if we are successful in diversifying our investment portfolio it is likely that approximately 80% of our fully leveraged assets will be MBS. If we are unable to achieve a more diversified portfolio, we will be particularly exposed to the investment risks that relate to investments in adjustable-rate MBS and we may suffer losses if investments in adjustable-rate MBS decline in value.

We leverage our investments, which may adversely affect our return on our investments and may reduce cash available for distribution.

      We leverage our investments through borrowings, generally through the use of warehouse facilities, bank credit facilities, repurchase agreements, secured loans, securitizations, including the issuance of CDOs, loans to entities in which we hold, directly or indirectly, interests in pools of assets, and other borrowings. We are not limited in the amount of leverage we may use. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's and rating agencies' estimate of the stability of the investments' cash flow. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. We leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls and may have to sell assets at a time when we might not otherwise choose to do so.

      Further, credit facility providers may require us to maintain a certain amount of uninvested cash or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Our failure to manage future growth effectively may have a material adverse effect on our financial condition and results of operations.

      Our ability to achieve our investment objective depends on our ability to grow, which depends, in turn, on the senior management team of Deerfield Capital and its ability to identify and invest in securities that meet our investment criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon Deerfield Capital's ability to successfully hire, train, supervise and manage new employees. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

      When we obtain financing, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute will contain negative covenants that may limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts.

We operate in a highly competitive market for investment opportunities.

      A number of entities compete with us to make the types of investments that we plan to make. We compete with other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of shares of our common stock and our ability to distribute dividends.

      We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and are therefore not able to retain significant amounts of our earnings for new investments. However, Deerfield Triarc TRS Holdings, Inc., one of our TRSs, is able to retain earnings for investment in new capital, subject to the REIT requirements which place a limitation on the relative value of TRS stock and securities owned by a REIT. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. A reduction in our net income would have an adverse effect on our liquidity and our ability to make distributions to our stockholders. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, in the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions.

If we issue senior securities we will be subject to additional restrictive covenants and limitations on our operating flexibility, which could adversely affect our ability to make distributions.

      If we decide to issue senior securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior securities may be granted specific rights, including but not limited to: the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities.

We may not be able to successfully complete securitization transactions.

      In addition to issuing senior securities to raise capital as described above, we may, to the extent consistent with the REIT requirements, seek to securitize certain of our portfolio investments to generate cash for funding new investments. This would involve creating a special-purpose vehicle, contributing a pool of our assets to the entity, and selling interests in the entity on a non-recourse basis to purchasers (who we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools). We would retain a portion of the equity in the securitized pool of portfolio investments. We will initially finance our investments with relatively short-term credit facilities. We will use these short-term facilities to finance the acquisition of securities until a sufficient quantity of securities is accumulated, at which time we intend to refinance these facilities through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we may not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance. We also bear the risk that we may not be able to obtain short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to extend our short-term credit facilities to allow more time to seek and acquire the necessary eligible securities for a long-term financing. The inability to renew our short-term credit facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO impractical when we do have a sufficient pool of collateral. The inability to securitize our portfolio could hurt our performance and ability to grow our business. At the same time, the securitization of our portfolio investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

      We expect that the terms of CDOs we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed specified levels, which we will establish based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

An increase in our borrowing costs relative to the interest we receive on our assets may adversely affect our profitability, and thus our cash available for distribution to our stockholders.

      As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our investments at times when we might otherwise not choose to do so. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would adversely affect our returns on our assets that are subject to prepayment risk, including our MBS, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

We may not be able to renew the total return swaps that we enter into, which could adversely impact our leveraging strategy.

      We may leverage certain of our investments through the use of total return swaps. We may wish to renew many of the swaps, which are for specified terms, as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and - if they do not renew - that we would be able to obtain suitable replacement providers. Providers may choose not to renew our total return swaps for a number of reasons, including:

•	increases in the provider's cost of funding;

•	insufficient volume of business with a particular provider;

•	a desire by our company to invest in a type of swap that the provider does not view as economically attractive due to changes in interest rates or other market factors; or

•	the inability of our company and a provider to agree on terms.

Furthermore, our ability to invest in total return swaps, other than through a TRS, may be severely limited by the REIT qualification requirements because total return swaps are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.

Hedging against interest rate exposure may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

      We may pursue various hedging strategies to seek to reduce our exposure to losses from adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions (other than through TRSs) to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the party owing money in the hedging transaction may default on its obligation to pay.

      Our hedging activity may adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

      A substantial portion of our assets are classified for accounting purposes as “available-for-sale.” Changes in the market values of those assets are directly charged or credited to stockholders' equity. As a result, a decline in values may reduce the book value of our assets. Moreover, if the decline in value of an available-for-sale security is other than temporary, such decline will reduce earnings.

      A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

If we fail to achieve adequate operating cash flow, our ability to make distributions will be adversely affected.

      As a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders, determined without regard to the deduction for dividends paid and excluding net capital gain. Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends, which may also have a negative impact on our stock price. No assurance can be given as to our ability to pay distributions.

Loss of 1940 Act exclusion would adversely affect us and negatively affect the market price of shares of our common stock and the ability to distribute dividends.

      In order to be excluded from regulation under the 1940 Act, we must comply with the requirements of certain exclusions from the definition of investment company. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the 1940 Act, but also that each of our subsidiaries so qualifies.

      To ensure that our subsidiary, Deerfield Triarc Capital LLC, is not required to be regulated under the 1940 Act, we monitor its assets to ensure that at least 55% of its assets consist of qualifying real estate assets, and that at least 80% of its assets consist of real estate-related assets (including qualifying real estate assets). With respect to our other direct and indirect subsidiaries, we are careful that they do not make or propose to make a public offering of their securities, and we require that each owner of securities issued by those entities is a “qualified purchaser.” Finally, to ensure that Deerfield Triarc Capital Corp. itself qualifies for an exclusion from regulation under the 1940 Act, we make certain that no more than 40% of its assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the 1940 Act.

      If we fail to satisfy the requirements provided in the 1940 Act to preserve our exemptions from regulation under the 1940 Act, we could be required to materially restructure our activities and to register as an investment company under the 1940 Act, which could have a material adverse effect on our operating results.

Rapid changes in the values of our MBS and other real estate related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

      If the market value or income potential of our MBS and other real estate related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

      Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including MBS trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends.

Terrorist attacks and other acts of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

      Terrorist attacks may harm our results of operations and your investment. We cannot assure you that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our ABS securities or the securities markets in general. Losses resulting from these types of events are uninsurable.

      More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions could harm the value of the property underlying our ABS or the securities markets in general which could harm our operating results and revenues and may result in the volatility of the value of our securities.

Risks Related to Our Investments

We may not realize gains or income from our investments.

      We seek to generate both current income and capital appreciation. However, the securities we invest in may not appreciate in value and, in fact, may decline in value, and the debt securities we invest in may default on interest and/or principal payments. Accordingly, we may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset any other losses we experience. Any income that we realize may not be sufficient to offset our expenses.

Our real estate investments are subject to risks particular to real property.

      We own assets secured by real estate and may own real estate directly. Real estate investments will be subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

      If any of these or similar events occurs, it may reduce our return from an affected property or investment and reduce or eliminate our ability to make distributions to stockholders.

The mortgage loans we invest in and the mortgage loans underlying the MBS and ABS we invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.

      Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

      Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans. ABS are bonds or notes backed by loans and/or other financial assets. The ability of a borrower to repay these loans or other financial assets is dependant upon the income or assets of these borrowers.

      In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.

      Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. RMBS evidence interests in or are secured by pools of residential mortgage loans and CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the MBS we invest in are subject to all of the risks of the underlying mortgage loans.

We may not be able to identify satisfactory alternative investments to successfully balance the interest rate or mark-to-market risk inherent in our RMBS investments.

      If we are not able to identify and acquire satisfactory alternative investments, our portfolio will be concentrated in a less diversified portfolio of RMBS investments, increasing our dependence on these investments.

Our investments in subordinated MBS could subject us to increased risk of losses.

      In general, losses on an asset securing a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we may not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related MBS, the securities in which we invest may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

      The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments or to refinance may be impaired. In this case, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

Our assets may include high yield and subordinated corporate securities that have greater risks of loss than secured senior loans and if those losses are realized, it could adversely affect our earnings, which could adversely affect our cash available for distribution to our stockholders.

      Our assets include high yield and subordinated securities that involve a higher degree of risk than long-term senior secured loans. First, the high yield securities may not be secured by mortgages or liens on assets. Even if secured, these high yield securities may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

      Certain of these high yield and subordinated securities may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the obligation. In this case, a borrower's ability to repay its obligation may be dependent upon a liquidity event that will enable the repayment of the obligation.

      In addition to the above, numerous other factors may affect a company's ability to repay its obligation, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company's financial condition and prospects may be accompanied by deterioration in the collateral for the obligation. Losses in our high yield and subordinated securities could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

      High yield and subordinated securities from highly leveraged companies may have a greater risk of loss which, in turn, could adversely affect cash available for distribution to our stockholders.

      Leverage may have material adverse consequences to the companies in which we will hold investments. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies' ability to finance their future operations and capital needs. As a result, these companies' flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company's income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on our investments could adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

We may invest in the equity securities of CDOs, such as the Market Square CDO and the Pinetree CDO, and such investments involve various significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

      Our assets currently include the equity securities of a CDO (Market Square CLO Ltd.) and we may invest in the equity securities of other CDOs, including Pinetree CDO, Ltd. A CDO is a special purpose vehicle that purchases collateral (such as bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the issuers of the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in the CDOs equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO's assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

We may enter into warehouse agreements in connection with our planned investment in the equity securities of CDOs and if the investment in the CDO is not consummated, the warehoused collateral will be sold and we must bear any loss resulting from the purchase price of the collateral exceeding the sale price.

      In connection with our investment in CDOs that Deerfield Capital structures for us, we expect to enter into warehouse agreements with investment banks or other financial institutions, pursuant to which the institution will initially finance the purchase of the collateral that will be transferred to the CDO. Deerfield Capital will select the collateral. If the CDO transaction is not consummated, the institution would liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the consummation, we will have to bear any resulting loss on the sale. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs, generally is the amount that we have agreed to invest in the equity securities of the CDO. In the case of the Pinetree CDO, we expect the amount at risk to be $12 million. Although we would expect to complete the CDO transaction within about three to nine months after the warehouse agreement is signed, we cannot assure you that we would in fact be able to complete any such transaction, or complete it within the expected time period.

      We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement.

      When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30-90 days. Because the cash we receive from the counterparty when we initially sell the securities to the counterparty is less than the value of those securities (typically about 97% of that value), if the counterparty defaulted on its obligation to resell the securities back to us we would incur a loss on the transaction equal to about 3% of the value of the securities (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to our stockholders.

      If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another repurchase dealer in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility.

Investments in mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

      Investments in mezzanine loans take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property. These types of investments involve a higher degree of risk than a senior mortgage loan because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of the property owning entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is paid in full. As a result, we may not recover some or all of our investment, which could result in losses.

In addition, mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal.

Increases in interest rates could negatively affect the value of our investments, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

      We invest indirectly in mortgage loans by purchasing MBS. Under a normal yield curve, an investment in MBS will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of certain of the MBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

      A significant risk associated with our investment in MBS is that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these MBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into in order to finance the purchase of MBS.

      Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that are subject to prepayment risk, and widening of credit spreads.

We remain subject to losses on our mortgage portfolio despite our strategy of investing in highly-rated MBS.

      A significant portion of our assets are invested in MBS that are either agency-backed or are rated investment grade by at least one rating agency. While highly-rated MBS are generally subject to a lower risk of default than lower credit quality MBS and may benefit from third-party credit enhancements such as insurance or corporate guarantees, there is no assurance that such MBS will not be subject to credit losses. Furthermore, ratings are subject to change over time as a result of a number of factors, including greater than expected delinquencies, defaults or credit losses, or a deterioration in the financial strength of corporate guarantors, any of which may reduce the market value of such securities. Furthermore, ratings do not take into account the reasonableness of the issue price, interest rate risk, prepayment risk, extension risk or other risks associated with such MBS. As a result, while we attempt to mitigate our exposure to credit risk in our mortgage portfolio on a relative basis by focusing on highly-rated MBS, we cannot completely eliminate credit risk and remain subject to other risks to our investment portfolio that could cause us to suffer losses, which may harm the market price of our common stock.

Some of our portfolio investments are recorded at fair value as estimated by management and reviewed by our board of directors and, as a result, there is uncertainty as to the value of these investments.

      Some of our portfolio investments are in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded is not readily determinable. We value these investments quarterly at fair value as determined under policies approved by our board of directors. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments is materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may adversely affect our business.

      We have made investments, and expect to make additional investments, in securities that are not publicly traded. A portion of these securities may be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. In addition, we may face other restrictions on our ability to liquidate an investment in a business entity to the extent that we, Deerfield Capital or Triarc has or could be attributed with material non-public information regarding such business entity.

Negative covenants contained in our repurchase agreements increase the possibility that we will be unable to maintain adequate capital and funding and may reduce cash available for distribution.

      We obtain a significant portion of our funding through the use of repurchase facilities. Certain of our repurchase agreements include negative covenants, that if breached, may cause transactions to be terminated early. Except as noted below, the repurchase agreements for our repurchase facilities do not include substantive provisions other than those contained in the standard master repurchase agreement as published by the Bond Market Association. The repurchase agreement for one repurchase facility includes provisions that (a) limit our ability to resell or transfer bearer debt securities issued by a non-US entity and securities that have not been registered under the Securities Act and (b) establish an event of default upon our insolvency or our default under any other agreement with the counterparty. Another repurchase facility includes provisions that establish termination events if (a) we incur a net asset value decline of 15% on a monthly basis, 25% on a quarterly basis and 35% on an annual basis, except that net asset value reductions resulting from distributions are excluded in measuring such declines, (b) we fail to maintain a minimum net asset value of $188 million, (c) Deerfield Capital ceases to be our manager, (d) we fail to quality as a REIT and (e) we fail to deliver certain documents, including monthly net asset value, prospectus, performance or other reports delivered to our stockholders and an annual representation of our president or chief financial officer. An event of default or termination event under the standard master repurchase agreement or the additional provisions explained above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty payable immediately. If we are required to terminate outstanding repurchase transactions and are unable to negotiate more favorable funding terms, cash will be negatively impacted. This may reduce the amount of capital available for investing and/or may negatively impact our ability to distribute dividends. In addition, we may have to sell assets at a time when we might not otherwise choose to do so.

We may not be able to acquire eligible securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our investments or to liquidate assets.

      We intend to acquire debt instruments and finance them on a non-recourse long-term basis, such as through the issuance of CDOs. During the period that we are acquiring these assets, we intend to finance our purchases through relatively short-term credit facilities. We use short-term warehouse lines of credit to finance the acquisition of instruments until a sufficient quantity is accumulated, at which time we may refinance these lines through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible assets to maximize the efficiency of a CDO issuance. In addition, conditions in the capital markets may make the issuance of CDOs less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek other forms of potentially less attractive financing or otherwise to liquidate the assets.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

      Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to financial losses in our investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and have an adverse effect on our operating results.

We may be exposed to environmental liabilities with respect to properties to which we take title.

      In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Our hedging transactions may not completely insulate us from interest rate risk.

      Subject to maintaining our qualification as a REIT, we typically engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

      The success of our hedging transactions will depend on Deerfield Capital's ability to correctly predict movements of interest rates. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

      The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

      In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Prepayment rates could negatively affect the value of our MBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

      In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

      Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to certain of the MBS we own, those guarantees do not protect investors against prepayment risks.

We may enter into derivative contracts that could expose us to unexpected economic losses in the future.

      Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Our due diligence may not reveal all of an entity's liabilities and may not reveal other weaknesses in its business.

      Before investing in a company, we assess the strength and skills of its management and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that any investment will be successful.

Risks Related to This Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

      Prior to the this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

      Our common stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol “DFR.” Listing on the New York Stock Exchange would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

      Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

      The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

      In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock, if any, and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Your interest in us may be diluted if we issue additional shares.

      Existing stockholders and potential investors in this offering do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we sell additional common stock in the future, sell securities that are convertible into common stock or issue shares of common stock, including shares issued as incentive compensation under our management agreement, or options exercisable for shares of common stock.

Future sales of shares of our common stock may depress the price of our shares.

      We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales on the market price of our common stock. We have agreed to file a shelf registration statement for the benefit of the holders of 26,243,854 shares of our common stock issued in the December 2004 private offering and not being sold in this offering (including 1,000,000 shares of our common stock that Triarc purchased in that offering and 122,080 additional shares of our common stock that our executive officers, directors and other parties related to Deerfield Capital and Triarc purchased collectively in that offering and 1,333,333 shares owned by Credit Suisse First Boston LLC, 1,666,666 shares owned by Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., 666,666 shares owned by Bear, Stearns & Co. Inc. and 10,000 shares owned by Stifel, Nicolaus & Company, Incorporated, four of our underwriters in this offering) within 90 days after the completion of this offering. We have also agreed to register 403,847 shares of restricted stock and 1,346,156 shares of common stock underlying options issued to Deerfield Capital upon completion of our December 2004 private offering and any shares of common stock issued to Deerfield Capital as incentive compensation under our management agreement. Our management agreement provides that 15% of Deerfield Capital's incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, Deerfield Capital may not receive payment of its incentive fee in shares of our common stock if such payment would result in Deerfield Capital owning directly or indirectly through one or more subsidiaries more than 9.8% of our common stock) and the balance in cash. Deerfield Capital may, in its sole discretion, elect to receive a greater percentage or all of its incentive compensation in the form of our common stock. We also granted an aggregate of 12,000 shares of restricted stock to our independent directors on May 24, 2005 under our stock incentive plan and may also issue up to an additional 930,310 shares of common stock pursuant to our incentive plan. Any sales of a substantial number of our shares in the public market, or the perception that sales might occur, may cause the market price of our shares to decline.

You should not rely on lock-up agreements in connection with the private placement or this offering to limit the amount of common stock sold into the market.

      We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions. Our directors and officers, members of our Investment Committee, Deerfield Capital and Triarc will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, and the selling stockholders will agree, with limited exceptions, for a period of 60 days after the date of this prospectus, that they will not, without the prior written consent of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock other than the shares of common stock sold by the selling stockholders in this offering.

      In addition, holders of common stock issued in the private placement of 25,140,106 shares of common stock have agreed not to sell their shares for a period of 60 days following the effective date of the registration statement of which this prospectus forms a part.

      Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. may, at any time, release all or a portion of the securities subject to the foregoing lock-up provisions. There are no present agreements between the underwriters and us or any of our executive officers, directors or stockholders releasing them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. may waive these restrictions. If the restrictions under the lock-up agreements with members of our senior management, directors, members of our Investment Committee, Deerfield Capital, Triarc are waived or terminated, or upon expiration of a lock-up period, approximately 1,519,595 shares will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

We have not established a minimum distribution payment level and we cannot assure you of our ability to make distributions in the future.

      We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder's basis in its investment.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

      One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

Investors in this offering will suffer immediate and substantial dilution.

      The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $3.12 in net tangible book value per share of our common stock, based on the mid-point of the price range for the shares to be sold in this offering.

We have relationships with certain of our underwriters, or their respective affiliates, and those underwriters or their affiliates may receive benefits in connection with this offering.

      Credit Suisse First Boston LLC, Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Stifel, Nicolaus & Company, Incorporated, four of our underwriters, are stockholders in our company and own 1,333,333 shares, 1,666,666 shares, 666,666 shares and 10,000 shares, respectively. They will not be selling stockholders in this offering, but may sell their shares in a future offering of our common stock. In addition, we have purchased and will likely purchase in the future non-agency securities issued by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering. As of March 31, 2005, an aggregate of approximately $993.3 million in carrying value, or 31.6% of our portfolio, had been issued by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering, including Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Deutsche Bank Securities Inc., Wachovia Captial Markets, LLC, Bear, Stearns & Co. Inc. and Jefferies & Company, Inc. Credit Suisse First Boston LLC, one of our underwriters, has entered into repurchase agreements with us with total capacity of $800.0 million. At May 5, 2005, $599.3 million was outstanding under these agreements. These repurchase agreements mature at various dates between May 23, 2005 and July 29, 2005. In addition, Credit Suisse First Boston International, an affiliate of Credit Suisse First Boston LLC, entered into 34 interest rate swaps with us between December 29, 2004 to March 9, 2005 in an aggregate amount of $557.9 million. These swaps mature between July 31, 2006 and April 25, 2008. Credit Suisse First Boston International, an affiliate of Credit Suisse First Boston LLC also entered into one credit default swap with us on March 7, 2005 with a notional amount of $3.0 million and maturing on April 30, 2010. UBS Securities LLC, one of our underwriters, acted as exclusive structurer and placement agent for us in connection with our Market Square CDO transaction and received a customary fee of approximately $3.4 million and reimbursement of approximately $75,000 of expenses in connection therewith. This transaction closed on May 10, 2005. UBS Securities LLC is also acting as the exclusive structurer and placement agent for us in connection with our Pinetree CDO transaction and we expect that it will receive a customary fee of approximately $3.4 million and reimbursement of approximately $75,000 of expenses in connection therewith, assuming the CDO issues $300 million of securities. This transaction is scheduled to close during the third quarter of 2005. In addition, UBS Securities LLC has entered into repurchase agreements with us. At May 5, 2005, $1.3 billion was outstanding under these arrangements. These repurchase agreements mature at various dates through July 29, 2005. Further, UBS AG, an affiliate of UBS Securities LLC entered into three interest rate swaps with us between March 18, 2005 and April 29, 2005 in an aggregate notional amount of $307.0 million. These swaps mature between April 25, 2005 and May 23, 2008. Deutsche Bank AG, an affiliate of one of our underwriters, entered into a master swap agreement with us in February 2005. As of May 5, 2005, there were no outstanding swap transactions pursuant to this agreement. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of our underwriters, entered into a master repurchase agreement with us in April 2005. As of May 5, 2005, there are no outstanding repurchase transactions pursuant to this agreement. Bear, Stearns & Co. Inc., one of our underwriters, entered into repurchase agreements with us. At March 31, 2005, $192.8 million was outstanding under these agreements. These repurchase agreements mature within the next three months. In addition, Bear, Stearns & Co. Inc. entered into interest rate swaps with us in an aggregate notional amount of $276.8 million as of March 31, 2005. These swaps mature within the next 59 months. Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., and Bear, Stearns & Co. Inc. served as representatives on behalf of themselves and the initial purchasers, which included Flagstone Securities LLC, JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated in connection with our December 2004 private offering for which Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Stifel, Nicolaus & Company, Incorporated received customary fees of approximately $23 million. These circumstances create a potential conflict of interest because these underwriters have interests in the successful completion of this offering beyond the underwriting discounts and commissions they will receive. In light of these circumstances, although not required under the Conduct Rules of the National Association of Securities Dealers, Inc., or the NASD, this offering is being made using a “qualified independent underwriter,” as defined by the NASD. RBC Capital Markets Corporation has assumed the responsibilities of acting as a qualified independent underwriter. In such role, RBC Capital Markets Corporation has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of our common stock will be no higher than the price recommended by RBC Capital Markets Corporation.

Risks Related to Our Organization and Structure

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

      Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

•	There are ownership limits and restrictions on transferability and ownership in our charter. In order to qualify as a REIT for each taxable year after 2004, not more than 50% of the value of our outstanding stock may be owned, directly or constructively, by five or fewer individuals during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, our charter generally prohibits any person from beneficially or constructively owning more than 4.1% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock, subject to important exceptions, including exceptions for Ross Financial Corporation and W.A. Dart Foundation. Upon completion of this offering, our board expects to decrease the ownership limit for Ross Financial Corporation to 16.8% and to increase the ownership limit for our other stockholders (including W.A. Dart Foundation) from 4.1% to 8.1%. This restriction may:

•	discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in shares issued or transferred in violation of such restrictions being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of ownership of the additional shares.

•	Our charter permits our board of directors to issue stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of any class or series and to issue common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” will have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Our bylaws contain a provision exempting acquisitions of our shares from the Maryland Control Share Acquisition Act. However, our board of directors may amend our bylaws in the future to repeal or modify this exemption, in which case any control shares of our company acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

•	Business Combinations. Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	eighty percent of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

•	Staggered board. Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2005, 2006 and 2007. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interests of our stockholders.

•	Our charter and bylaws contain other possible anti-takeover provisions. Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price.

Two of our stockholders who are affiliated with each other will have significant influence over us and their interests may conflict with your interests as an investor.

      Two of our stockholders, Ross Financial Corporation and W.A. Dart Foundation, which is under common control with Ross Financial Corporation, collectively own approximately 34.9% of our outstanding shares of common stock and will own approximately 18.9% of our outstanding shares of common stock upon completion of this offering, in each case, assuming all outstanding options are exercised. See “Principal Stockholders.” As a result of their combined voting power, these stockholders exert significant influence over matters submitted to a vote of stockholders, including the election of directors and approval of a change in control or business combination of our company. This concentration of ownership may result in decisions affecting us that are not in the best interests of all stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

      Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

      In addition, our charter authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect the potential return to stockholders.

      We, directly or through Deerfield Capital or Triarc may obtain confidential information about the companies in which we have invested or may invest. If we do possess confidential information about such companies, there may be restrictions on our ability to dispose of, increase the amount of, or otherwise take action with respect to an investment in those companies. Our management of investment funds could create a conflict of interest to the extent Deerfield Capital is aware of inside information concerning potential investment targets. We have implemented compliance procedures and practices designed to ensure that inside information is not used for making investment decisions on behalf of the funds and to monitor funds invested. We cannot assure you, however, that these procedures and practices will be effective. In addition, this conflict and these procedures and practices may limit the freedom of Deerfield Capital to make potentially profitable investments, which could have an adverse effect on our operations. These limitations imposed by access to confidential information could therefore negatively affect the potential market price of our common stock and the ability to distribute dividends.

Tax Risks

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

      To qualify as a REIT for federal income tax purposes, we must continually satisfy various tests regarding the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forgo investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our investment performance.

Certain financing activities may subject us to U.S. federal income tax.

      We have not and currently do not intend to enter into any transactions that could result in us or a portion of our assets being treated as a “taxable mortgage pool” for federal income tax purposes. However, it is possible that in the future we may enter into transactions that will have that effect. If we enter into such a transaction at the REIT level, although the law on the matter is unclear, we might be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool that is allocable to the percentage of our stock held by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income. Disqualified organizations are permitted to own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool.

      In addition, if we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

      We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. While we operate in such a way so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

      If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year following the year in which we failed to qualify.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

      In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

      We intend to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that domestic TRSs distribute their after-tax net income to their parent REIT or their stockholders and Triarc Deerfield TRS Holdings, Inc., one of our TRSs, may determine not to make any distributions to us.

      Our taxable income may substantially exceed our net income as determined based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

      Legislation enacted in 2003 generally reduces the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates from 38.6% to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Ownership limitation may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

      In order for us to qualify as a REIT for each taxable year after our 2004 taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT qualification, our charter generally prohibits any person from directly or indirectly owning more than 4.1% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, other than Ross Financial Corporation, which is not permitted to own more than 32.46% in value or in number of shares, whichever is more restrictive, of our common stock, and W.A. Dart Foundation, which is not permitted to own more than 5.05% in value or in number of shares, whichever is more restrictive, of our common stock. Following this offering, our board expects to decrease the ownership limit for Ross Financial Corporation to 16.8% and to increase the ownership limit for our other stockholders (including W.A. Dart Foundation) to 8.1%.

      This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

Our ownership of and relationship with our TRS is limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

      A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis.

      Triarc Deerfield TRS Holdings, Inc., as a domestic TRS, will pay federal, state and local income tax on its taxable income, and its after-tax net income is available for distribution to us but is not required to be distributed to us. The aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm's-length terms in order to avoid incurring the 100% excise tax described above. There can be no complete assurance, however, that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.

Complying with REIT requirements may limit our ability to hedge effectively.

      The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge MBS and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through Triarc Deerfield TRS Holdings, Inc. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

      A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.

      It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations as described below. To the extent that we engage in such activities through TRSs, the income associated with such activities may be subject to full corporate income tax.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

      At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

      Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under “Summary,” “Risk Factors,” “Distribution Policy,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you invest in our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management's Discussion and Analysis of Financial Conditions and Results of Operations” and “Business;”

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates, the debt securities markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	increased prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	changes in governmental regulations, tax rates and similar matters;

•	our expected financings and investments;

•	the adequacy of our cash resources and working capital;

•	availability of investment opportunities in real estate-related and other securities; and

•	the degree and nature of our competition.

USE OF PROCEEDS

      We estimate that the net proceeds we will receive from the sale of 24,320,715 shares of our common stock in this offering will be approximately $409.4 million (or approximately $472.9 million if the underwriters fully exercise their over-allotment option), in each case assuming an initial public offering price of $18.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions of approximately $26.3 million (or approximately $30.3 million if the underwriters fully exercise their over-allotment option) and estimated offering expenses of approximately $2.1 million payable by us.

      We intend to use all of the net proceeds of this offering to repay a portion of the outstanding indebtedness under the following repurchase agreements:

Repurchase Agreement Counterparties	Amount Outstanding	Borrowing Rate	Maturity
Morgan Stanley & Co. Incorporated	$94,480,609	3.03%	7/7/2005
UBS Securities LLC	78,042,936	3.07%	7/11/2005
Countrywide Securities Corporation	95,000,000	3.16%	7/22/2005
UBS Securities LLC	75,049,056	3.12%	7/25/2005
Morgan Stanley & Co. Incorporated	74,770,505	3.10%	7/25/2005

	$417,343,106

      Amounts repaid may be reborrowed from time to time, subject to compliance with borrowing conditions. Certain of the counterparties set forth above are underwriters in this offering or affiliates of underwriters in this offering and will therefore receive a portion of the net proceeds received by us from this offering through the repayment of indebtedness under these repurchase agreements. The proceeds of the repurchase agreements set forth above were used to finance the acquisition of our RMBS portfolio. We will use the remaining portion (if any) of the net proceeds for general corporate purposes, including additional asset purchases or financing and operating expenses and other expenses of our company.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

      There is no public trading market for our common stock. Shares of our common stock issued to qualified institutional buyers in connection with our December 2004 private offering are eligible for trading in the PORTAL (SM) Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common stock for each quarterly period since our common stock became eligible for trading on PORTAL:

	High Sales Price	Low Sales Price
December 23, 2004 to December 31, 2004	*	*
January 1, 2005 to March 31, 2005	*	*
April 1, 2005 to June 10, 2005	*	*

* To our knowledge, no trades of our common stock occurred on PORTAL during this period.

      The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.

      As of March 31, 2005, we had 27,326,986 shares of our common stock issued and outstanding which were held by one holder of record. The one holder of record is Cede & Co., which holds shares as nominee for The Depository Trust Company, which itself holds shares on behalf of approximately 240 beneficial owners of our common stock.

DISTRIBUTION POLICY

      We will elect and intend to qualify to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended on December 31, 2004. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. Up to 20% of the value of a REIT's assets may consist of investments in the securities of one or more TRSs. A domestic TRS, such as Deerfield Triarc TRS Holdings, Inc., may retain its net income, and its earnings are subject to the 90% distribution requirement only to the extent the TRS actually distributes its earnings to the REIT. However, a foreign TRS, such as Market Square CLO Ltd., generally is deemed to distribute its earnings to the REIT on an annual basis for federal income tax purposes, regardless of whether it actually distributes its earnings. For more information, please see “Federal Income Tax Consequences of Our Qualification as a REIT—Taxation of Our Company.”

      To satisfy the requirements to qualify as a REIT and generally not be subject to federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law, or MGCL, and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors” beginning on page 21.

      We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

      On March 31, 2005, we declared a quarterly distribution of $0.225 per share of our common stock, payable on April 29, 2005 to stockholders of record as of March 24, 2005. We distributed dividends of $6.1 million from uninvested cash; this represented an excess of $543,000 over our net income as determined in accordance with generally accepted accounting principles. In addition, on June 14, 2005, we declared a quarterly distribution of $0.35 per share of our common stock, payable on July 15, 2005, to stockholders of record as of June 22, 2005. We cannot assure you that we will have sufficient cash available for future quarterly distributions at this level, or at all. See “Risk Factors.”

CAPITALIZATION

      The following table sets forth (1) our actual capitalization at March 31, 2005 and (2) our capitalization as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed initial public offering price of $18.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds” and the grant of an aggregate of 12,000 shares of restricted stock to our independent directors on May 24, 2005 under our stock incentive plan. You should read this table together with “Use of Proceeds,” “Management's Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	As of March 31, 2005
	Actual(1)	As Adjusted(2)
	(dollars in thousands)
Debt—Repurchase agreements	$2,685,575	$2,276,168
Debt—Warehouse participation liability	174,210	174,210

Total debt	$2,859,785	$2,450,378
Stockholders' equity:
Common stock, par value $0.001 per share; 500,000,000 shares authorized, 27,326,986 shares outstanding, actual and 500,000,000 shares authorized and 51,659,701 shares outstanding, as adjusted	$27	$52
Preferred stock, par value $0.001 per share; 100,000,000 shares authorized, no shares outstanding, actual and adjusted	—	—
Additional paid-in capital	385,205	794,587
Deferred equity compensation	(5,272)	(5,272)
Accumulated other comprehensive loss	(19,924)	(19,924)
Distributions in excess of earnings	(543)	(543)

Total stockholders' equity	$359,493	$768,900

Total capitalization	$3,219,278	$3,219,278

(1)	Includes 403,847 shares of restricted stock granted to Deerfield Capital upon completion of our December 2004 private offering. Does not include options to purchase 1,346,156 shares of our common stock that we granted to Deerfield Capital upon completion of our December 2004 private offering. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our December 2004 private offering, and Deerfield Capital has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it. Excludes an aggregate of 12,000 shares of restricted stock granted to our independent directors on May 24, 2005 under our stock incentive plan, which shares vested on the date of grant. Also does not include 930,310 shares of our common stock available for future grant under our stock incentive plan. See “Management—2004 Stock Incentive Plan.”

(2)	Assumes 24,320,715 shares will be sold in this offering at an initial public offering price of $18.00 per share, which is the mid-point of the range set forth on the cover of this prospectus, for net proceeds of approximately $409.4 million after deducting the estimated underwriting discounts and commissions of approximately $26.3 million and estimated offering expenses of approximately $2.1 million.

DILUTION

      Purchasers of our common stock offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. Our net tangible book value as of March 31, 2005 was approximately $359.5 million, or $13.15 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock that were outstanding on March 31, 2005. After giving effect to the sale of 24,320,715 shares of our common stock in this offering at an assumed initial public offering price of $18.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on March 31, 2005 would have been approximately $768.9 million, or $14.88 per share. This amount represents an immediate increase in net tangible book value of $1.73 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $3.12 per share to new investors who purchase our common stock in this offering at an assumed initial public offering price per share of $18.00. The following table shows this immediate per share dilution:

Assumed initial public offering price per share	$18.00
Net tangible book value per share on March 31, 2005, before giving effect to this offering	$13.15
Increase in net tangible book value per share attributable to this offering	$1.73
As adjusted net tangible book value per share on March 31, 2005, after giving effect to this offering	$14.88
Dilution in as adjusted net tangible book value per share to new investors	$3.12

      The discussion and table above include 403,847 shares of our common stock subject to restricted stock awards, which are not vested, and an aggregate of 12,000 shares of restricted stock granted to our independent directors on May 24, 2005, which shares vested on the date of grant.

      The following table summarizes, as of March 31, 2005, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $18.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders(2)	27,338,986	52.9%	$403,847,085	48.0%	$14.77
New investors in this offering	24,320,715	47.1%	$437,772,870	52.0%	$18.00

Total	51,659,701	100.0%	$841,619,955	100.0%	$16.29

(1)	Assumes no exercise of the underwriters' option to cover over-allotments and does not include 1,346,156 shares of our common stock issuable upon exercise of outstanding options.

(2)	Includes 403,847 shares of restricted stock granted to Deerfield Capital upon completion of our December 2004 private offering for which no consideration was paid. Includes an aggregate of 12,000 shares of restricted stock granted to our independent directors on May 24, 2005 under our stock incentive plan, which shares vested on the date of grant, for which no consideration was paid.

      If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to 49.3% of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to 28,070,715, or 50.7%, of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The following table presents selected historical consolidated financial information as of March 31, 2005 and for the three month period then ended and as of December 31, 2004 and for the period from December 23, 2004 (commencement) to December 31, 2004. The selected historical consolidated financial information as of December 31, 2004 and for the period from December 23, 2004 (commencement) through December 31, 2004 presented below under the captions “Consolidated Income Statement Data” and “Consolidated Balance Sheet Data” have been derived from our consolidated financial statements audited by Deloitte & Touche LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary historical consolidated financial information as of March 31, 2005 and for the three month period then ended have been derived from our unaudited condensed consolidated financial statements included elsewhere in the prospectus. Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	For the Three Months Ended March 31, 2005	Period from December 23, 2004 (commencement) to December 31, 2004
	(in thousands, except per share data)
Consolidated Income Statement Data:
Revenues:
Net interest income:
Interest income	$25,278	$189
Interest expense	16,382	49

Net interest income	8,896	140

Expenses:
Management fee expense to related party(1)	2,626	255
Professional services	27	61
Insurance expense	164	16
Other general and administrative expenses	61	99

Total expenses	2,878	431

Other gain (loss):
Valuation adjustment on bank loans	(291)	—
Gain on sale of bank loans	158	—
Net change in unrealized appreciation/depreciation on undesignated derivatives	85	—
Net change in unrealized appreciation/depreciation on trading securities	(73)	—

Net gain (loss) on investments	(121)	—

Net income (loss)	$5,897	$(291)

Net income (loss) per share—basic	$0.22	$(0.01)
Net income (loss) per share—diluted	$0.22	$(0.01)
Weighted-average number of shares outstanding—basic	26,923,139	26,923,139
Weighted-average number of shares outstanding—diluted	26,959,651	26,923,139

	As of March 31, 2005	As of December 31, 2004
	(in thousands)	(in thousands)
Consolidated Balance Sheet Data:
Total assets	$3,253,687	$814,980
Debt—Repurchase agreements	$2,685,575	$317,810
Debt—Warehouse participation liability	$174,210	—
Stockholders' equity	$359,493	$378,012

(1) Includes $953 and $95, respectively, of stock based compensation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.

Overview

      We are a specialty finance company formed in November 2004 to invest in real estate-related securities and various other asset classes. We commenced operations in December 2004. We will elect and intend to qualify to be taxed as a REIT for federal income tax purposes. We invest in financial assets and intend to construct an investment portfolio that is leveraged where appropriate to seek to achieve attractive risk-adjusted returns and that is structured to comply with the various federal income tax requirements for REIT status and to qualify for an exemption from the 1940 Act. We focus on the following asset classes:

•	Real estate-related securities, principally RMBS and CMBS;

•	Other ABS, including CDOs, and consumer ABS;

•	Bank loans, including senior secured and unsecured loans, and related derivatives, including credit default swaps on senior secured loans; and

•	Leveraged finance instruments, including corporate mezzanine loans, high yield corporate bonds, distressed and stressed debt securities and private equity investments.

      We completed a private offering of 26,923,139 shares of our common stock in December 2004 in which we raised net proceeds of approximately $378.9 million. We have fully invested the proceeds from the December 2004 private offering and, as of March 31, 2005, have a portfolio of RMBS and other alternative investments of $3.1 billion. We are externally managed by Deerfield Capital Management LLC, or Deerfield Capital, a fixed income asset manager and an SEC registered investment adviser. Deerfield Capital is a wholly-owned subsidiary of Deerfield & Company LLC, or Deerfield.

      We earn revenues and generate cash through our investments. We use a substantial amount of leverage to seek to enhance our returns. We finance each of our investments with different degrees of leverage. The cost of borrowings to finance our investments comprises a significant portion of our operating expenses. Our net income will depend on our ability to control this particular operating expense in relation to our revenues.

      A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	rates of prepayment on mortgages underlying our MBS,

•	competition, and

•	other market developments.

      In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	REIT requirements and the requirements to qualify for an exemption under the 1940 Act.

Our Business Model

      Our income is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. Our net interest income will vary based upon, among other things, the difference between the interest rates earned on our various interest-earning assets and the borrowing costs of the liabilities used to finance those investments.

      We leverage our investments to seek to enhance our potential returns. Leverage can enhance returns but also magnifies losses.

      We anticipate that, for any period during which our assets are not match-funded, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets, and could possibly result in operating losses for us or limit or eliminate our ability to make distributions to our stockholders.

      The yield on our assets may be affected by a difference between the actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount, a change in prepayment rates may impact our anticipated yield. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain assets.

      In periods of declining interest rates, prepayments on our investments, including our RMBS, will likely increase. If we are unable to reinvest the proceeds of such prepayments at comparable yields, our net interest income may suffer. In periods of rising interest rates, prepayment rates on our investments, including our RMBS, will likely slow, causing the expected lives of these investments to increase. This may cause our net interest income to decrease as our borrowing and hedging costs rise while our interest income on those assets remain constant.

      While we use hedging to mitigate some of our interest rate risk, we do not hedge all of our exposure to changes in interest rates and prepayment rates, as there are practical limitations to our ability to insulate the portfolio from all of the negative consequences associated with changes in short-term interest rates while still seeking to provide an attractive net spread on our portfolio.

      In addition, our returns will be affected by the credit performance of our non-agency investments. If credit losses on our investments or the loans underlying our investments increase, it may have an adverse affect on our performance.

      Deerfield Capital is entitled to receive a base management fee that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. Accordingly, the payment of our management fee is a fixed cost and will not decline in the event of a decline in our profitability and may lead us to incur losses.

Trends

      We believe the following trends may also affect our business:

      Rising interest rate environment—interest rates have recently increased and we believe that interest rates may continue to increase. With respect to our existing MBS portfolio, which is heavily concentrated in 3-1 and 5-1 hybrid adjustable rate RMBS, we believe that such interest rate increases should result in decreases in our net interest income, as there is a timing mismatch between the reset dates on our MBS portfolio and the financing of these investments. We currently have invested and intend to continue to invest in hybrid adjustable-rate RMBS which are based on mortgages with interest rate caps. The financing of these RMBS is short term in nature and does not include the benefit of an interest rate cap. This mismatch should result in a decrease in our net interest income if rates increase sharply after the initial fixed rate period and our interest cost increases more than the interest rate earned on our RMBS due to the cap. With respect to our existing and future floating rate investments such as bank loans, we believe such interest rate increases should result in increases in our net interest income because our floating rate assets are greater in amount than the related liabilities. Similarly, we believe such an increase in interest rates should generally result in an increase in our net interest income on future fixed rate investments made by us because our fixed rate assets would be greater in amount than our liabilities. However, we would expect that our fixed rate assets would decline in value in a rising interest rate environment and our net interest spreads on fixed rate assets could decline in a rising interest rate environment to the extent they are financed with floating rate debt. We have engaged in interest rate swaps to hedge a significant portion of the risk associated with increases in interest rates. However, because we do not hedge 100% of the amount of short-term financing outstanding, increases in interest rates should result in a decline in the value of our portfolio, net of hedges. Similarly, decreases in interest rates should result in an increase in the value of our portfolio.

      Flattening yield curve—short term interest rates have been increasing at a greater rate than longer term interest rates. For example, between December 31, 2004 and April 29, 2005, the yield on the three-month U.S. treasury bill increased by 68 basis points, while the yield on the three-year U.S. treasury note increased by only 49 basis points. With respect to our MBS portfolio, we believe that a continued flattening of the shape of the yield curve should result in decreases in our net interest income, as the financing of our MBS investments is usually shorter in term than the fixed rate period of our MBS portfolio, which is heavily weighted towards 3-1 and 5-1 hybrid adjustable rate RMBS. Similarly, we believe that a steepening of the shape of the yield curve should result in increases in our net interest income. A flattening of the shape of the yield curve results in a smaller gap between the rate we pay on the swaps and rate we receive. Furthermore, a continued flattening of the shape of the yield curve should result in a decrease in our hedging costs, since we pay a fixed rate and receive a floating rate under the terms of our swap agreements. Similarly, a steepening of the shape of the yield curve should result in an increase in our hedging costs.

      Prepayment rates—we believe that prepayment rates are likely to fall. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. Because we believe that interest rates are likely to continue to increase, we believe that MBS prepayment rates are likely to fall. If interest rates begin to fall, triggering an increase in prepayment rates, our current portfolio, which is heavily weighted towards hybrid adjustable-rate mortgages, would cause decreases in our net interest income relating to our MBS portfolio.

      Competition—we expect to face increased competition for our targeted investments. However, we expect that the size and growth of the market for these investments will continue to provide us with a variety of investment opportunities. In addition, we believe that bank lenders will continue their historical lending practices, requiring low loan-to-value ratios and high debt service coverages, which will provide opportunities to lenders like us to provide corporate mezzanine financing.

      Credit spreads—we believe that credit spreads could narrow. The credit markets have experienced tight credit spreads due to the robust demand for credit and continued economic recovery. With respect to our credit portfolio, which currently is comprised almost entirely of bank loans and related derivatives, and accounts for approximately seven percent of our total portfolio as of March 31, 2005, we believe that a narrowing of credit spreads could result in decreases in the net interest income on future credit investments.

      For a discussion of additional risks relating to our business see “Risk Factors” and “—Quantitative and Qualitative Disclosures About Risk.”

Critical Accounting Policies

      Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We rely on Deerfield Capital's experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. See Note 2 to the consolidated financial statements for a complete discussion of our significant accounting policies. Under different conditions, we could report materially different amounts arising under these critical accounting policies. We have identified our most critical accounting policies to be the following:

Classifications of Investment Securities

      Our investments in MBS are primarily classified as available-for-sale securities that are carried on the balance sheet at their fair value. This classification results in changes in fair value being recorded as balance sheet adjustments to accumulated other comprehensive income or loss, which is a component of stockholders' equity.

Valuations of MBS

      Our MBS have fair values as determined with reference to price estimates provided by independent pricing services and dealers in the securities. Different judgments and assumptions used in pricing could result in different presentations of value.

      When the fair value of an available-for-sale security is less than its amortized cost for an extended period, we consider whether there is an other-than-temporary impairment in the value of the security. If, in our judgment, an other-than-temporary impairment exists, the cost basis of the security is written down to the then-current fair value, and the unrealized loss is transferred from accumulated other comprehensive loss as an immediate reduction of current earnings (as if the loss had been realized in the period of other-than-temporary impairment). The determination of other-than-temporary impairment is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

      We consider the following factors when determining an other-than-temporary impairment for a security or investment:

•	The length of time and the extent to which the market value has been less than the amortized cost;

•	Whether the security has been downgraded by a rating agency; and

•	Our intent to hold the security for a period of time sufficient to allow for any anticipated recovery in market value.

      The determination of other-than-temporary impairment is made at least quarterly. If we determine an impairment to be other than temporary we will need to realize a loss that would have an impact on future income. We have aggregate unrealized holding losses on our RMBS available-for-sale securities of $37.4 million as of March 31, 2005, which, if not recovered, may result in the recognition of future losses.

Interest Income Recognition

      Interest income on our MBS is accrued based on the actual coupon rate and the outstanding principal amount of the underlying mortgages. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using a method that approximates the effective yield method based on Statement of Financial Accounting Standards, or SFAS, No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct

Costs of Leases. If our estimate of prepayments is incorrect, we may have to adjust the amortization or accretion of premiums and discounts, which would impact future income. Net premium amortization expense recognized for the three-month period ended March 31, 2005 was $1.1 million.

      The amount of premium amortization we recognize is dependent on estimated prepayment rates on underlying securities. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed-rate mortgage loans. We have estimated prepayment rates based on historical data and consideration of current market conditions. Our total premium amortization expense for the three months ended March 31, 2005 and the period ended December 31, 2004 was $1.2 million and $0, respectively. As of March 31, 2005, we have approximately $47.1 million of unamortized premium included in the cost basis of our available for sale securities. Our current estimated weighted average life of the portfolio is 8.0 years. Accordingly, under current estimates, the unamortized premium will be substantially amortized into interest income over that time period. If prepayment rates increase by 10%, our estimated weighted average life of the portfolio will be approximately 7.3 years, and the amortization will be accelerated accordingly. Likewise, if prepayment rates decrease by 10%, our estimated weighted average life of the portfolio will be approximately 8.4 years, and the unamortized premium would be realized over the longer period. Our total premium amortization expense for the three months ended March 31, 2005 and the period ended December 31, 2004 was $1.2 million and $0, respectively. If our estimated prepayment rates remain unchanged, we expect amortization expense recorded in interest income to increase in future quarters due to the ramp up of our portfolio and the varying purchase dates of the underlying securities.

Bank Loans Held for Sale

      Our investments in bank loans are classified as held for sale and carried on the balance sheet at the lower of cost or fair market value. We determine fair value using price estimates provided by an independent pricing service. If an individual loan's fair market value is below its cost, an impairment is recognized in our statement of operations and the loan's cost basis is adjusted. The reduction to the cost basis of our bank loan portfolio for the three-month period ended March 31, 2005 was $0.3 million. We accrue interest income based on the outstanding principal amounts of the loans and their contractual interest terms.

Accounting For Derivative Financial Instruments and Hedging Activities

      Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate swap forwards, as a means of mitigating our interest rate risk on forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements, or hedged items, for a specified future time period. We currently intend to use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

      At March 31, 2005, we had engaged in 79 interest rate swaps with a notional value of $1.8 billion and a fair value of $17.8 million to seek to mitigate our interest rate risk for the specified future time period, which is defined as the term of the swap contracts. Based upon the market value of these interest rate swap contracts, our counterparties may request additional margin collateral or we may request additional collateral from our counterparties to ensure that appropriate margin account balance is maintained at all times through the expiration of the contracts.

      These contracts, or hedge instruments, have been designated as cash flow hedges and are evaluated at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. We formally document all relevant relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. In order to determine whether the hedge instrument is highly effective, we use regression methodology to assess the effectiveness of our hedging strategies. The derivative contracts are carried on the balance sheet at fair value. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Prior to the end of the specified hedge time period the effective portion of all contract gains and losses is recorded in other comprehensive income or loss. Realized gains and losses are reclassified into earnings as an adjustment to interest expense during the specified hedge time period.

      We are not required to account for the derivative contracts using hedge accounting as described above. If we decide not to designate the derivative contracts as hedges and to monitor their effectiveness as hedges, or if we enter into other types of financial instruments that do not meet the criteria to be designated as hedges, changes in the fair values of these instruments would affect earnings. As of March 31, 2005, we held one undesignated interest rate swap and eleven credit default swaps. As of December 31, 2004, we did not hold any undesignated derivative contracts.

      We value both our actual interest rate swaps and hypothetical interest rate swaps (for purposes of quantifying ineffectiveness) by determining the net present value of all payments between the counterparties which are calculated based on internally developed and tested market-standard models that utilize data points obtained from external market sources. The change in fair value of our designated interest rate swaps at March  31, 2005 was $17.8 million of which approximately $285,000 represented ineffectiveness that was recorded as a component of interest expense for the three month period. The change in the fair value of our undesignated interest rate swap as of March 31, 2005 was $24,000, which was recorded as an unrealized gain in our statement of operations.

      The fair value of the credit default swaps, or CDS, depends on a number of factors, primarily premium levels which are dependent on interest rate spreads. The CDS contracts are valued using internally developed and tested market-standard pricing models which calculate the net present value of differences between future premium on currently quoted market CDS and the contractual futures premiums on our CDS contracts. Our model uses quoted market premium data obtained from prominent broker dealers in the CDS market. The change in the fair value of our CDS contracts as of March 31, 2005 was approximately $61,000, which was recorded as an unrealized gain in our statement of operations.

Management Incentive Compensation Expense

      The management agreement provides for the payment of incentive compensation to Deerfield Capital if our financial performance exceeds certain benchmarks. Incentive compensation is calculated on a quarterly basis and paid in arrears. Subsequent to each quarter of the fiscal year, we will calculate whether incentive compensation is payable and, if necessary, record the accrual in the appropriate quarter. The management agreement provides that 15% of Deerfield Capital's incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, Deerfield Capital may not receive payment of its incentive fee in shares of our common stock if such payment would result in Deerfield Capital owning directly or indirectly through one or more subsidiaries more than 9.8% of our common stock) and the balance in cash. Deerfield Capital may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. The number of shares to be received by Deerfield Capital will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that Deerfield Capital has agreed not to sell the shares prior to one year after the date they are paid. See “Management—Management Fees and Incentive Compensation.”

Equity Compensation

      The Company accounts for the restricted stock and stock options granted in accordance with the consensus in Issue 1 of EITF 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, or “EITF 96-18”. Pursuant to EITF 96-18, the stock and options were recorded at fair value in stockholders' equity, with an off-setting entry to deferred compensation (a contra-equity account). The deferred compensation is amortized over a three-year tiered vesting period with the amortization expense reflected as management fee expense. The fair value of stock and options is adjusted quarterly for unvested shares. Changes in such fair value are reflected in the amortization expense recognized in that quarter and in future quarters until the stock and options are fully vested. As a result, changes in our stock price will cause volatility in our financial results as reported under GAAP.

Variable Interest Entities

      In December 2003, the FASB issued Interpretation 46R, Consolidation of Variable Interest Entities, or FIN 46R. The purpose of this interpretation is to provide guidance on how to identify a variable interest entity, or VIE, and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate that entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's anticipated losses and/or receive a majority of the VIE's expected residual returns. As of March 31, 2005, we consolidated one VIE due to our interest in the Market Square transaction.

Income Taxes

      We operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders. In addition, Deerfield Triarc Holdings, Inc., one of our TRSs, is subject to corporate-level income taxes.

Financial Condition

      All of our assets at March 31, 2005 and December 31, 2004 were acquired with the proceeds of $378.9 million from our December, 2004 private placement of 26,923,139 shares of our common stock and our use of leverage.

Mortgage-Backed Securities

      Our mortgage investment strategy of buying higher coupon, higher premium bonds takes on more prepayment risk (particularly call or shortening risk) than lower dollar-priced strategies. However, we believe that the potential benefits of our strategy include higher income, wider spreads, and lower hedging costs due to the shorter option-adjusted duration of the higher coupon security.

      The table below summarizes our MBS investments:

	March 31, 2005	December 31, 2004
	(In thousands)
Amortized cost	$2,964,476	$445,413
Unrealized gains	23	120
Unrealized losses	(37,362)	(575)

Fair value	$2,927,137	$444,958

      As of March 31, 2005 and December 31, 2004, the RMBS in our portfolio were purchased at a net premium to their par value and our portfolio had a weighted-average amortized cost of 101.6% and 101.2% of face amount, respectively. The RMBS were purchased at a premium and continued to be valued above par at March 31, 2005 because the weighted-average coupon of 4.7%, and the corresponding interest rates of loans underlying our RMBS, are above prevailing market rates. Premium bonds tend to have shorter durations than discount or par bonds and their values are thus less sensitive to interest rate movement. As of March 31, 2005, the relative fair value of our RMBS portfolio versus its amortized cost declined from December 31, 2004 due to an increase in prevailing market interest rates. Our net portfolio duration, which is the difference between the duration of the RMBS portfolio and the duration of our repurchase agreements, adjusted for the effects of our swap portfolio, remained constant at both dates. Certain of the securities held at March 31, 2005 and December 31, 2004 are valued below cost. We intend to hold these securities until maturity, allowing for the anticipated recovery in fair value. We do not believe any such securities are other-than-temporarily impaired at March 31, 2005 and December 31, 2004.

      Our MBS holdings consist of hybrid RMBS as follows at March 31, 2005:

			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity	Constant Prepayment Rate
	(in thousands)
Agency:
3-1 hybrid adjustable rate RMBS	$859,928	$879,120	4.3%	32.0	4.3%	15.0%
5-1 hybrid adjustable rate RMBS(2)	1,602,512	1,630,067	4.8	55.9	4.7	7.8
Non-Agency:
AAA-rated hybrid adjustable rate RMBS	403,312	417,950	4.9	39.0	4.6	21.3

Total MBS	$2,865,752	$2,927,137	4.7	46.2	4.6	11.9

(1)	Represents number of months before conversion to floating rate.

(2)	91.2% of the loans underlying our non-agency RMBS do not conform to agency underwriting standards.

      Actual maturities of RMBS are generally shorter than stated contractual maturities, as they are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The stated contractual final maturity of the mortgage loans underlying our portfolio of RMBS ranges up to 30 years, but the expected maturity is subject to change based on the prepayments of the underlying loans. As of March 31, 2005 and December 31, 2004, the average final contractual maturity of the mortgage portfolio is 2035 and 2034, respectively.

      The constant prepayment rate, or CPR, attempts to predict the percentage of principal that will prepay over the next 12 months based on historical principal paydowns. As interest rates rise, the rate of refinancings typically declines, which we believe may result in lower rates of prepayment and, as a result, a lower portfolio CPR.

      As of March 31, 2005 and December 31, 2004, the mortgages underlying our hybrid adjustable rate RMBS had fixed interest rates for the weighted-average lives of approximately 46 months and 51 months, respectively, after which time the interest rates reset and become adjustable. The average length of time until contractual maturity of those mortgages was 30 years.

      After the reset date, interest rates on our hybrid adjustable rate RMBS securities float based on spreads over various LIBOR indices. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap. The weighted average lifetime cap for the portfolio is an increase of 10.2%; the weighted average maximum and minimum annual increases are 6.0% and 1.0%, respectively. Additionally, the weighted average maximum and minimum increases for agency hybrid RMBS in the first year that the rates are adjustable are 10.9% and 1.0%, respectively.

      The following table summarizes or RMBS according to their estimated weighted average life classifications:

	March 31, 2005		December 31, 2004
Weighted Average Life	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(In thousands)		(In thousands)

Less than one year	$—	$—	$—	$—
Greater than one year and less than five years	—	—	—	—
Greater than five years	2,927,137	2,964,476	444,958	445,413

Total	$2,927,137	$2,964,476	$444,958	$445,413

      The estimated weighted-average lives of the MBS in the tables above are based upon prepayment models obtained through subscription-based financial information service providers. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, the mortgage rate of the outstanding loan, loan age, margin and volatility.

      The actual weighted-average lives of the MBS in our investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment rates experienced over the lives of the applicable securities and are sensitive to changes in both prepayment rates and interest rates.

Bank Loans

      At March 31, 2005, we held $201.7 million in bank loans held for sale. We funded $5.0 million directly and $196.7 million through a warehouse facility. The weighted average coupon spread over LIBOR was 2.60% and the weighted average maturity was 5.3 years.

      During March 2005, we entered into a warehouse agreement to fund the purchase of up to $200 million of loans by Market Square CLO Ltd., or Market Square, during the warehouse period. Upon review of the transaction, we determined that Market Square was a VIE under FIN 46R and we were the primary beneficiary of the VIE. As a result, we consolidated Market Square as of March 31, 2005, even though we did not own any of its equity. The $196.7 million of bank loans outstanding in Market Square are included in bank loans held for sale. We accrued interest income based on the contractual terms of the Market Square bank loans reflected in interest income and recognized the participation in the bank loans of LIBOR plus 0.55% as interest expense in the consolidated statement of operations.

Other Fixed Income Securities

      At December 31, 2004, we classified certain short-term non-MBS as held to maturity. These investments were reported at amortized cost. These investments are periodically reviewed for other than temporary impairment, but their contractual lives are short term in nature. An other than temporary impairment identified would be a downward adjustment to the cost basis recognized through income.

      At March 31, 2005, we held an inverse interest-only strip security, collateralized by a residential mortgage pool, of $4.5 million. This investment is classified as trading with changes in fair value recognized through income.

Equity Securities

      Our investment policies allow us to acquire equity securities, including common and preferred shares issued by other real estate investment trusts. At March 31, 2005, our equity investment consisted of one common stock investment and one preferred stock investment totaling approximately $5.3 million in fair value, or less than 1% of our total portfolio as of March 31, 2005.

      These investments above are classified as available for sale and thus carried at fair value on our balance sheet with changes in fair value recognized in accumulated other comprehensive income until realized.

      At December 31, 2004, we did not hold any equity securities.

Interest Receivable

      At March 31, 2005, our interest receivable of $13.6 million consisted of $13.2 million relating to RMBS, $0.3 million relating to bank loans, and $0.1 million relating to other investments. At December 31, 2004, interest receivable of $1.2 million consisted primarily of purchased interest on our MBS.

Hedging Instruments

      There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates and prepayment rates. We generally intend to hedge as much of the interest rate risk as Deerfield Capital determines is in the best interest of our stockholders, after considering the cost of such hedging transactions and our desire to maintain our status as a REIT. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our manager is required to hedge.

      At March 31, 2005 and December 31, 2004, we had engaged in interest rate swaps and interest rate swap forwards as a means of mitigating our interest rate risk on forecasted interest expense associated with repurchase agreements for a specified future time period, which is the term of the swap contract. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, a series of payments calculated by applying a fixed rate of interest to a notional amount of principal is exchanged for a stream of payments similarly calculated but using a floating rate of interest. This is a fixed-floating interest rate swap. We hedge our floating rate debt by entering into fixed floating interest rate swap agreements whereby we swap the floating rate of interest on the liability we are hedging for a fixed rate of interest. An interest rate swap forward is an interest rate swap based on an interest rate to be set at an agreed future date. At March 31, 2005, we entered into interest rate swaps with maturities ranging from December 2006 to May 2008 with a notional amount of $1.8 billion. At December 31, 2004, we entered into interest rate swaps with maturities ranging from December 2006 to January 2008 with a notional amount of $241 million. Under the swap agreements in place at March 31, 2005 and December 31, 2004, we receive interest at rates that reset periodically, generally every three months, and pay a rate fixed at the initiation of and for the life of the swap agreements. The current market value of interest rate swaps is heavily dependent on the current market fixed rate, the corresponding term structure of floating rates (known as the yield curve) as well as the expectation of changes in future floating rates. As expectations of future floating rates change, the market value of interest rate swaps changes. Based on the daily market value of those interest rate swaps and interest rate swap forward contracts, our counterparties may request additional margin collateral or we may request additional collateral from our counterparties to ensure that an appropriate margin account balance is maintained at all times through the maturity of the contracts. At March 31, 2005, the unrealized gain on interest rate swap contracts was $17.8 million due to an increase in prevailing market interest rates. At December 31, 2004, the unrealized loss on interest rate swap and interest rate swap forward contracts was $(0.3) million on contracts entered into since our inception on December 23, 2004.

Liabilities

      We have entered into repurchase agreements to finance some of our purchases of RMBS. These agreements are secured by our RMBS and bear interest rates that have historically moved in close relationship to LIBOR. As of March 31, 2005 and December 31, 2004, we had established 11 and six borrowing relationships, respectively, with various investment banking firms and other lenders. As of March 31, 2005 and December 31, 2004, we had utilized six and two of those relationships, respectively.

      At March 31, 2005 and December 31, 2004, we had outstanding $2.7 billion and $317.8 million of liabilities pursuant to repurchase agreements with weighted-average current borrowing rates of 2.85% and 2.47%, respectively, all of which have maturities of between 31 and 90 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements. At March 31, 2005 and December 31, 2004, the repurchase agreements were secured by RMBS with an estimated fair value of $2.7 billion and $327.6 million and had weighted-average maturities of 88 days and 59 days, respectively. The net amount at risk, defined as fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense, with all counterparties was $53.7 million and $11.0 million at March 31, 2005 and December 31, 2004, respectively.

      During March 2005, we entered into warehouse and master participation agreements with an affiliate of UBS Securities LLC, one of our underwriters, providing that UBS funds the purchase of loans by Market Square, our consolidated VIE, during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.55%. In addition, the agreements provided for a guarantee by us to UBS of the first $24 million in losses on the portfolio of bank loans. As a result of consolidating Market Square, we had a warehouse participation liability of $174.2 million at March 31, 2005.

      At March 31, 2005, we had a liability for unsettled and unfunded bank loans of $24.2 million, including Market Square, and no unsettled mortgage securities purchases. At December 31, 2004, we had unsettled mortgage securities purchases of $117.7 million that subsequently settled in January 2005. Of this amount, $59.8 million are related to “to be announced,” or TBA, RMBS.

      At March 31, 2005, we had dividends payable of $6.1 million for our quarterly distribution of $0.225 per share declared on March 31, 2005 and payable on April 29, 2005 to shareholders of record on March 24, 2005.

Stockholders' Equity

      Stockholders' equity at March 31, 2005 was $359.5 million and included $37.4 million unrealized losses on mortgage-backed securities available for sale and $17.5 million of unrealized gains on cash flow hedges presented as a component of accumulated other comprehensive loss. At December 31, 2004 stockholders' equity was $378.0 million and included $455,000 of unrealized losses on mortgage-backed securities available-for-sale and $249,000 of unrealized losses on derivative instruments designated as hedges.

Results of Operations

For the Quarter Ended March 31, 2005

Summary

      Our net income for the quarter was $5.9 million or $0.22 per weighted-average basic and diluted share outstanding.

Net Investment Income

      Net investment income for the quarter was $8.9 million. Investment income of $25.3 million primarily consisted of $23.3 million in interest income on RMBS securities, $1.9 million in interest income on short-term investments, $0.4 million interest income on bank loans and $0.2 million in interest income on corporate debt securities. Interest expense of $16.4 million consisted of $13.5 million related to repurchase agreements, $2.9 million related to interest rate swaps, and interest expense on bank loans of $0.2 million, offset by a gain in hedging ineffectiveness of $0.2 million.

Net Investment Gains and Losses

      Net investment loss for the quarter of $0.1 million consisted of $0.2 million realized gain on sale of bank loans, $0.1 million net unrealized gain on an interest rate swap not designated as part of our hedging strategy and credit default swaps, and $0.1 million unrealized loss on securities classified as trading. We recorded a loss of $0.3 million on bank loans where the fair value of bank loans were below cost.

Non-Investment Expenses

      Non-investment expenses were $2.9 million for the quarter. Management fees of $2.6 million consist of $1.7 million base management fees payable to Deerfield Capital in accordance with our management agreement and $0.9 million of amortization related to the restricted stock and stock options granted to Deerfield Capital. Deerfield Capital did not earn an incentive fee during the quarter. Directors' fees and insurance premiums expense for directors and officers was $0.2 million. We incurred other general and administrative expenses, including legal and accounting fees, of $0.1 million.

Income Tax Benefits

      As of March 31, 2005, we continue to make and hold our investments and conduct our other operations directly or through our wholly owned limited liability company subsidiary, although certain of our future investments and activities may be conducted through our TRSs.

For the Period from December 23, 2004 (Inception) through December 31, 2004

Summary

      For the period from December 23, 2004 through December 31, 2004, our net loss was $291,000. While we entered into a significant number of MBS trades during that period, a significant number of trades did not settle until January 2005. All RMBS trades that settled in 2004 did so on December 31, resulting in no interest income or premium amortization expense for the period on the securities. This is a result of the timing of the ramp up of the portfolio. The securities that settled prior to December 31, 2004 were classified as held to maturity and were principally comprised of zero coupon bonds, which yielded some discount accretion for the period.

Net Investment Income

      Net investment income for the period was $140,000. Investment income of $189,000 primarily consisted of $139,000 in interest income on short-term investments and $50,000 of discount accretion. Interest expense of $49,000 consisted of $22,000 related to repurchase agreements and $27,000 related to interest rate swaps.

Net Investment Gains and Losses

      We had no gain or loss on investments for the period.

Non-Investment Expenses

      Non-investment expenses were $431,000 for the period. Management fees of $255,000 consist of $160,000 base management fees payable to Deerfield Capital in accordance with our management agreement and $95,000 of amortization related to the restricted stock and stock options granted to Deerfield Capital. Deerfield Capital did not earn an incentive fee during the period. Directors' fees and insurance premiums expense for directors and officers was $19,000. We incurred expenses for professional services, including legal and accounting fees, of $61,000. We expect these professional fees to increase as we continue to ramp up our operations. Other general and administrative expenses primarily related to our organization were $99,000, which was incurred by Deerfield Capital and is reimbursable under the management agreement.

Income Tax Benefits

      As of December 31, 2004, we continue to make and hold our investments and conduct our other operations directly or through our wholly owned limited liability company subsidiary, although certain of our future investments and activities may be conducted through our TRSs.

Contractual Obligations and Commitments

      As of December 23, 2004, we had entered into a management agreement with Deerfield Capital. Deerfield Capital is entitled to receive a base management fee, incentive compensation and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. The base management fee is payable monthly in arrears in an amount equal to 1⁄12 of our equity (as defined in the management agreement) times 1.75%. Deerfield Capital uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. Deerfield Capital will receive quarterly incentive compensation in an amount equal to the product of: (a) 25% of the dollar amount by which (i) our net income (determined in accordance with GAAP) and before non-cash equity compensation expense and before incentive compensation, for the quarter per common share (based on the weighted average number of common shares outstanding for the quarter) exceeds (ii) an amount equal to (A) the weighted average of the price per share of the common shares in the December 2004 private offering and the prices per common shares in any subsequent offerings by us (including this offering), in each case at the time of issuance thereof, multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (b) the weighted average number of common shares outstanding during the quarter; provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Deerfield Capital and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Off-Balance Sheet Arrangements

      As of March 31, 2005 and December 31, 2004, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of March 31, 2005 and December 31, 2004 we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide additional funding to any such entities.

Liquidity and Capital Resources

      The following discussion of liquidity and capital resources has been updated for the effects of the restatements discussed in Note 17 to the condensed consolidated financial statements as of and for the three months ended March 31, 2005 and Note 15 to the consolidated financial statements as of and for the period ended December 31, 2004.

      We held cash and cash equivalents of $70.7 million and $268.7 million at March 31, 2005 and December 31, 2004, respectively.

      Our operating activities used cash flows of $9.8 million during the three months ended March 31, 2005 primarily through net income offset by interest income earned but not yet received and purchase of trading securities and bank loans held-for-sale. Our operating activities provided cash flows of $104,000 during the period ended December 31, 2004 primarily through net loss offset by expenses incurred but not yet paid. Net cash used in operating activities for the three months ended March 31, 2005 includes the effect of $3.2 million of interest payable on interest rate swaps designated as hedges. We made purchases of bank loans held for sale during the quarter ended March 31, 2005 of $201.7 million. Of that amount, $174.2 million was funded through a warehouse participation liability and $24.2 million had not yet settled at March 31, 2005. The Market Square bank loans are settled directly by UBS on behalf of Market Square represented by the $174.2 million warehouse participation liability resulting in a non-cash transaction. In addition, we recognize bank loan transactions, prior to settlement, on the commitment date which we offset with a liability representing the unfunded commitment. As these bank loans have not been funded, the recognition of the commitment represents a non-cash transaction.

      Our investing activities used cash flows of $2.5 billion during the three months ended March 31, 2005 primarily from purchase of available-for-sale securities. Our investing activities used cash flows of $429.0 million during the period ended December 31, 2004 primarily from purchase of available-for-sale and held-to-maturity securities.

      Our financing activities provided cash flows of $2.4 billion during the three months ended March 31, 2005 primarily from net borrowings under repurchase agreements. Our financing activities provided cash flows of $697.6 million during the period ended December 31, 2004 from issuance of common stock and borrowings under repurchase agreements.

      Our source of funds, excluding our December 2004 private offering, as of March 31, 2005 and December 31, 2004 consisted of net proceeds from repurchase agreements totaling $2.7 billion and $317.8 million, respectively, with a weighted-average current borrowing rate of 2.85% and 2.47%, respectively, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of March 31, 2005 we had established 11 borrowing arrangements with various investment banking firms and other lenders, six of which were in use on March 31, 2005. Increases in short-term interest rates could negatively impact the valuation of our mortgage-related assets, which could limit our borrowing ability or cause our lenders to initiate margin calls. Amounts due upon maturity of our repurchase agreements will be funded primarily through the rollover/reissuance of repurchase agreements and monthly principal and interest payments received on our mortgage-backed securities.

      The following table presents certain information regarding our debt obligations as of March 31, 2005 and December 31, 2004:

	Amount at Risk(1)		Weighted-Average Maturity of Repurchase Agreement in Days
Repurchase Agreement Counterparties	March 31, 2005	December 31, 2004	March 31, 2005	December 31, 2004
	(In thousands)
Bear, Stearns & Co. Inc	$4,259	$3,793	63	59
Countrywide Securities Corp.	5,041	7,231	89	59
Credit Suisse First Boston LLC	(455)	—	76	—
Lehman Brothers Inc.	(105)	—	31	—
Morgan Stanley & Co. Incorporated	10,866	—	109	—
UBS Securities LLC	34,071	—	85	—

Total	$53,677	$11,024

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

      Except as noted below, the repurchase agreements for our repurchase facilities do not include substantive provisions other than those contained in the standard master repurchase agreement as published by the Bond Market Association. The repurchase agreement for one repurchase facility includes provisions that (a) limit our ability to resell or transfer bearer debt securities issued by a non-US entity and securities that have not been registered under the Securities Act and

(b) establish an event of default upon our insolvency or our default under any other agreement with the counterparty. Another repurchase facility includes provisions that establish termination events if (a) we incur a net asset value decline of 15% on a monthly basis, 25% on a quarterly basis and 35% on an annual basis, except that net asset value reductions resulting from distributions are excluded in measuring such declines, (b) we fail to maintain a minimum net asset value of $188 million, (c) Deerfield Capital ceases to be our manager, (d) we fail to qualify as a REIT and (e) we fail to deliver certain documents, including monthly net asset value, prospectus, performance or other reports delivered to our stockholders and an annual representation of our president or chief financial officer. An event of default or termination event under the standard master repurchase agreement or additional provisions explained above would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately.

      We intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to maintain our qualification as a REIT and to avoid corporate-level income tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income and short-term capital gains on an annual basis. This requirement can impact our liquidity and capital resources. On March 31, 2005, we declared a quarterly distribution of $0.225 per share of our common stock, payable April 29, 2005 to stockholders of record as of March 24, 2005. We funded this distribution from uninvested cash. In addition, on June 14, 2005, we declared a quarterly distribution of $0.35 per share of our common stock, payable on July 15, 2005, to stockholders of record as of June 22, 2005.

      For our short-term (one year or less) and long-term liquidity, we also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our mortgage-backed securities, as well as any primary securities offerings authorized by our board of directors and through our match-funded CDO strategy. Our CDO strategy is dependent upon our ability to place the match-funded debt we intend to create in the market at spreads that provide a positive arbitrage. If spreads for CDO liabilities widen or if demand for such liabilities ceases to exist, then our ability to execute the CDO strategy will be restricted.

      Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of this offering together with existing equity capital, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for general corporate expenses. However, an increase in prepayment rates substantially above our expectations could cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell debt or additional equity securities. If required, the sale of MBS at prices lower than their carrying value would result in losses and reduced income. Although we have achieved a leverage rate within our targeted leverage range as of March 31, 2005, we have additional capacity to leverage our equity further should the need for additional short term (one year or less) liquidity arise.

      Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. We may increase our capital resources by making public offerings of equity securities, possibly including classes of preferred stock, common stock, commercial paper, medium-term notes, CDOs, collateralized mortgage obligations and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

      We generally seek to borrow between eight and 12 times the amount of our equity. At March 31, 2005, our total debt was $2.9 billion, which represented a leverage ratio of approximately eight times. If our leverage ratio at March 31, 2005 were 12 times our equity, our total debt would have been $4.3 billion, which represents an additional $1.4 billion of borrowing.

REIT Taxable Income (Loss)

      REIT taxable income (loss) is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net loss to REIT taxable income (loss) for the three months ended March 31, 2005 and for the period from December 23, 2004 through December 31, 2004:

	Quarter ended March 31, 2005	Period from December 23, 2004 to December 31, 2004
	(in thousands)	(in thousands)
GAAP net income (loss)	$5,897	$(291)
Adjustments to GAAP net income (loss):
Net tax adjustments related to organization costs	4	95
Addback of hedge ineffectiveness in the period	(285)	27
Net tax adjustments related to grant of restricted stock and options	953	95
Net tax adjustments related to discount accretion and premium amortization	94	—
Net unrealized (gain) loss	(12)	—
Remove net income of entity consolidated for book purposes, not for tax	154	—
Utilization of prior period's estimated taxable loss	(74)	—

Net adjustments to GAAP net income (loss)	834	217

Estimated REIT taxable income (loss)	$6,731	$(74)

      We believe that the presentation of our REIT taxable income (loss) is useful to investors because it demonstrates to investors the minimum amount of distributions we must make in order to maintain our qualification as a REIT and not be obligated to pay federal and state income taxes. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification, we do not expect that the amount of distributions we make will necessarily correlate to our REIT taxable income. Rather, we expect to determine the amount of distributions we make based on our cash flow and what we believe to be an appropriate and competitive dividend yield relative to other specialty finance companies and mortgage REITs. REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider REIT taxable income (loss) to be a reliable measure of our liquidity although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with REIT taxable income (loss) as a measure of our financial performance over any period. As a result, REIT taxable income (loss) should not be considered as a substitute for our GAAP net income as a measure of our financial performance.

Recent Developments

      As of March 31, 2005, we have outstanding repurchase obligations under repurchase agreements with six counterparties totaling $2.7 billion with a weighted-average current borrowing rate of 2.85%.

      Market Square CDO Transaction. On May 10, 2005, we purchased 100% of the equity interest, issued as preference shares, of a CDO, Market Square CLO Ltd., or Market Square, a Cayman Islands limited liability company, for $24 million. UBS Securities LLC, or UBS, one of our underwriters, was the exclusive structurer and placement agent of Market Square. In addition to issuing the preference shares, Market Square also issued several classes of notes, aggregating $276 million, with a weighted average interest rate of LIBOR plus 0.49%, which are secured largely by a portfolio of up to $300 million of bank loans. The Market Square transaction was closed on May 10, 2005, thus discharging all of our liabilities under the related warehouse agreement with UBS AG, an affiliate of UBS.

      Pinetree CDO Transaction. In May 2005, we entered into an agreement with UBS, pursuant to which we and Deerfield Capital engaged UBS with respect to a CDO transaction totalling approximately $300 million in ABS. Under the engagement agreement, UBS agreed to serve as the exclusive structurer and placement agent with respect to (a) the structuring of several classes of notes to be issued by Pinetree CDO, Ltd. or Pinetree, a Cayman Islands limited liability company, and (b) the marketing and placement of the notes. We agreed to purchase 100% of the equity interests in Pinetree, which will be issued to us as preference shares for an aggregate purchase price of approximately $12 million (assuming an aggregate transaction size of $300 million). The notes issued by Pinetree will be secured largely by a portfolio of ABS and our preference shares will be backed by the same portfolio securities.

      In connection with the engagement agreement, we and Pinetree also entered into a warehouse agreement with UBS AG, an affiliate of UBS, pursuant to which UBS AG agreed to finance the purchase by Pinetree of up to $300 million of ABS. Deerfield Capital will serve as the collateral manager for the securities and will have the right to select the securities. As of May 1, 2005, approximately $127 million of the securities had been accumulated. Prior to the closing of the Pinetree transaction, we are entitled to the accrued interest on these securities in excess of the financing rate charged by UBS AG. If the Pinetree transaction is not consummated, UBS AG would liquidate the portfolio of securities and we would be required to pay the difference between the original purchase price of such securities and the price at which they are sold, which we refer to as collateral loss. If any of the securities are sold before the closing of the Pinetree transaction, we would be entitled to or bear any gain or collateral loss related to the sale. We would in no event be liable for any collateral loss in excess of the agreed-upon purchase price of the Pinetree preferred shares. Upon any liquidation of the securities portfolio, we have the option of purchasing the entire portfolio at the original purchase prices of such securities unless either we or Deerfield Capital failed to perform its material obligations under, or breached in any material respect any provision of, the warehouse agreement or engagement agreement, or any representation or warranty made by us or our manager in the warehouse agreement is proved to be materially incorrect. Although we expect to complete the Pinetree transaction during the third quarter of 2005, we cannot assure you when the transaction will be consummated or that it will be consummated at all. As of May 1, 2005, we estimate that the aggregate fair value of the securities in the Pinetree warehouse is in excess of the aggregate purchase price of the securities.

      In addition, on June 14, 2005, we declared a quarterly distribution of $0.35 per share of our common stock, payable on July 15, 2005, to stockholders of record as of June 22, 2005.

Inflation

      Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based primarily by our net income as calculated for tax purposes; in each case, our activities and balance sheet are measured with reference to historical cost and or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

      As of March 31, 2005, the primary component of our market risk was interest rate risk, as described below. While we do not seek to avoid risk completely, we do believe the risk can be quantified from historical experience and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

      We are subject to interest rate risk in connection with our investments in hybrid adjustable-rate RMBS and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates. We mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Effect on Net Interest Income

      We fund our investments in long-term, hybrid adjustable-rate RMBS with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those hybrid-adjustable rate RMBS tend to increase while the income earned on such hybrid adjustable-rate RMBS (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

      Through March 31, 2005, we entered into 79 swap contracts. The following table summarizes the expiration dates of these contracts and their notional amounts (in thousands):

Expiration Date	Notional Amount
July 2006	$22,000
December 2006	61,000
January 2007	544,500
February 2007	24,000
December 2007	32,500
January 2008	554,550
February 2008	94,300
March 2008	125,000
April 2008	234,000
May 2008	65,000

TOTAL	$1,756,850

      Hedging techniques are partly based on assumed levels of prepayments of our fixed-rate and hybrid adjustable-rate RMBS. If prepayments are slower or faster than assumed, the life of the RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Extension Risk

      We invest in hybrid adjustable-rate RMBS, which have interest rates that are fixed for the first few years of the loan (typically three, five, seven or 10 years) and thereafter reset periodically on the same basis as adjustable-rate RMBS. We compute the projected weighted-average life of our hybrid adjustable-rate RMBS based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when a fixed-rate or hybrid adjustable-rate residential mortgage-backed security is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related residential mortgage-backed security.

      However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related RMBS could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid adjustable-rate RMBS would remain fixed. This situation may also cause the market value of our hybrid adjustable-rate RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Hybrid Adjustable-Rate RMBS Interest Rate Cap Risk

      We also invest in hybrid adjustable-rate RMBS which are based on mortgages that are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security's interest yield may change during any given period. However, our borrowing costs pursuant to our repurchase agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our hybrid adjustable-rate RMBS would effectively be limited by caps. This problem will be magnified to the extent we acquire hybrid adjustable-rate RMBS that are not based on mortgages which are fully indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our hybrid adjustable-rate RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk

      We intend to fund a substantial portion of our acquisitions of hybrid adjustable-rate RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the RMBS. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize hedging strategies discussed above.

      Our analysis of risks is based on management's experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Prepayment Risk

      Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing RMBS generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated. In addition, prepayment rates on adjustable-rate and hybrid adjustable-rate RMBS generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Prepayments of RMBS could harm our results of operations in several ways. Some adjustable-rate mortgages underlying our adjustable-rate RMBS may bear initial “teaser” interest rates that are lower than their “fully-indexed” rates, which refers to the applicable index rates plus a margin. In the event that such an adjustable-rate mortgage is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related residential mortgage-backed security would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the adjustable-rate residential mortgage-backed security. Although we currently do not own any adjustable-rate RMBS with “teaser” rates, we may obtain some in the future which would expose us to this prepayment risk. Additionally, we currently own RMBS that were purchased at a premium. The prepayment of such RMBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount and a consequent reduction of our net interest income by such amount. Finally, in the event that we are unable to acquire new RMBS to replace the prepaid RMBS, our financial condition, cash flow and results of operations could be negatively impacted.

Effect on Fair Value

      Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets. We face the risk that the market value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

      We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

      The following sensitivity analysis table shows the estimated impact on the fair value of our interest rate-sensitive investments and repurchase agreement liabilities, at March 31, 2005, assuming rates instantaneously fall 100 basis points and rise 100 basis points:

	Interest Rates Fall 100 Basis Points	Unchanged	Interest Rates Rise 100 Basis Points
	(dollars in thousands)
Hybrid Adjustable-Rate RMBS & Other AFS(1)
Fair value	$2,984,332	$2,934,596	$2,864,701
Change in fair value	$49,736	—	$(69,895)
Change as a percent of fair value	1.69%	—	–2.38%
Repurchase Agreements(2)
Fair value	$2,685,575	$2,685,575	$2,685,575
Change in fair value	—	—	—
Change as a percent of fair value	—	—	—
Designated and undesignated interest rate swaps
Fair value	$(22,888)	$17,777	$57,229
Change in fair value	$(40,665)	—	$39,452
Change as a percent of fair value	n/m	—	n/m

(1)	The fair value of other available-for-sale investments that are sensitive to interest rate changes are included.

(2)	The fair value of the repurchase agreements would not change materially due to the short-term nature of these instruments.
n/m =	not meaningful

      It is important to note that the impact of changing interest rates on fair value can change significantly when interest rates change beyond 100 basis points from current levels. Therefore, the volatility in the fair value of our assets could increase significantly when interest rates change beyond 100 basis points. In addition, other factors impact the fair value of our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the fair value of our assets would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

      To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of RMBS and other mortgage securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our MBS and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our MBS and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our MBS and the interest rate indices and adjustment periods of our borrowings.

BUSINESS

Our Company

      We are a recently formed specialty finance company that invests in real estate-related securities and various other asset classes. We intend to elect to be taxed as a REIT for federal income tax purposes. Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we intend to opportunistically invest in financial assets to construct an investment portfolio that is leveraged where appropriate to seek to achieve attractive risk-adjusted returns and that is structured to allow us to maintain our qualification as a REIT and the requirements for exclusion from regulation under the 1940 Act. We focus on the following asset classes:

•	Real estate-related securities, principally RMBS and CMBS;

•	Other ABS, including CDOs and consumer ABS;

•	Bank loans, including senior secured and unsecured loans, and related derivatives, including credit default swaps on senior secured loans; and

•	Leveraged finance instruments, including corporate mezzanine loans, high yield corporate bonds, distressed and stressed debt securities and private equity investments.

      In addition, we may invest opportunistically in other fixed income investments, including investment grade corporate bonds and related derivatives, government bonds and related derivatives and other fixed income-related instruments.

      As of March 31, 2005, we had a portfolio of approximately $3.1 billion consisting primarily of RMBS, as shown in the following chart:

			Weighted Average
Security Description	Estimated Fair Value	Percent of Total Investments	Coupon	Months to Reset(4)	Yield to Maturity	Constant Prepayment Rate
	(In thousands)
RMBS:
Agency:
3-1 hybrid adjustable rate	$879,120	28.0%	4.3%	32.0	4.3%	15.0%
5-1 hybrid adjustable rate	1,630,067	51.8	4.8	55.9	4.7	7.8
Non-agency:
AAA rated, hybrid adjustable rate(1)	417,950	13.3	4.9	39.0	4.6	21.3

Total RMBS	2,927,137	93.1	4.7	46.2	4.6	11.9
Alternative Investments:
Bank Loans(2)	201,688	6.4
Other Investments(3)	15,620	0.5

Total Alternative Investments	217,308	6.9

Total Investments	$3,144,445	100.0%

(1)	91.2% of the loans underlying our non-agency RMBS do not conform to agency underwriting standards.

(2)	Bank loans are reflected at lower of cost or fair market value.

(3)	Includes credit default swaps, preferred and common stock, other ABS and corporate obligations.

(4)	Represents number of months before conversion to floating rate.

      We expect to continue to increase the amount of alternative investments to a range of 15% to 20% of our portfolio in an effort to create a more diversified, less correlated portfolio of investments within 12 months of the completion of this offering, subject to the availability of appropriate investment opportunities. In addition, our long-term target for our equity allocation to alternative investments is 45%-50% of our total invested equity. However, our portfolio in its current form does not fully balance the interest rate or mark-to-market risks inherent in our RMBS investments and we will not be able to eliminate all of our portfolio risk through asset allocation. Future dividends and capital appreciation are not guaranteed. Our investments will depend on prevailing market conditions and trends. We have not adopted any policy that establishes specific asset allocations among our targeted asset classes. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes or investments. We may change our investment strategy and policies and the percentage of assets that may be invested in each asset class, or in the case of securities, in a single issuer, without a vote of our stockholders.

      We were organized in November 2004 and completed a private offering of our common stock in December 2004 in which we raised net proceeds of approximately $378.9 million. In our December 2004 private offering, Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. served as representatives on behalf of themselves and the other initial purchasers, which included Flagstone Securities LLC, JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated. Triarc purchased 1,000,000 shares (or 3.5% assuming all outstanding options are exercised) of our common stock in our December 2004 private offering and executive officers and directors of us, Deerfield Capital and Triarc collectively purchased 122,080 additional shares (or 0.4% assuming all outstanding options are exercised) of common stock in that offering. In addition, upon completion of our December 2004 private offering, we granted to Deerfield Capital 403,847 shares of restricted stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of the date of this prospectus assuming all outstanding options are exercised. We have fully invested the proceeds from the December 2004 private offering and, as of March 31, 2005, have a portfolio of RMBS and other alternative investments of approximately $3.1 billion. Following completion of this offering, Triarc, Deerfield Capital and their affiliates, including our executive officers and certain of our directors, as well as our independent directors, will collectively own 1,469,345 shares of our common stock, representing 2.8% of our outstanding shares of common stock following completion of this offering and will have options to purchase an additional 1,346,156 shares of our common stock representing an additional 2.5% of our outstanding shares of common stock following completion of this offering assuming all outstanding options are exercised.

      Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be exempt from regulation under the 1940 Act, we will be required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, ABS, bank loans, leveraged finance instruments and other types of instruments is limited, unless those investments comply with various federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act regulation.

      We are externally managed by Deerfield Capital, a fixed income asset manager and an SEC registered investment adviser. Deerfield Capital is a wholly-owned subsidiary of Deerfield. Triarc, a New York Stock Exchange listed company (NYSE: TRY; TRY.B), owns a majority interest in Deerfield. Through our relationship with Deerfield Capital and Triarc, we benefit from their combined investment and operational expertise, infrastructure, deal flow, extensive relationships in the financial community and financial and capital structuring skills. In particular, these resources provide us with a wide variety of investment opportunities and access to information that assists us in making investment decisions across all of our targeted asset classes.

      We believe we also enjoy significant benefits from Deerfield Capital's long-standing, team-based approach to investment management and a comprehensive set of risk management policies and procedures developed and administered by its experienced staff of professionals.

Deerfield Capital Management LLC

      Deerfield Capital is a Chicago-based registered asset manager that manages client funds (primarily for institutions) worldwide. Deerfield Capital (together with its predecessor companies) commenced its investment management operations in 1993, and Deerfield Capital managed approximately $8.8 billion of client funds as of May 1, 2005. Of this amount, approximately $1.4 billion, net of outstanding repurchase obligations, consisted of MBS assets. Approximately $266 million of these net MBS assets were held by us. As of May 1, 2005, Deerfield Capital had approximately $4.4 billion of gross MBS assets under management, of which approximately $3.1 billion were held by us. Through our management relationship with Deerfield Capital, we have access to Deerfield Capital's resources in portfolio management and infrastructure support, such as risk management, credit analysis, operations, systems, accounting, portfolio valuation, compliance and internal audit. As of May 1, 2005, Deerfield Capital had 111 employees, including 36 portfolio managers and investment analysts and 61 employees in portfolio management support. Deerfield Capital has 25 full-time investment professionals specializing in MBS, ABS, bank loans and leveraged finance dedicating a significant part of their time to sourcing (including performing due diligence) and managing the assets of our portfolio. Deerfield Capital's investment professionals perform services for other Deerfield Capital accounts in addition to performing services for our account.

      Deerfield Capital primarily invests in a broad range of debt instruments in managing client portfolios. The primary investment focus is on MBS and other ABS, bank loans, corporate bonds, leveraged finance instruments and government securities. Deerfield Capital has separate portfolio management teams for each of these areas. Deerfield Capital primarily utilizes the following strategies: fundamental credit analysis, duration management, yield curve arbitrage and basis spread techniques.

      Deerfield Capital has historically been very selective in making investments, basing its investment decisions on in-depth fundamental research and proprietary analytical methodologies, and relying on teams of experienced senior portfolio managers and research analysts. Deerfield Capital values portfolio diversity, favors stable sectors that are resilient across economic cycles and takes into account industry and macroeconomic trends in its decision making. In addition, Deerfield Capital has experience evaluating and negotiating structural protection for its investments with a clear focus on minimizing credit losses.

      We are the only account that Deerfield Capital manages pursuant to the specific investment strategy it uses for us, although Deerfield Capital uses some of the components of that strategy for its other clients. For example, in selecting bank loan investments for us, Deerfield Capital uses the same or similar analysis that it uses in managing bank loan portfolios for other clients. Prior to its experience managing us, Deerfield Capital had not managed a REIT.

      Deerfield Capital (together with its predecessor companies) has actively operated as an asset manager since 1993 and registered with the SEC as an investment adviser in January 1997. Deerfield Capital is also registered with the U.S. Commodity Futures Trading Commission as a commodity pool operator and commodity trading advisor, and is a member of the U.S. National Futures Association. You may obtain a copy of Deerfield Capital's SEC Form ADV Part II, and other information about Deerfield Capital, on request.

      In July 2004, Triarc acquired a majority interest in Deerfield Capital. Triarc, through a subsidiary, owns approximately 61.5% of the outstanding equity interests and approximately 94% of the voting interests in Deerfield, which owns 100% of Deerfield Capital. Senior management of Deerfield Capital owns and controls the balance of the equity and voting interests in Deerfield.

Triarc Companies, Inc.

      Triarc is a holding company listed on the New York Stock Exchange. In addition to its ownership of Deerfield, Triarc, through its subsidiaries, is the franchisor of the Arby's® restaurant system and the owner and operator of Arby's® restaurants. From May 1997 to October 2000, Triarc was the owner of Snapple Beverage Corp. Nelson Peltz and Peter W. May are directors and Chairman and CEO and President and COO, respectively, of Triarc. Prior to acquiring their interest in Triarc in 1993, from 1983 to 1988 they held similar positions at Triangle Industries, Inc., which was the parent company of American National Can Company, one of the world's largest packaging companies at the time. On May 31, 2005, Triarc announced that its Board of Directors approved the exploration by its management of a corporate restructuring that would result in the creation of a publicly traded restaurant business that is separate from Triarc's asset management business. Triarc also stated that it can provide no assurance that the restructuring will occur, that the terms or timing of such restructuring have not been determined and that its Board of Directors has not reached any definitive conclusions regarding whether to proceed with the restructuring.

Our Business Strengths

      Business Model Seeks to Provide Attractive Risk-Adjusted Returns. We intend to complement our investments in MBS with a variety of other alternative asset classes to attempt to enhance returns to our stockholders and reduce the overall risk of our portfolio due to a low correlation of risk compared to MBS.

      Depth of Experience within Targeted Asset Classes. Deerfield Capital manages both large amounts of real estate-related securities (primarily MBS) and significant amounts of other higher-yielding fixed income asset classes we target. We believe that Deerfield Capital's portfolio management depth in each of these areas will enable us to achieve our portfolio objectives.

      Experienced Management Team. The experience of our officers and directors and the members of our Investment Committee, together with Deerfield Capital's asset management professionals and Triarc's management team, provides us with investment opportunities and experience across all of our targeted asset classes. Scott A. Roberts, the Chairman of our Investment Committee, Jonathan W. Trutter, our Chief Executive Officer, and Robert C. Grien, our President, lead Deerfield Capital's Mortgage-Backed/Asset-Backed Securities Team, Bank Loan Team and Leveraged Finance Team, respectively, and each has over 15 years of investment experience. Prior to its experience managing us, Deerfield Capital had not managed a REIT.

      Access to Deerfield Capital Infrastructure. We have access to Deerfield Capital's portfolio management infrastructure, which includes detailed policies and procedures for risk management, operations, transaction processing and recording, credit analysis, accounting, technology systems, legal and compliance and internal audit. We believe that an established infrastructure is crucial to the success of a complex investment vehicle such as a REIT. These systems directly support and are completely integrated with Deerfield Capital's portfolio management functions. Deerfield Capital's risk management policy is set by a Risk Management Committee, the head of which reports directly to Deerfield Capital's President.

      Extensive Relationships and Deal Flow. We capitalize on the deal-sourcing opportunities that Deerfield Capital and Triarc bring to us as a result of their combined investment and acquisition experience in our targeted asset classes and network of contacts in the financial community, including financial sponsors, merger and acquisition advisory firms, investment banks, capital markets desks, lenders and other financial intermediaries. In addition, through these activities, both Deerfield Capital and Triarc are consistently looking at a wide variety of companies and industries. While both firms are very selective and consummate only a small portion of their transactional opportunities, we believe that the insights gained through their diligence processes provide valuable intelligence that we can apply to other opportunities that we can pursue. Additionally, many of the opportunities sourced (including by Triarc) are often not appropriate for their other vehicles because the equity requirement is too small, or, in the case of Triarc, they are not control investments or for other reasons, but may be within our investment parameters. Triarc is not obligated to provide us with any opportunities.

Our Investment Strategy

      Our objective is to provide attractive returns to our investors through a combination of dividends and capital appreciation. To achieve this objective, we invest in an investment portfolio of real estate securities and various other asset classes. We believe that this strategy permits us to be opportunistic and invest in those assets that generate attractive risk-adjusted returns, subject to maintaining our REIT status and exclusion from regulation under the 1940 Act.

      We benefit from the full range of experience and depth of resources developed by Deerfield Capital in managing client funds and developed by Triarc in managing opportunistic acquisitions of companies. We rely on Deerfield Capital's and Triarc's expertise in identifying assets within our target asset classes that will have limited price volatility risk, yet will provide consistent, stable margins. We make portfolio allocation decisions based on various factors, including expected cash yield, relative value, risk-adjusted returns, current and projected credit fundamentals, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity, cost of financing and financing availability, as well as maintaining our REIT qualification and exclusion from regulation under the 1940 Act.

      Our targeted asset classes and the principal investments we expect to make in each are as follows:

Asset Class	Principal Investments
Real Estate-Related Securities	• RMBS • CMBS
Other ABS	• CDOs • Consumer ABS
Bank Loans and Related Derivatives	• Senior Secured and Unsecured Loans • Credit Default Swaps on Senior Secured Loans
Leveraged Finance Instruments	• Corporate Mezzanine Loans • High Yield Corporate Bonds • Distressed and Stressed Debt Securities • Private Equity Investments

      In addition, subject to maintaining our qualification as a REIT and the exemption from the registration requirements of the 1940 Act, we may invest opportunistically in other types of investments within Deerfield Capital's core competencies, including investment grade corporate bonds and related derivatives, government bonds and related derivatives, and other fixed income related instruments.

      Because we will elect and intend to qualify to be taxed as a REIT and to operate our business so as to be exempt from regulation under the 1940 Act, we are required to invest a substantial majority of our assets in qualifying real estate assets, such as agency RMBS, mortgage loans and other liens on and interests in real estate. Therefore, the percentage of our assets we may invest in other MBS, ABS, bank loans, leveraged finance instruments and other types of instruments is limited, unless those investments comply with various federal income tax requirements for REIT qualification and the requirements for exclusion from 1940 Act regulation.

      Although we intend to focus on the investments described above, our investment decisions depend on prevailing market conditions. We have not adopted any policy that establishes specific asset allocations among our targeted asset classes. As a result, we cannot predict the percentage of our assets that will be invested in each asset class or whether we will invest in other classes or investments. Our board of directors will not review all of our proposed investments, but will review our portfolio at least quarterly and will review our investment strategy and policies at least annually. We may change our investment strategy and policies and the percentage of assets that may be invested in each asset class, or in the case of securities, in a single issuer, without a vote of our stockholders.

      The following discusses the principal investments we have made and that we expect to make:

Residential Mortgage-Backed Securities

      We invest in pass-through RMBS, which are securities representing interests in mortgage loans secured by residential real property in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. We expect that a significant amount of the RMBS we hold will consist of three-and five-year agency and AAA rated hybrid adjustable-rate RMBS. The agency hybrid adjustable-rate RMBS represent the entire ownership interest in pools of residential mortgage loans made by lenders such as savings and loan institutions, mortgage bankers, and commercial banks. Other RMBS may include jumbo, Alt-A, residential B/C and high LTV loans.

      Agency-backed RMBS are backed by residential real property guaranteed as to principal and interest by federally chartered entities such as Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, the U.S. government.

      Adjustable rate RMBS and loans, or ARMs, have interest rates that reset periodically, typically every six or 12 months. Because the interest rates on ARMs adjust periodically based on market conditions, ARMs tend to have interest rates that do not significantly deviate from current market rates. This in turn can cause ARMs to have less price sensitivity to interest rates.

      Hybrid ARMs have interest rates that have an initial fixed period (typically two, three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to traditional ARMs. Prior to the first interest rate reset date, hybrid ARMs have a price sensitivity to interest rates similar to that of a fixed-rate mortgage with a maturity equal to the period prior to the first reset date. After the first interest rate reset date occurs, the price sensitivity of a hybrid ARM resembles that of a non-hybrid ARM. However, because many hybrid ARMs are structured with a relatively short initial fixed interest rate period, even during that fixed rate period, the price sensitivity of hybrid ARMs may be low.

      The investment characteristics of pass-through RMBS differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the RMBS, as described above, and the possibility that principal may be prepaid on the RMBS at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities. On the other hand, the guarantees on agency RMBS by Fannie Mae, Freddie Mac and, in the case of Ginnie Mae, the U.S. government, provide reasonable assurance that the investor will be ultimately repaid the principal face amount of the security.

      Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally, prepayments on pass-through RMBS increase during periods of falling mortgage interest rates and decrease during periods of stable or rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on our portfolio.

      We currently leverage our investments in RMBS in the range of eight to 12 times.

      As of March 31, 2005, we had approximately $2.9 billion in RMBS with a weighted average coupon rate of 4.67%.

Commercial Mortgage-Backed Securities

      We intend to invest in CMBS, which are secured by, or evidence ownership interests in, a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinated, investment grade or non-investment grade. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency, and to consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinated to senior classes but senior to the rights of lower rated classes of securities. We generally intend to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

      The yields on CMBS depend on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

      We currently expect to leverage our investments in CMBS in the range of 14 to 18 times.

      As of March 31, 2005, we had not invested in any CMBS.

Collateralized Debt Obligations

      We invest in the debt and equity tranches of CDOs to gain exposure to bank loans, corporate bonds, ABS and other instruments. Because of Deerfield Capital's experience in structuring and managing CDOs, we believe we have a competitive advantage in analyzing investment opportunities in CDOs. To avoid any actual or perceived conflicts of interest with Deerfield Capital, we will not invest in any CDO structured or co-structured by Deerfield Capital, other than those structured or co-structured on our behalf.

      In general, CDOs are issued by special purpose vehicles that hold a portfolio of debt obligation securities. The CDO vehicle issues tranches of debt securities of different seniority, and equity to fund the purchase of the portfolio. The debt tranches are typically rated based on portfolio quality, diversification and structural subordination. The equity securities issued by the CDO vehicle are the “first loss” piece of the vehicle's capital structure, but they are also generally entitled to all residual amounts available for payment after the vehicle's obligations to the debt holders have been satisfied. Some CDO vehicles are “synthetic,” in which the credit risk to the collateral pool is transferred to the CDO vehicle by means of a credit derivative such as a credit default swap.

      We currently expect to leverage our investments in CDOs in the range of one to five times.

      As of March 31, 2005, we had invested in one CDO tranche, which was a “synthetic” CDO, with fair market value of $2.9 million.

Consumer Asset-Backed Securities

      We expect to invest in investment grade and non-investment grade consumer ABS. Consumer ABS are generally securities for which the underlying collateral consists of assets such as home equity loans, credit card receivables and auto loans. Issuers of consumer ABS generally are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders.

      We expect that a significant amount of the consumer ABS that we hold will be rated between A1/A- and B1/B+ and will have an explicit rating from at least one nationally-recognized statistical rating agency.

      We currently expect to leverage our investments in consumer ABS in the range of 12 to 18 times.

      As of March 31, 2005, we had not invested in any consumer ABS.

Bank Loans and Related Derivatives

      We make investments in senior secured and unsecured loans and related derivatives which reference loans made by banks or other financing entities, including credit default swaps. In addition to term loans, bank loans may also include revolving credit facilities, under which the lender is obligated to advance funds to the borrower under the credit facility. This type of investment is commonly referred to as a syndicated bank loan. We expect that a significant amount of these loans will be secured by mortgages or liens on assets. Certain of these loans may have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. These loans may include restrictive financial and operating covenants.

      From time to time, we make investments in credit default swaps. A credit default swap, or CDS, is a financial instrument used to transfer the credit risk of a reference entity from one party to another for a specified period of time. In a standard CDS contract, one party, referred to as the protection buyer, purchases credit default protection from another party, referred to as the protection seller, for a specified notional amount of obligations of a reference entity. For this protection, the protection buyer pays a premium to the protection seller. The premium is generally paid quarterly in arrears, but may be paid in full upfront in the case of a CDS with a short maturity. Generally, if a credit event occurs during the term of the CDS, the protection seller pays the protection buyer the notional amount and takes delivery of the reference entity's obligation. CDS are generally unconditional, irrevocable and noncancellable.

      We currently expect that a significant amount of our bank loans and related derivatives will be made to below investment grade (or unrated) issuers as we believe that these loans can provide attractive risk-adjusted returns. The table below presents the default rate on the non-mortgage bank loans held by the CDOs managed by Deerfield Capital for the period April 2000 (when Deerfield Capital began managing these assets, some of which were in pre-existing structures) through March 2005. Because some of these CDOs began investment operations before April 2000, Deerfield Capital was not involved in the initial analysis of the credit associated with those bank loans that were purchased by the CDOs before April 2000. Since April 2000, Deerfield Capital has performed comprehensive credit analysis on all of the bank loans in the CDOs. The bank loans held by the CDOs managed by Deerfield Capital have characteristics that are similar in nature to the bank loans that we hold. Virtually all of these bank loans were below investment grade at the time of purchase. Deerfield Capital defines a default as an unapproved missed interest or principal payment. Past default rates may not be indicative of future default rates and actual and future default rates could vary significantly from those presented in the table below.

	2000	2001	2002	2003	2004	2005(1)
Default rate	0.3%	0.6%	1.2%	0.5%	0.0%	0.0%

(1)	There were no defaults with respect to any bank loans held by the CDOs managed by Deerfield Capital in the five months ended May 31, 2005.

      We currently leverage our investments in bank loans in the range of eight to 13 times.

      As of March 31, 2005, we had invested in approximately $202 million of bank loans and $29 million in notional value of related derivatives.

Corporate Mezzanine Loans

      We expect to invest in corporate mezzanine loans which usually rank subordinate in priority of payment to senior debt, such as senior bank debt, and are often unsecured. However, corporate mezzanine loans rank senior to common and preferred equity in a borrower's capital structure. Corporate mezzanine loans may have elements of both debt and equity instruments, offering the fixed returns in the form of interest payments and principal payments associated with senior debt, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants. Due to their higher risk profile, and often less restrictive covenants, as compared to senior loans, corporate mezzanine loans generally earn a higher return than senior secured loans. The warrants associated with corporate mezzanine loans are typically detachable, which allows lenders to receive repayment of their principal on an agreed amortization schedule while retaining their equity interest in the borrower. Corporate mezzanine loans also may include a “put” feature, which permits the holder to sell its equity interest back to the borrower at a price determined through an agreed formula. We likely will own corporate mezzanine loans through a TRS. As a result, income from such loans likely will be subject to corporate income tax.

      We currently expect to leverage our investments in corporate mezzanine loans in the range of one to three times.

      As of March 31, 2005, we had not invested in any mezzanine loans.

High Yield Corporate Bonds

      We make investments in high yield corporate bonds which are below investment grade debt obligations of corporations and other non-governmental entities. To the extent we invest in these bonds, we expect that a significant portion will not be secured by mortgages or liens on assets. A substantial portion may have an interest-only payment schedule, with the principal amount staying outstanding and at risk until the bond's maturity. High yield bonds are typically issued by companies with significant financial leverage.

      We currently expect to leverage our investments in high yield corporate bonds in the range of three to seven times.

      As of March 31, 2005, we had invested in one high yield corporate bond with a fair market value of approximately $3.0 million.

Distressed and Stressed Debt Securities

      We intend to make investments in debt securities and other obligations of stressed and distressed companies. These securities may be performing or non-performing, and generally trade at substantial discounts to par. We expect that our investments in these securities generally will have one or more of the following characteristics:

•	instruments that trade at a significant discount to the underlying asset value;

•	instruments that trade at a low multiple of the average and expected cash flow generated by the issuer;

•	instruments that trade at a high yield-to-maturity based on the expected events facing the issuer; and/or

•	instruments that provide a significant amount of current income based on the coupon rate and expected continuation of interest payments, as well as other characteristics.

      In making investment decisions, we will consider the liquidity of the instrument, the trading history of the instrument, the types of buyers and sellers trading the instrument, the cost of carry and the potential supply of the instrument due to expected future sellers, as well as other trading characteristics.

      We currently expect to own distressed and stressed debt securities through a TRS. As a result, income from such securities likely will be subject to corporate income tax.

      We currently expect to leverage our investments in distressed and stressed debt securities in the range of one to four times.

      As of March 31, 2005, we had not invested in any distressed or stressed debt securities.

Private Equity Investments

      To a lesser extent, subject to maintaining our qualification as a REIT, we also may invest from time to time in equity securities, which may or may not be related to real estate. These investments may include direct purchases of private equity as well as purchases of interests in private equity funds. We will follow a value-oriented investment approach and focus on the anticipated future cash flows generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We will also consider other factors such as the strength of management, the liquidity of the investment, the underlying value of the assets owned by the issuer and prices of similar or comparable securities.

      We currently expect to hold all, or at least a significant portion, of our private equity investments through a TRS. To the extent that we do so, the income from such investments will be subject to corporate income tax.

      We currently expect to leverage our private equity investments in the range of one to three times.

      As of March 31, 2005, we had invested in one private equity investment with a fair market value of $2.3 million.

Other Investments

      As discussed above, we may invest opportunistically in other types of investments within Deerfield Capital's core competencies, including those discussed below.

      Investment Grade Corporate Bonds and Related Derivatives. Investment grade corporate bonds are debt obligations of corporations and other non-governmental entities rated Baa3 and BBB– or above. To the extent we invest in these bonds, we expect that a material amount of the holdings will not be secured by mortgages or liens on assets. A substantial portion of the investment grade corporate bonds we hold may have an interest-only payment schedule, with the principal amount staying outstanding and at risk until the bond's maturity.

      Government Bonds and Related Derivatives. We may invest in bonds issued or guaranteed by the U.S. government or any instrumentality thereof, as well as bonds of major non-U.S. governments and their instrumentalities. We may invest in these bonds both for cash management purposes and as part of hedging and arbitrage strategies that involve the use of interest rate derivatives, such as swaps, options, caps, floors and futures.

      Other Fixed Income Related Instruments. We may engage in the purchase and sale of derivative instruments, such as exchange-listed and over-the-counter put and call options on securities, financial futures, equity indices, and other financial instruments, either as outright investments, for hedging purposes or in connection with other strategies.

      We likely will hold at least some of the corporate bonds, government bonds and derivative instruments in which we invest for strategic purposes through a TRS. To the extent that we do so, the income from such bonds and instruments will be subject to corporate income tax.

      Other Equity Securities. We may acquire other equity securities. At March 31, 2005, our other equity investment consisted of one preferred stock investment totaling approximately $3.0 million.

Our Investments

      As of March 31, 2005, we had acquired the following investments since the completion of our private offering in December 2004:

      RMBS. We have invested $2.9 billion in RMBS as of March 31, 2005. Following is a summary of our RMBS investments as of March 31, 2005:

			Weighted Average
Security Description	Estimated Fair Value	Percent of Total Investments	Coupon	Months to Reset(1)	Yield to Maturity	Constant Prepayment Rate
	(In thousands)
RMBS:
Agency:
3-1 hybrid adjustable rate	$879,120	28.0%	4.3%	32.0	4.3%	15.0%
5-1 hybrid adjustable rate	1,630,067	51.8%	4.8	55.9	4.7	7.8
Non-agency:
AAA rated, hybrid adjustable rate(2)	417,950	13.3%	4.9	39.0	4.6	21.3

Total RMBS	2,927,137	93.1%	4.7	46.2	4.6	11.9

(1) Represents number of months before conversion to floating rate.
(2) 100% of loans underlying non-agency RMBS are non-conforming.

      Bank Loans and Related Derivatives. As of March 31, 2005, we had invested in approximately $202 million of bank loans with a weighted-average coupon rate of 2.60% above applicable LIBOR. As of March 31, 2005, we had $29 million notional amount of related derivatives with a weighted average premium of 1.79% per annum.

      Market Square CDO Transaction. As of March 31, 2005, we had entered into an agreement with UBS Securities LLC, or UBS, one of our underwriters, pursuant to which we and Deerfield Capital engaged UBS with respect to an approximately $300 million CDO transaction. Under the engagement agreement, UBS agreed to serve as the exclusive structurer and placement agent with respect to (a) the structuring of several classes of notes to be issued by Market Square CLO Ltd., or Market Square, a Cayman Islands limited liability company, and (b) the marketing and placement of the notes. We agreed to purchase 100% of the equity interest in Market Square, to be issued to us as preference shares, for an aggregate purchase price of $24 million (assuming an aggregate transaction size of $300 million). The notes issued by Market Square would be secured largely by a portfolio of loans, and our preference shares would be backed by the same portfolio of loans.

      In connection with the engagement agreement, we and Market Square also entered into a warehouse agreement with UBS AG, an affiliate of UBS, pursuant to which UBS AG agreed to finance the purchase by Market Square of up to $200 million of bank loans, subject to an increase in the total amount of bank loans to be financed by the affiliate upon mutual agreement of the parties. Deerfield Capital would serve as the collateral manager for the loans and have the right to select the loans. As of March 31, 2005, approximately $197 million of the loans had been accumulated and we estimate that the aggregate fair value of the bank loans in the Market Square warehouse was in excess of the aggregate purchase price of the bank loans. The Market Square transaction closed on May 10, 2005, thus discharging all of our liabilities under the related warehouse agreement with UBS AG.

      Other Investments. As of March 31, 2005, we had invested $15.6 million in preferred and common stock, other ABS and U.S. government obligations.

      Recent Development—Pinetree CDO Transaction. In May 2005, we entered into an agreement with UBS, one of our underwriters, pursuant to which we and Deerfield Capital engaged UBS with respect to a CDO transaction totalling approximately $300 million in ABS. Under the engagement agreement, UBS agreed to serve as the exclusive structurer and placement agent with respect to (a) the structuring of several classes of notes to be issued by Pinetree CDO, Ltd., or Pinetree, a Cayman Islands limited liability company, and (b) the marketing and placement of the notes. We agreed to purchase 100% of the equity interests in Pinetree, which will be issued to us as preference shares for an aggregate purchase price of approximately $12 million (assuming an aggregate transaction size of $300 million). The notes issued by Pinetree will be secured largely by a portfolio of ABS and our preference shares will be backed by the same portfolio securities.

      In connection with the engagement agreement, we and Pinetree also entered into a warehouse agreement with UBS AG, an affiliate of UBS, pursuant to which UBS AG agreed to finance the purchase by Pinetree of up to $300 million of ABS. Deerfield Capital will serve as the collateral manager for the securities and will have the right to select the securities. As of May 1, 2005, approximately $127 million of the securities had been accumulated. Prior to the closing of the Pinetree transaction, we are entitled to the accrued interest on these securities in excess of the financing rate charged by UBS AG. If the Pinetree transaction is not consummated, UBS AG would liquidate the portfolio of securities and we would be required to pay the difference between the original purchase price of such securities and the price at which they are sold, which we refer to as collateral loss. If any of the securities are sold before the closing of the Pinetree transaction, we would be entitled to or bear any gain or collateral loss related to the sale. We would in no event be liable for any collateral loss in excess of the agreed upon purchase price of the Pinetree preferred shares. Upon any liquidation of the securities portfolio, we have the option of purchasing the entire portfolio at the original purchase prices of such securities unless either we or Deerfield Capital failed to perform its material obligations under, or breached in any material respect any provision of, the warehouse agreement or engagement agreement, or any representation or warranty made by us or our manager in the warehouse agreement is proved to be materially incorrect. Although we expect to complete the Pinetree transaction during the third quarter of 2005, we cannot assure you when the transaction will be consummated or that it will be consummated at all. As of May 1, 2005, we estimate that the aggregate fair value of the securities in the Pinetree warehouse is in excess of the aggregate purchase price of the securities.

Deerfield Capital Portfolio Management and Infrastructure Resources

      Deerfield Capital has portfolio management resources for each of our targeted asset classes and infrastructure supporting those resources. Deerfield Capital's portfolio management resources and infrastructure are scalable to service our company's activities.

      Deerfield Capital's portfolio management operation is divided into five teams of experienced portfolio managers and investment analysts, with each team focusing on a particular asset class or classes. Each team is headed by a team director and reports to Deerfield Capital's Chief Investment Officer, Jonathan W. Trutter, who reports to Deerfield Capital's Chairman and Chief Executive Officer (and founder), Gregory H. Sachs, and President, Scott A. Roberts. Each team is monitored by Deerfield Capital's Risk Management Group, and has full access to Deerfield Capital's other portfolio management resources, including Deerfield Capital's operations, accounting, systems, and legal/compliance groups, as well as Deerfield Capital's proprietary in-house trade processing systems (DARTS). Deerfield Capital's investment professionals perform services for other Deerfield Capital accounts in addition to performing services for our account.

      Deerfield Capital traditionally makes its buy, sell and hold decisions for each asset type by developing a consensus among the members of the relevant team. Each team meets at least weekly to review trends and developments in its asset classes and make specific portfolio decisions. Deerfield Capital believes that this approach promotes decision-making discipline, reduces the reliance on any one individual, and brings more information flow to bear on particular securities and industries. In addition to the frequent meetings of each team, Deerfield Capital also conducts a weekly all-team meeting, at which teams share market insights and information with each other, thus further enhancing information flows.

      For additional information concerning Deerfield Capital and its principal executive officers, please see “Management.”

      The executive offices of Deerfield Capital and its affiliates, including its executive officers, are located at 8700 Bryn Mawr Avenue, 12th Floor, Chicago, Illinois 60631, and the telephone number of their executive offices is (773) 380-1600.

      One of the strengths of Deerfield Capital's portfolio management is the experience of its senior management team, as summarized in the table below.

Manager	Title at Deerfield Capital	Relevant Experience
Gregory H. Sachs	Chairman and CEO	Founder of the Deerfield Group in 1993; 17 years of investment experience; previously manager of Harris Trust & Savings Bank's fixed income trading division; fixed income portfolio manager for Lotsoff Capital Management.
Scott A. Roberts	President	18 years of investment experience; chief investment officer at Liberty Hampshire, Scudder Kemper Investments, or Scudder Kemper, Zurich Investment Management and Center Re; director of fixed income for Loomis Sayles & Co.; senior vice president and portfolio manager at Putnam Investments.
Jonathan W. Trutter	Senior Managing Director and Chief Investment Officer	23 years of investment experience; director of the bank loan/private placement department at Scudder Kemper; portfolio manager for the Kemper Diversified Income Fund, Kemper Multi-Market Income Trust and Kemper Strategic Income Fund; established private debt department of Scudder Kemper.
John Brinckerhoff	Managing Director, Portfolio Management	23 years of investment experience; managing director and national sales manager for fixed income at Donaldson, Lufkin & Jenrette; senior vice president at J.P. Morgan Securities Corp.; portfolio manager at Merrill Lynch.

Portfolio Management Teams and Infrastructure Team

      Another of Deerfield Capital's strengths in portfolio management is the depth and experience of each of its portfolio management teams, and its infrastructure team, as summarized in the following tables:

MORTGAGE-BACKED/ASSET-BACKED SECURITIES TEAM

Name	Title at Deerfield Capital	Years of Investment Experience	Relevant Investment Experience
Scott A. Roberts	President	18	Chief investment officer at Liberty Hampshire, Scudder Kemper, Zurich Investment Management and Center Re; director of fixed income for Loomis Sayles & Co.; senior vice president and portfolio manager at Putnam Investments.
James Snyder	Portfolio Manager	19	Head trader at Spyglass Capital LLC, a hedge fund manager specializing in MBS and derivatives; senior portfolio manager at American Express Financial Advisors for approximately $7 billion of MBS and other fixed income portfolios; and research analyst at Harris Trust & Savings Bank for equity portfolios.
Patrick Maley	Portfolio Manager	14	Portfolio manager for $40 billion of MBS and ABS portfolios at Bank One.
Nancy Studenroth	Portfolio Manager	19	Strategist/trader for approximately $40 billion of ABS and MBS portfolios at Deutsche Asset Management; and portfolio manager and trader for structured assets at Scudder Kemper.

David Nirtaut	Portfolio Manager	7	Portfolio manager at ING Capital Advisors, LLC and member of team that managed approximately $5 billion of CDO assets.
Meghan Hegarty	Analyst	5	Portfolio manager at Baird Advisors focusing on ABS and investment grade corporate securities.

BANK LOAN TEAM

Name	Title at Deerfield Capital	Years of Investment Experience	Relevant Investment Experience
Jonathan W. Trutter	Senior Managing Director and Chief Investment Officer	24	Managing director at Scudder Kemper, where he directed the private debt department; also a certified public accountant.
Dale Burrow	Senior Portfolio Manager	26	Senior vice president in bank loan department at Scudder Kemper; Chartered Financial Analyst, or CFA, charterholder.
Mark Wittnebel	Senior Portfolio Manager	24	Senior vice president in the bank loan department at Scudder Kemper; CFA charterholder.
Daniel Hattori	Portfolio Manager	6	Senior associate analyst in the Scudder Kemper bank loan department; and financial analyst for McKinsey and Company.
Matthew Stouffer	Portfolio Manager	17	Portfolio manager and MBS trader at Scudder Kemper; CFA charterholder.
Kenneth Selle	Head Trader	22	Managing director and head of loan sales at Bank One; senior loan trader at Bank One.
Scott Morrison	Research Analyst	8	Credit officer in the derivative products group at Nations Bank responsible for credit analysis and exposure management.
Peter Sakon	Research Analyst	8	Bond research analyst at Conseco Capital Management; CFA charterholder.

LEVERAGED FINANCE TEAM

Name	Title at Deerfield Capital	Years of Investment Experience	Relevant Investment Experience
Robert C. Grien	Managing Director	23	Co-founder of Kelso Mezzanine Fund, L.P.; managing director in private equity at Credit Suisse First Boston LLC; and Managing Director and Chief Credit Officer of investment banking at Donaldson, Lufkin & Jenrette.
Michael Apfel	Managing Director	13	Senior investment banker and principal in Financial Sponsor Group at Banc of America Securities; senior vice president in Financial Sponsor Group at Deutsche Bank Alex Brown.
Aaron D. Peck	Senior Portfolio Manager	12	Portfolio manager for AEG Investors LLC, an investment manager specializing in turnaround companies; high yield and distressed debt analyst for Black Diamond Capital Management, LLC; vice president, distressed sales and trading at Salomon Smith Barney.
James Wiant	Portfolio Manager	9	Vice President at Golub Capital; Associate for Deutsche Bank Americas; Analyst at Salomon Smith Barney.

INVESTMENT GRADE CORPORATE TEAM

Name	Title at Deerfield Capital	Years of Investment Experience	Relevant Investment Experience
Paula Horn	Managing Director	15	Portfolio manager and corporate bond and ABS trader at Scudder Kemper, responsible for managing $4 billion in client portfolios.
Eric Zenner	Portfolio Manager	17	Senior corporate bond trader at Northwestern Mutual Life Insurance, responsible for managing $12 billion portfolio of investment grade corporate bonds; CFA charterholder.
Matthieu Kruyswyk	Portfolio Manager	22	Senior portfolio manager at UBS Brinson for investment grade corporate and crossover bonds; CFA charterholder
Caesar Castroverde	Portfolio Manager	13	Portfolio manager at Scudder Kemper for high grade corporate fixed income securities portfolios; and associate director at Citicorp International Limited.
Robert Jachim	Senior Credit Analyst	16	Analyst for high yield securities at VanKampen Investments; and senior fixed income analyst for Illinois State Board of Investment; CFA charterholder.
Joseph Messina	Senior Credit Analyst	26	Managing director of fixed income at JP Morgan Chase—BankOne; and managing director, energy at Moody's Investors Service.
Anne Tremmel	Senior Credit Analyst	16	Senior high yield analyst at VanKampen Investments; and fixed income analyst at Brinson Partners, Inc.; CFA charterholder.

GOVERNMENT SECURITIES TEAM

Name	Title at Deerfield Capital	Years of Investment Experience	Relevant Investment Experience
Julian Rose	Managing Director	17	Senior manager at West End Capital; proprietary government securities trader at Greenwich Capital Markets; and fixed income research analyst at Salomon Brothers; Ph.D. in Mathematics.
Judson Tigerman	Senior Portfolio Manager	20	Associate director of fixed income securities at Bear, Stearns & Co. Inc.; and senior fixed income trader at Paribas Capital Markets.
Glen Saltzberg	Senior Portfolio Manager	15	Fixed income analyst at Robert W. Baird & Co.
Allen Ali	Senior Portfolio Manager	14	Investment officer at Northern Trust Co.
Christine Frye	Portfolio Manager	24	Repurchase trader at Fenchurch Capital Management and Harris Trust and Savings Bank.

INFRASTRUCTURE TEAM

Name	Title at Deerfield Capital	Years of Relevant Experience	Prior Relevant Experience
Luke Knecht	Chief Risk Officer, Chief Compliance Officer and Chairman of Risk Management Committee	30	Managing director for Global Fixed Income at Dresdner RCM Global Investors; chief executive officer, president and chief investment officer at CSI Asset Management, Inc.; president and chief investment officer at Harris Investment Management, Inc.; CFA charterholder.
Danielle Valkner	Managing Director, Finance	15	Senior manager in the financial services audit division at Arthur Andersen LLP; member of the Andersen Financial Accounting and Reporting Expert Competency Group specializing in SEC reporting and accounting for securitization transactions; Certified Public Accountant.
Robert E. Armour	Senior Vice President	16	Senior manager in financial services division at PricewaterhouseCoopers, LLP; Certified Public Accountant.
Frederick L. White	Managing Director and General Counsel	30	Partner at Gardner, Carton & Douglas and Kirkland & Ellis; staff of Securities and Exchange Commission and Commodity Futures Trading Commission.
Daniel Carroll	Director of Compliance	18	Controller of commodity trading group at Morgan Stanley; fund accountant at Dreyfus Corp.
Gena Kusiak	Director of Internal Audit	18	Associate director of compliance at National Futures Association.

Portfolio Management Infrastructure

      We benefit from Deerfield Capital's extensive portfolio management infrastructure. We believe that successful portfolio management, particularly of complex vehicles such as a REIT, requires a robust infrastructure, and Deerfield Capital has made a major investment in risk management, operations, and other resources that directly support its portfolio teams. For control purposes, these systems (other than trading desk assistants) are completely separate from portfolio management functions. All of these systems have been developed in-house by Deerfield Capital. Specifically, Deerfield Capital currently employs 61 individuals, most of them professional level employees, in the following areas:

•	Accounting and finance

•	17 employees

•	includes six CPAs

•	a fund accountant has been assigned to the REIT

•	Operations

•	11 employees

•	confirms each transaction for each client account

•	Trading desk assistants

•	six employees

•	assist portfolio managers; process and record trades

•	Technology systems

•	14 employees

•	includes six programmers, with a total of 11 years of programming experience and advanced degrees in programming

•	Risk management

•	six employees

•	headed by Deerfield Capital's Chief Risk Officer, who reports directly to Deerfield Capital's President

•	develops risk measurement controls for each client account and monitors risk levels

•	reports to Deerfield Capital's Risk Management Committee

•	Internal audit

•	two employees

•	monitors all control procedures

•	Legal/compliance

•	five employees

•	includes four lawyers, two of whom served with the SEC

•	has developed a comprehensive compliance program for adherence to SEC and other regulatory requirements.

Risk Management

      Risk management is a cornerstone of Deerfield Capital's portfolio management system and we believe these risk management capabilities distinguish us from many of our competitors. Through our management agreement with Deerfield Capital, we benefit from Deerfield Capital's comprehensive risk management program, which addresses not only the risks of portfolio loss, such as risks relating to price volatility, position sizing and leverage, but also the operational risks that can have major adverse impacts on investment programs. Operational risks include execution of transactions, clearing of transactions, recording of transactions, position monitoring, supervision of traders, portfolio valuation, counterparty credit and approval, custodian relationships, trader authorization, accounting and regulatory.

      Deerfield Capital's risk management operation is headed by Deerfield Capital's Chief Risk Officer, who reports directly to Deerfield Capital's President. Another important risk control at Deerfield Capital is its Risk Management Committee, which sets policy for the Risk Management Group to carry out and monitor and has a diverse membership of senior Deerfield Capital management, consisting of the Chief Financial Officer, General Counsel/Chief Compliance Officer, the Chief Risk Officer, the Chief Investment Officer and the Managing Director for Portfolio Management.

      Deerfield Capital's risk management system includes a proprietary in-house trade processing system (DARTS). DARTS provides real time and batch reporting to all departments within Deerfield Capital, including the trade desks, operations, credit and accounting, and we believe that it is scalable for our use.

      In addition to reviewing daily and monthly operations, Deerfield Capital's risk management team formulates policies to identify risk, prepares risk management reports and makes recommendations to Deerfield Capital's senior management.

      Deerfield Capital's systems are backed up nightly, with tapes taken offsite and stored with a third-party provider. Deerfield Capital's disaster recovery plan generally allows for a complete return of operations within 24 hours. The plan includes access to an offsite facility and daily offsite storage of systems data with automatic systems backup. Deerfield Capital also has a regional disaster center in St. Louis, Missouri. This alternative site is located on a different power grid system than the existing office. The disaster recovery plan is updated periodically and lists the processes required to allow for full systems recovery.

Investment Sourcing

      Investing in our targeted asset classes is highly competitive, and Deerfield Capital competes with many other investment managers for profitable investment opportunities in these areas. Accordingly, we believe our ability to identify (source) such opportunities is very important to our success, and distinguishes us from many REITs with a similar focus to ours. We think that the combined and complementary strengths of Deerfield Capital and Triarc in this regard give us a competitive advantage over such REITs.

      Deerfield Capital currently sources many our investments through its close relationships with a large and diverse group of financial intermediaries, ranging from financial sponsors and major investment banks to specialty dealers and brokerage firms. On a combined basis, these firms extensively cover our targeted asset classes. Deerfield Capital also capitalizes on its many relationships in the financial community through its management of 18 CDOs, which Deerfield Capital co-structures with investment and commercial banks and then continues to manage. Deerfield Capital also sources many investments from traditional sources, using proprietary deal screening procedures and credit analytics.

      Triarc sources potential transactions through its position in the financial community as a potential acquiror and as a provider of different types of equity and debt financing to a wide variety of companies, and through the relationships that its principals Nelson Peltz and Peter W. May have developed in their more than 30 years of involvement in new and existing enterprises.

Investment Process

      We believe our investment process benefits from the resources and professionals of Deerfield Capital and Triarc. Deerfield Capital's portfolio managers operate on a team-based approach which requires a consensus view before investing capital. Each team of portfolio managers meets at least weekly and there is an additional weekly all-team meeting where market insights and information are shared.

      Our investment process includes sourcing and screening of investment opportunities, credit analysis and due diligence, and investment structuring, as appropriate, to seek an attractive return commensurate with the risk we are bearing. We also screen and monitor all potential investments to determine their impact on maintaining our REIT qualification and our exemption under the 1940 Act. Our investment process generally includes several levels of review prior to approval of an investment by the investment team. Generally speaking, our investment process includes some or all of the following stages and tasks:

Stages	Tasks
First screen	• Impact on REIT status and 1940 Act exemption.
• Consider whether issuer is in an attractive business.
• Consider whether issue is in an attractive industry.
• Consider whether structure is acceptable.
• Consider whether pricing is acceptable.
Initial review	• Review investment offering materials. • Participate in lenders meeting.
Preliminary consultation	• Consider appropriateness for specific asset class.
Detailed work	• Run financial model and perform stress testing. • Perform industry analysis. • Perform background checks. • Perform relative value analysis. • Develop credit report.

Investment Team Meeting	• Discuss investment. • Form consensus. • Determine commitment amount.
Legal review	• Review of legal agreements by counsel. • Consider ability to pledge investment. • Consider tax issues.

Credit Analysis and Structuring

      We benefit from Deerfield Capital's experience in credit analysis and investment structuring. The credit analysis process is driven by extensive research that focuses on five key areas, where applicable, as depicted in the table that follows.

Collateral Analysis	Default rates, recoveries, financeability, liquidity, issuer.
Servicer Analysis	Track record, balance sheet support, access to capital, etc.
Structural Analysis	Position in capital structure, covenant protection, board representation, etc.
Sector Analysis	Cyclicality and macro trends, market conditions, demographics, value chain ratings stability, etc.
Borrower/Company/Management Evaluation	Industry position, competitive analysis, size, diversification, cost structure financial condition, etc.

      Deerfield Capital is responsible for conducting business due diligence with respect to any proposed investment. Legal and accounting due diligence will generally be overseen by Deerfield Capital and conducted by outside counsel and accountants.

      When conducting due diligence, Deerfield Capital evaluates a number of important business considerations, as well as relevant tax, accounting, environmental and legal issues in determining whether to proceed with an investment. Deerfield Capital's objective is to identify attractive risk/reward opportunities based upon the facts and circumstances surrounding each investment. In addition, there may be times where we will also benefit from Triarc conducting due diligence prior to referring a transaction opportunity to us. Throughout the credit analysis, due diligence and structuring process, all information will be presented to our Investment Committee and a decision on whether to proceed will be made.

Resolution of Potential Conflicts of Interest in Allocation of Investment Opportunities

      Deerfield Capital offers us the right to participate in, and considers for inclusion in our portfolio, all investment opportunities that it determines are appropriate for us in view of our investment objectives, policies and strategies, and other relevant factors, subject to the exception that, in accordance with Deerfield Capital's conflict of interests policy (described below), we might not participate fully in each such opportunity but will on an overall basis equitably participate with Deerfield Capital's other clients in all such opportunities.

      Since 1993, Deerfield Capital has managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share equitably with other Deerfield Capital client accounts in all investment opportunities—particularly those involving a security with limited supply—that may be suitable for us and such other client accounts. This system also includes other controls designed to prevent any client account receiving favorable treatment.

      Deerfield Capital's Risk Management Group and Legal and Compliance Departments designed and oversee its conflict-resolution system, and Deerfield Capital's Internal Audit Group regularly monitors the procedural aspects of the program. The program places particular emphasis on the equitable allocation of scarce investment opportunities—situations where Deerfield Capital is unable to obtain the full amount of the securities that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments.

      In these situations, Deerfield Capital's policy is to first determine and document the amount of the security it wishes to purchase for each of the participating accounts, based on the size and objectives of the accounts and other relevant factors. Deerfield Capital then places an order for the total of these amounts. If Deerfield Capital is able to obtain only partial execution of the order, its policy calls for the allocation of the purchased securities in the same proportion that it would have allocated a full execution of the order. The policy permits departure from such proportional allocation only if the allocation would result in an inefficiently small amount of the security being purchased for an account. In that case, the policy provides for a “rotational” protocol of allocating subsequent partial executions so that, on an overall basis, each account is treated equitably.

      Other conflict-resolution policies of Deerfield Capital that apply to the management of our company include controls for:

•	Split price executions—situations where Deerfield Capital places an order for multiple clients and the order is executed at different prices. Deerfield Capital's policy is that the executions are to be allocated to the participating accounts so that each account receives the same average price.

•	Cross trades—trades where Deerfield Capital places an order for a client account to buy (or sell) a particular security and places a simultaneous or virtually simultaneous order for another client account to sell (or buy) the same security. In such case, the pair of transactions must be approved by the Chief Investment Officer and Chief Compliance Officer and executed at a competitive price.

•	Principal trades—Deerfield Capital has a strict policy prohibiting transactions between client accounts and any proprietary account of Deerfield Capital or its principals or affiliates, unless special circumstances warrant and the transaction is approved by Deerfield Capital's Chief Investment Officer and Chief Compliance Officer, and is executed at a price that is fair to the non-proprietary account. If Deerfield Capital proposed a transaction between a proprietary account and our account, it would be required to obtain the prior approval of a majority of our independent directors.

•	Investment in other Deerfield Capital vehicles—We will not invest in any CDO or other investment fund managed by Deerfield Capital, other than those structured or co-structured on our behalf.

Our Financing Strategy

Leverage Strategy

      We use leverage in order to increase potential returns to our stockholders. We use leverage for the purpose of financing our portfolio and do not expect to speculate on changes in interest rates. However, our use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. While we have identified our leverage targets for each principal investment detailed above, our investment policies require no minimum or maximum leverage and our Investment Committee will have the discretion, without the need for further approval by our board of directors, to increase the amount of leverage we incur above our targeted range for individual asset classes.

      Deerfield Capital has broad experience in using leverage to enhance portfolio returns, and we believe this experience will help us enhance our returns.

Deerfield Capital's leverage experience includes the following:

•	On a daily basis, Deerfield Capital uses government securities repurchase agreements to leverage the gross asset value of the hedge funds it manages. The total amount of these repurchase agreements is typically about $20 to $25 billion. Deerfield Capital maintains formal relationships with approximately 35 counterparties for the purpose of financing its portfolios through repurchase agreements.

•	The CDOs that Deerfield Capital co-structures and manages are significantly leveraged vehicles. The principal amount of the debt securities issued by the CDOs is much greater than the equity tranches, which function as a “first loss” piece.

•	Deerfield Capital actively uses credit default swaps and total return swaps, which are leveraged instruments, to enhance investment returns.

•	Deerfield Capital actively invests in inherently leveraged instruments, such as non-investment grade bank loans, whose debt obligations typically exceed by substantial amounts their equity financing. As a result, Deerfield Capital has developed rigorous methods for, and has extensive experience in, analyzing the effect of leverage upon issuers' capital structures and their ability to meet their debt securities obligations.

•	Deerfield Capital actively trades for its hedge funds various derivative instruments that are inherently leveraged, such as interest rate swaps, swaptions, futures and futures options.

Repurchase Agreements

      We finance certain of our RMBS through the use of repurchase agreements. These agreements allow us to borrow against RMBS we own. We sell our RMBS to a counterparty and agree to repurchase the same RMBS from the counterparty at a price equal to the original sales price plus an interest factor. These agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related RMBS and pay interest to the counterparty.

      We expect that our repurchase agreement counterparties will be commercial and investment banks with whom we will have agreements in place that cover the terms of our transactions. All our repurchase agreement counterparties will be approved by Deerfield Capital's Risk Management Committee and will be monitored for changes in their financial condition.

      Repurchase agreements are one of the primary vehicles we use to achieve our desired amount of leverage for our RMBS. We intend to continue to maintain formal relationships with multiple counterparties for the purpose of obtaining financing on favorable terms.

      As of March 31, 2005, we had outstanding repurchase obligations under repurchase agreements with six counterparties totaling $2.7 billion with a weighted average borrowing rate of 2.85%.

Warehouse Facilities

      In addition to repurchase agreements, we rely on credit facilities for capital needed to fund our other investments. These facilities, referred to as warehouse lines or warehouse facilities, are typically lines of credit from other financial institutions that we can draw from to fund our investments. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.

      The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

      We intend to continue to maintain formal relationships with multiple counterparties for the purpose of maintaining warehouse lines on favorable terms.

      Market Square CDO Transaction. In March 2005, we entered into an agreement with UBS Securities LLC, or UBS, one of our underwriters, pursuant to which we and Deerfield Capital engaged UBS with respect to an approximately $300 million CDO transaction. Under the engagement agreement, UBS agreed to serve as the exclusive structurer and placement agent with respect to (a) the structuring of several classes of notes to be issued by Market Square CLO Ltd., or Market Square, a Cayman Islands limited liability company, and (b) the marketing and placement of the notes. We agreed to purchase 100% of the equity interest in Market Square, to be issued to us as preference shares for an aggregate purchase price of approximately $24 million (assuming an aggregate transaction size of $300 million). The notes issued by Market Square would be secured largely by a portfolio of loans, and our preference shares would be backed by the same portfolio of loans.

      In connection with the engagement agreement, we and Market Square also entered into a warehouse agreement with UBS AG, an affiliate of UBS, pursuant to which UBS AG agreed to finance the purchase by Market Square of up to $200 million of bank loans, subject to an increase in the total amount of bank loans to be financed by the affiliate upon mutual agreement of the parties. (The parties subsequently agreed to an increase to up to $300 million of bank loans.) Deerfield Capital would serve as the collateral manager for the loans and have the right to select the loans. As of March 31, 2005, approximately $197 million of the loans had been accumulated and we estimate that the aggregate fair value of the bank loans in the Market Square warehouse was in excess of the aggregate purchase price of the bank loans. The Market Square transaction closed on May 10, 2005, thus discharging all of our liabilities under the related warehouse agreement with UBS AG.

      Pinetree CDO Transaction. In May 2005, we entered into an agreement with UBS, one of our underwriters, pursuant to which we and Deerfield Capital engaged UBS with respect to a CDO transaction totalling approximately $300 million in ABS. Under the engagement agreement, UBS agreed to serve as the exclusive structurer and placement agent with respect to (a) the structuring of several classes of notes to be issued by Pinetree CDO, or Pinetree, a Cayman Islands limited liability company, and (b) the marketing and placement of the notes. We agreed to purchase 100% of the equity interests in Pinetree, which will be issued to us as preference shares for an aggregate purchase price of approximately $12 million (assuming an aggregate transaction size of $300 million). The notes issued by Pinetree will be secured largely by a portfolio of ABS and our preference shares will be backed by the same portfolio securities.

      In connection with the engagement agreement, we and Pinetree also entered into a warehouse agreement with UBS AG, an affiliate of UBS, pursuant to which UBS AG agreed to finance the purchase by Pinetree of up to $300 million of ABS. Deerfield Capital will serve as the collateral manager for the securities and will have the right to select the securities. As of May 1, 2005, approximately $127 million of the securities had been accumulated. Prior to the closing of the Pinetree transaction, we are entitled to the accrued interest on these securities in excess of the financing rate charged by UBS AG. If the Pinetree transaction is not consummated, UBS AG would liquidate the portfolio of securities and we would be required to pay the difference between the original purchase price of such securities and the price at which they are sold, which we refer to as collateral loss. If any of the securities are sold before the closing of the Pinetree transaction, we would be entitled to or bear any gain or collateral loss related to the sale. We would in no event be liable for any collateral loss in excess of the agreed-upon purchase price of the Pinetree preferred shares. Upon any liquidation of the securities portfolio, we have the option of purchasing the entire portfolio at the original purchase prices of such securities unless either we or Deerfield Capital failed to perform its material obligations under, or breached in any material respect any provision of, the warehouse agreement or engagement agreement, or any representation or warranty made by us or our manager in the warehouse agreement is proved to be materially incorrect. Although we expect to complete the Pinetree transaction during the third quarter of 2005, we cannot assure you when the transaction will be consummated or that it will be consummated at all. As of May 1, 2005, we estimate that the aggregate fair value of the securities in the Pinetree warehouse is in excess of the aggregate purchase price of the securities.

      As of March 31, 2005, we had outstanding borrowings under the warehouse line in connection with the Market Square transaction totaling $174 million with a borrowing rate of 0.55% above the applicable LIBOR.

Term Financing—CDOs

      We also finance certain of our assets using term financing strategies, including CDOs and other match-funded financing structures. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities, bank loans and corporate debt. Like typical securitization structures, in a CDO:

•	the assets are pledged to a trustee for the benefit of the holders of the bonds;

•	one or more classes of the bonds are rated by one or more rating agencies; and

•	one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing.

      Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CDO provided the proceeds are reinvested in qualifying assets. As a result, CDOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe CDO financing structures may be an appropriate financing vehicle for our targeted non-residential real estate asset classes, because they will enable us to obtain long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

      As of March 31, 2005, we had no outstanding borrowings under term financing structures.

Total Return Swaps

      Subject to maintaining our REIT qualification, we may finance certain of our investments using total return swaps. Total return swaps allow an investor to gain exposure to an underlying loan without actually owning the loan. In these swaps, the total return (interest, fees and capital gains/losses on an underlying loan) is paid to an investor in exchange for a floating rate payment. The investor pays a fraction of the value of the total amount of the loan that is referenced in the swap as collateral posted with the swap counterparty. The total return swap, therefore, is a leveraged investment in the underlying loan.

      We generally enter into total return swaps with one, two or three year maturities. Because swap maturities may not correspond with the maturities of the assets underlying the swap, we may wish to renew many of the swaps as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and—if they do not renew—that we would be able to obtain suitable replacement providers.

      Total return swaps will not be qualifying assets or produce qualifying income for purposes of the REIT asset and income tests. See “Federal Income Tax Consequences of Our Qualification as a REIT.” We may enter into total return swaps through a TRS, which may cause the income from such swaps to be subject to corporate income tax.

      As of March 31, 2005, we had not engaged in any total return swaps.

Our Hedging and Interest Rate Risk Management Strategy

      Repurchase agreements generally have maturities of 30 to 90 days and the weighted average life of the RMBS we own is generally longer. The difference in maturities, in addition to reset dates and reference indices, creates potential interest rate risk.

      We expect to utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with certain types of our borrowings. Under the federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, provided that our total gross income from such hedges and other non-qualifying sources must not exceed 25% of our total gross income.

      We engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Because of the tax rules applicable to REITs, we may be required to implement certain of these techniques through a TRS that is fully subject to corporate income taxation. However, no assurances can be given that these investment and leverage strategies can successfully be implemented. Our interest rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate swaps and/or swaptions; and

•	other similar transactions.

      These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets.

      We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements have historically been structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The repurchase agreements generally have maturities of 30 to 90 days and carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes.

      Interest rate management techniques do not eliminate risk but seek to mitigate interest rate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

•	the weighted average life of the MBS would be extended because prepayments of the underlying mortgage loans would decrease; and

•	the market value of any fixed rate MBS would decline as long-term interest rates increased.

      As of March 31, 2005, we had hedged a portion of the liabilities related to our mortgage portfolio by entering into a combination of two-year and three-year interest rate swaps. The total notional value of such swaps was approximately $1.8 billion.

Policies with Respect to Certain Other Activities

      If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

      We have not in the past but may in the future offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

      We have in the past and may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, we have not made in the past but may in the future make such investments for the purpose of exercising control over such entities.

      We engage in the purchase and sale of investments. We have in the past and may in the future make loans to third parties in the ordinary course of business for investment purposes. We will not underwrite the securities of other issuers.

      We have furnished and intend to continue to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

      Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

      We intend to qualify and will elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ended on December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

      As a REIT, we generally will not be subject to federal income tax on our net taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income or property.

      We generally expect to continue to make and hold our investments and conduct our other operations through the REIT or a wholly owned operating subsidiary, although certain of our future investments and activities may be conducted through Deerfield Triarc TRS Holdings, Inc., one of our TRSs, which will be subject to federal, state and local income tax on its income.

      Our investment activities are managed by Deerfield Capital, which we consider to be our promoter, and supervised by our Investment Committee and board of directors. Under our management agreement, we are obligated to pay Deerfield Capital an annual base management fee determined by our equity as well as an incentive fee based on our performance. See “Management—Management Agreement.”

      We conduct all of our business and hold all of our assets through our wholly owned operating subsidiary, Deerfield Triarc Capital LLC, and our TRSs. We currently have two TRSs, Deerfield Triarc TRS Holdings, Inc., which was formed to make investments that cannot be held at the REIT level, and Market Square CLO Ltd., which was formed to execute a CDO transaction that closed on May 10, 2005. Deerfield Triarc TRS Holdings, Inc. will hold its investments through a wholly owned operating subsidiary, Deerfield Triarc TRS Holdings, LLC.

      Our charter became effective on November 22, 2004 and was amended and restated on December 22, 2004.

Exclusion from Regulation Under the 1940 Act

      We intend to operate our business so as to be excluded from regulation under the 1940 Act. Because we conduct our business through wholly-owned subsidiaries, we must ensure not only that we qualify for an exclusion or exemption from regulation under the 1940 Act, but also that each of our subsidiaries so qualifies.

      The subsidiary that currently holds most of our assets, Deerfield Triarc Capital LLC, is excluded from 1940 Act regulation under a provision designed for companies that do not issue redeemable securities and are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. To qualify for this exclusion, we will need to ensure that at least 55% of Deerfield Triarc Capital LLC's assets consist of mortgage loans and other assets that are considered the functional equivalent of mortgage loans for purposes of the 1940 Act (collectively, “qualifying real estate assets”), and that at least 80% of Deerfield Triarc Capital LLC's assets consist of real estate-related assets (including qualifying real estate assets). Deerfield Triarc Capital LLC does not intend to issue redeemable securities.

      Based on no-action letters issued by Division of Investment Management of the Commission (the “Division”), we classify our investment in residential mortgage loans as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the mortgage loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets for the 55% test, but only real estate-related assets for the 80% test.

      We also consider agency whole pool certificates to be qualifying real estate assets. An agency whole pool certificate is a certificate issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae that represents the entire beneficial interest in the underlying pool of mortgage loans. By contrast, an agency certificate that represents less than the entire beneficial interest in the underlying mortgage loans is not considered to be a qualifying real estate asset for purposes of the 55% test, but constitutes a real estate-related asset for purposes of the 80% test.

      We generally do not expect Deerfield Triarc Capital LLC's investments in RMBS and CMBS, other than its investments in agency whole pool certificates, to constitute qualifying real estate assets for the 55% test, unless we determine that those investments are the “functional equivalent” of owning mortgage loans, which will depend, among other things on whether we have the unilateral foreclosure rights with respect to the underlying real estate collateral. Instead, these investments generally will be classified as real estate-related assets for purposes of the 80% test. We do not expect that Deerfield Triarc Capital LLC's investments in CDOs, ABS, bank loans and stressed and distressed debt securities will constitute qualifying real estate. Moreover, to the extent that these investments are not backed by mortgage loans or other interests in real estate, they will not constitute real estate-related assets. Instead, they will constitute miscellaneous assets, which can constitute no more than 20% of Deerfield Triarc Capital LLC's assets.

      None of Deerfield Triarc TRS Holdings, Inc., Deerfield Triarc TRS Holdings, LLC, nor Market Square CLO Ltd. can qualify for this mortgage company exclusion. Accordingly, we are careful that none of those entities is making or proposing to make a public offering of its securities, and we require that each owner of securities issued by those entities is a “qualified purchaser,” so that those entities are not investment companies subject to regulation under the 1940 Act. If we form other subsidiaries, we will be required to ensure that they qualify for an exemption or exclusion from regulation under the 1940 Act.

      Moreover, we must ensure that Deerfield Triarc Capital Corp. itself qualifies for an exclusion from regulation under the 1940 Act. We will do so by monitoring the value of our interests in our subsidiaries. At all times, we must ensure that no more than 40% of Deerfield Triarc Capital Corp.'s assets, on an unconsolidated basis, excluding government securities and cash, are “investment securities” as defined in the 1940 Act. Our interest in Deerfield Triarc Capital LLC does not constitute an “investment security” for these purposes, but our interest in Deerfield Triarc TRS Holdings, Inc. does constitute an “investment security.” Accordingly, we must monitor the value of our interest in these two subsidiaries to ensure that the value of our interest in Deerfield Triarc TRS Holdings, Inc. never exceeds 40% of the value of our total assets. We will be monitoring the value of our interest in Deerfield Triarc TRS Holdings, Inc. for tax purposes too; the applicable tax rules require us to ensure that the total value of the stock and other securities of Deerfield Triarc TRS Holdings, Inc. and other “taxable REIT subsidiaries” held directly or indirectly by us does not exceed 20% of the value of our total assets. These requirements may limit our flexibility in acquiring assets in the future.

      We have not received, nor have we sought, a no-action letter from the Division regarding how our investment strategy fits within the exclusions from regulation under the 1940 Act that we and our subsidiaries are using. To the extent that the Division provides more specific or different guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our investment strategy accordingly. Any additional guidance from the Division could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Competition

      Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate related assets, we compete with other mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase. Many of our competitors are significantly larger than us, have access to greater capital and other resources and may have other advantages over us. In addition to existing companies, other companies may be organized for similar purposes, including companies organized as REITs focused on purchasing mortgage assets. A proliferation of such companies may increase the competition for equity capital and thereby adversely affect the market price of our common stock. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.

      We have had and expect to continue to have access to Deerfield Capital's and Triarc's professionals and their industry expertise, which will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. In addition, we expect that these relationships will enable us to learn about, and compete more effectively for, financing opportunities with attractive companies in the industries in which we seek to invest. For additional information concerning the competitive risks we face, see “Risk Factors—Risks Related To Our Business—We operate in a highly competitive market for investment opportunities.”

Staffing

      We do not have any employees. We are managed by Deerfield Capital pursuant to the management agreement between Deerfield Capital and us. All of our executive officers are employees of Deerfield Capital or one or more of its affiliates. With the exception of our chief financial officer, our executive officers are not exclusively dedicated to our operations. In April 2005, Deerfield Capital hired Robert E. Armour, who serves as our chief financial officer and is exclusively dedicated to our operations. See “Management—Management Agreement.”

Legal Proceedings

      We and Deerfield Capital are not currently subject to any material legal proceedings.

Place of Business

      Our principal office is located at 8700 West Bryn Mawr Avenue, 12th Floor, Chicago, Illinois 60631. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

MANAGEMENT

Directors and Executive Officers

      Our board of directors consists of seven directors, four of which have been determined by our board to be independent in accordance with the general independence standards of the New York Stock Exchange.

      The terms of office of our board of directors are divided into three classes:

•	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2008 and when their successors are duly elected and qualify;

•	Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2006 and when their successors are duly elected and qualify; and

•	Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2007 and when their successors are duly elected and qualify.

      Our Class I directors are Messrs. Peltz, Fischer and Rothschild; our Class II directors are Messrs. Rubin and Sachs; and our Class III directors are Messrs. Trutter and Machinist. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors are elected and qualify.

      All of our executive officers are employees of Deerfield Capital or one or more of its affiliates. With the exception of our chief financial officer, our executive officers are not exclusively dedicated to our operators. In April 2005, Deerfield Capital hired Robert E. Armour, who serves as our chief financial officer and is exclusively dedicated to our operations.

      Our directors and executive officers, their ages and titles, as well as their positions with Deerfield, Deerfield Capital or Triarc, as of May 1, 2005, are as follows:

Name	Age	Title	Positions with Deerfield, Deerfield Capital or Triarc
Nelson Peltz	62	Chairman and Director	Chairman and Chief Executive Officer of Triarc; Director of Triarc; Director of Deerfield and Deerfield Capital
Gregory H. Sachs	39	Director	Chairman and Chief Executive Officer of Deerfield and Deerfield Capital; Director of Triarc; Director of Deerfield and Deerfield Capital
Robert E. Fischer	75	Director
Robert B. Machinist	52	Director
Peter Rothschild	49	Director
Howard Rubin	49	Director
Jonathan W. Trutter	46	Chief Executive Officer and Director	Chief Investment Officer, Senior Managing Director and Director of Bank Loan Group of Deerfield Capital
Robert C. Grien	45	President	Managing Director of Deerfield Capital
Robert E. Armour	38	Senior Vice President, Chief Financial Officer and Treasurer	Senior Vice President of Deerfield Capital
Frederick L. White	60	Senior Vice President, General Counsel and Secretary	Managing Director and General Counsel of Deerfield Capital; Assistant Secretary and General Counsel of Deerfield

Biographical Information

      Information for each of our independent directors and Messrs. Armour and White is set forth below. For biographical information on Messrs. Peltz, Sachs, Trutter and Grien, see “Investment Committee” below.

      Robert E. Fischer. Mr. Fischer has been a member of our board of directors since December 2004. Mr. Fischer is a Senior Partner in the Corporate Practices Group at Wolf, Block, Schorr and Solis-Cohen, LLP. He has been with the firm since 1998. From 1961 to 1998, Mr. Fischer practiced law at Lowenthal, Landau, Fischer & Bring P.C., which merged with Wolf, Block, Schorr and Solis-Cohen LLP in 1998. Mr. Fischer received his Bachelor's Degree from Syracuse University, and his J.D. from Yale Law School. Mr. Fischer serves on the Board of Directors of a trust established to oversee the liquidation of assets of Allegiance Telecom Inc. and its subsidiaries. Mr. Fischer has previously served on the Board of Directors and Audit Committee of the DLJ International Fund (from June 1995 to November 2000), the DLJ Emerging Markets Fund (from June 1995 to November 2000), and the DLJ High Yield Bond Fund (from July 1998 to November 2000).

      Robert B. Machinist. Mr. Machinist has been a member of our board of directors since December 2004. Since August 2004, Mr. Machinist has been a managing partner of MB Investment Partners, a New York based money management firm. Since 2003, Mr. Machinist also has served as non-executive Chairman of Dobi Medical, Inc., a New Jersey based manufacturer of breast imaging technology. Since 2001, Mr. Machinist has served as a managing partner of M Capital, LLC, a management company. From 1998 to December 2001, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. From January 1986 through November 1998, Mr. Machinist was president and one of the principal founders of Patricof & Co. Capital Corp. and its successor companies. For the period December 1980 to January 1986, Mr. Machinist was managing director and co-CEO of Midland Capital Corporation, a publicly listed diversified small business investment company, with holdings in aerospace, defense, energy and financial services. Mr. Machinist holds a B.A. in Philosophy and Chemistry from Vassar College. Mr. Machinist serves as Chairman of the Board of Directors of DOBI Medical International, Inc., and on the Board of Insite One Inc.

      Peter Rothschild. Mr. Rothschild has been a member of our board of directors since December 2004. Mr. Rothschild has been the Managing Member of Daroth Capital LLC since its founding in 2001, and is the President and CEO of its wholly owned subsidiary, Daroth Capital Advisors LLC since 2002. Prior to founding Daroth Capital, Mr. Rothschild was a Managing Director and Co-Head of the Leveraged Finance and Industrial Finance groups at Wasserstein Perella, the predecessor company to Dresdner Kleinwort Wasserstein and was with the organization from 1996 to 2001. From 1990 to 1996, Mr. Rothschild was a Senior Managing Director and Head of the Natural Resources Group at Bear, Stearns & Co. Inc. and was one of the founders of the firm's Leveraged Finance and Financial Buyer Coverage groups. From 1984 to 1990, Mr. Rothschild was also a Managing Director and Head of the Industrial Group at Drexel Burnham Lambert. Mr. Rothschild graduated from Tufts University, summa cum laude, with a Bachelor of Science Degree in Mechanical Engineering and from Harvard Graduate School of Business Administration with a Master's Degree in Business Administration.

      Howard Rubin. Mr. Rubin has been a member of our board of directors since December 2004. Since 1999, Mr. Rubin has been retired, although he continues to serve as a director on various boards. Since 2000, he has been a member of the board of directors and the chairman of the audit committee of Capstead Mortgage Corporation and, from 2004 to present, a member of the board of directors of Global Signal Inc. He has over 20 years of experience trading mortgage-backed securities. From 1987 to his retirement in 1999, Mr. Rubin was a Senior Managing Director at Bear, Stearns & Co. Inc., where he ran the Collateralized Mortgage Obligations desk. Mr. Rubin received a Masters of Business Administration from Harvard Business School and a B.S.E. in Chemical Engineering from Lafayette College.

      Robert E. Armour. Mr. Armour has been our Chief Financial Officer since April 2005. Mr. Armour has been a senior vice president of Deerfield Capital since April 2005. Prior to joining Deerfield Capital in April 2005, Mr. Armour was a senior manager with PricewaterhouseCoopers

LLP, providing audit and financial consulting services to life and property/casualty insurance, mutual fund and venture capital clients from July 2003 to April 2005 and July 1989 to August 2002. From August 2002 to July 2003, Mr. Armour was a vice president with Aon Re Services, Inc., providing accounting services to Aon's reinsurance clients. He received a B.B.A with dual majors in Accounting and Finance from the University of Wisconsin at Madison. He is licensed as a Certified Public Accountant in the states of Illinois and Minnesota, and is a member of the American Institute of CPAs and the Minnesota CPA Society.

      Frederick L. White. Mr. White has been our Senior Vice President, General Counsel and Secretary since December 2004. Mr. White is a Managing Director and serves as General Counsel of Deerfield Capital and General Counsel and Assistant Secretary of Deerfield. Mr. White joined Deerfield in 2002. From 1989 to 2002, Mr. White was previously a partner in the Chicago office of Gardner, Carton & Douglas, where he was co-chair of the firm's Investment Management Practice Group. He concentrated his practice in the representation of private onshore and offshore investment funds, investment advisers, securities and commodity brokerage firms, commodity trading advisors, and institutional investors in connection with their investments in alternative investment products. Before joining Gardner Carton, Mr. White was a partner in the Chicago office of Kirkland & Ellis. Prior to that, he was with the Commodity Futures Trading Commission (from 1975-1979) and the Securities and Exchange Commission (from 1970-1975), both in Washington, D.C. Mr. White is a 1966 graduate of Cornell University and a 1969 graduate of the University of Michigan Law School.

Investment Committee

      The role of our Investment Committee is to review and approve our investment policies, and review and approve our investment portfolio holdings and related compliance with our investment policies. The Investment Committee will meet as frequently as necessary in order for us to achieve our investment objectives.

      Our Investment Committee consists of: Edward P. Garden, Robert C. Grien, Peter W. May, Nelson Peltz, Scott A. Roberts, who also serves as Chairman of the Committee, Gregory H. Sachs and Jonathan W. Trutter. Each Investment Committee member's positions with Deerfield, Deerfield Capital or Triarc is summarized in the following table.

Name	Positions with Deerfield, Deerfield Capital or Triarc
Edward P. Garden	Director and Vice Chairman of Triarc; Director of Deerfield and Deerfield Capital
Robert C. Grien	Managing Director of Deerfield
Peter W. May	President and Chief Operating Officer of Triarc; Director of Triarc; Director of Deerfield and Deerfield Capital
Nelson Peltz	Chairman and Chief Executive Officer of Triarc; Director of Triarc; Director of Deerfield and Deerfield Capital
Gregory H. Sachs	Chairman and Chief Executive Officer of Deerfield and Deerfield Capital; Director of Triarc; Director of Deerfield and Deerfield Capital
Scott A. Roberts	President of Deerfield and Deerfield Capital; Director of Deerfield and Deerfield Capital
Jonathan W. Trutter	Chief Investment Officer and Senior Managing Director of Deerfield Capital

      Additional biographical information regarding members of our Investment Committee is as follows:

      Edward P. Garden. Mr. Garden has been a Director and Vice Chairman of Triarc since December 2004 and from August 2003 until December 2004 served as an Executive Vice President of Triarc. He also serves as a director of Deerfield and Deerfield Capital. Prior to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he had served as a senior investment banker in the Financial Sponsors Group since 1999. From 1994 to 1999, he was a managing director at BT Alex Brown, where he was a senior member of the Financial Sponsors Group and, prior to that, Co-Head of Equity Capital Markets. Mr. Garden received a B.A. from Harvard University. Mr. Garden is the son-in-law of Nelson Peltz.

      Robert C. Grien. Mr. Grien has served as our President since December 2004 and will continue to serve as our President following this offering. Mr. Grien is a Managing Director at Deerfield Capital. Prior to that, Mr. Grien co-founded Kelso Mezzanine Fund, L.P., in 2002, before that he was a Managing Director at Credit Suisse First Boston and Donaldson Lufkin & Jenrette Securities Corporation, or DLJ. Mr. Grien joined DLJ in 1989 and became Chief Credit Officer of DLJ's Investment Banking Group in 1997, Chief Credit Officer of DLJ's Leveraged Finance Group in 1998, and Chief Credit Officer of both of these groups in 2000. Following the acquisition of DLJ in 2000 by Credit Suisse Group, through its affiliate Credit Suisse First Boston, Mr. Grien joined DLJ Strategic Partners, L.P, as one of two founding Managing Partners and as a member of its investment committee. Prior to joining DLJ, Mr. Grien worked as an associate at Gabelli and Company in New York from 1988 to 1989 while attending Columbia Business School. From 1984 to 1987, he held a seat on the New York Futures Exchange, and from 1981 to 1984, he was a registered representative and analyst for Thomas J. Herzfeld & Co. Mr. Grien received a B.A. in Political Science from Tulane University and an M.B.A. with beta gamma sigma honors from Columbia Business School.

      Peter W. May. Mr. May has been a director and the President and Chief Operating Officer of Triarc since April 1993. He also serves as a director of Deerfield and Deerfield Capital. Since April 2003, Mr. May has also been a director or manager and officer of certain of Triarc's other subsidiaries. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group, Limited Partnership, or Trian, which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 until December 1988, he was President and Chief Operating Officer and a director of Triangle Industries, Inc., or Triangle, which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. May has also served as a director of Encore Capital Group, Inc. (formerly MCM Capital Group, Inc.) since February 1998.

      Nelson Peltz. Mr. Peltz was elected a director of our company in November 2004. Mr. Peltz has been a director and the Chairman and Chief Executive Officer of Triarc since April 1993. He also serves as a director of Deerfield and Deerfield Capital. Since April 2003, Mr. Peltz has also been a director or manager and officer of certain of Triarc's other subsidiaries. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian. He was Chairman and Chief Executive Officer and a director of Triangle from 1983 until December 1988. Mr. Peltz has also served as a director of Encore Capital Group, Inc. since January 2003. He is also the father-in-law of Edward P. Garden.

      Gregory H. Sachs. Mr. Sachs was elected a director of our company in November 2004. Mr. Sachs is Chairman and Chief Executive Officer of Deerfield and Deerfield Capital and is a director of Triarc. He also serves as a director of Deerfield and Deerfield Capital. Prior to founding Deerfield in 1993, Mr. Sachs served as Vice President and Trading Manager of Harris Trust and Savings Bank's Global Fixed Income Trading Division, the bank's proprietary trading group. Prior to joining Harris Trust and Savings Bank, Mr. Sachs worked as a fixed income portfolio manager at Lotsoff Capital Management, a registered investment adviser in Chicago. Mr. Sachs received both a B.B.A. in Actuarial Science and Quantitative Analysis and an M.S. in Quantitative Analysis and Finance and from the University of Wisconsin at Madison.

      Scott A. Roberts. Mr. Roberts is President and a director of Deerfield and Deerfield Capital. Mr. Roberts joined Deerfield in 2000. From January 2000 to April 2000, Mr. Roberts served as Chief Investment Officer at Liberty Hampshire and, from 1992 to 2000, with several Zurich Insurance Company subsidiaries, including Scudder Kemper Investments, Zurich Investment Management, and Centre Re. Mr. Roberts was responsible for all fixed income research, fixed income portfolio management and trading of all Zurich entities, as well as for third party institutional fixed income clients. Mr. Roberts also built a separate asset-backed securities group that managed over $4 billion. In total, Mr. Roberts was responsible for over $80 billion in fixed income assets, including all structured investments. During 1998 and 1999, Mr. Roberts also oversaw three collateralized bond obligation/collateralized loan obligation transactions at Scudder Kemper Investments. From March 1991 to February 1992, Mr. Roberts was the Director of Fixed Income for Loomis Sayles. From 1987 to 1991, Mr. Roberts was a Senior Vice President and Portfolio Manager for Putnam Investments. Mr. Roberts has served on the board of directors of several of the firms with which he has worked, including Centre Cat, Centre Investment Services, Zurich Investment Management, and Liberty Hampshire. Mr. Roberts is also a member of the board of the Applied Security Analysis Program at the University of Wisconsin. Mr. Roberts received a B.S. in Accounting and Finance from Marquette University and an M.B.A. in Finance and Investments from the Applied Security Analysis Program at the University of Wisconsin at Madison. Mr. Roberts is a member of the Association of Investment Management and Research, the Chicago Society of Security Analysts and the Board of The Applied Security Analysis Program at the University of Wisconsin.

      Jonathan W. Trutter. Mr. Trutter has been our director and Chief Executive Officer since December 2004 and will continue to be a director and our Chief Executive Officer following this offering. Mr. Trutter is also the Chief Investment Officer of Deerfield Capital and the Senior Managing Director responsible for Deerfield Capital's Bank Loan Trading. Mr. Trutter joined Deerfield in 2000. From 1989 to 2000, Mr. Trutter was a Managing Director of Scudder Kemper Investments where he directed the Bank Loan/Private Placement Department. Mr. Trutter was formerly a Portfolio Manager for the Kemper Diversified Income Fund, Kemper Multi-Market Income Trust and Kemper Strategic Income Fund, all of which were multi-sector funds. In this capacity, Mr. Trutter was active in managing and trading a diversified array of fixed income assets totaling more than $1 billion, including Treasury Bonds, Mortgages, G-10 Government Bonds, Emerging Market Bonds, High Grade and High Yield Corporate Bonds. In addition, Mr. Trutter also managed the foreign-exchange management of the funds' non-dollar positions. Subsequently, Mr. Trutter assisted in the establishment of a Private Debt Department at Scudder Kemper Investments. This group invested in private placements and bank loans on behalf of various clients. From 1985 to 1989, Mr. Trutter was Vice President in the Chicago office of Bank of America. Mr. Trutter received a B.A. with dual majors in East Asian Languages and International Relations from the University of Southern California and an M.M. from The J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Trutter is a Certified Public Accountant.

Board Committees

      Our board has established three committees consisting solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Audit Committee

      Our board of directors has established an audit committee, which is composed of three of our independent directors, Messrs. Rothschild, Machinist and Rubin. Mr. Rothschild chairs our audit committee and has been determined by our board of directors to be an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

      The committee is also responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

      Our board of directors has established a compensation committee, which is composed of Messrs. Machinist, Rothschild and Fischer. Mr. Machinist chairs the committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	review the compensation payable to our officers;

•	evaluate the performance of our manager;

•	review the compensation and fees payable to our manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

      Our board of directors has established a nominating and corporate governance committee, which is composed of Messrs. Fischer, Rothschild and Machinist. Mr. Fischer chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee's selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors' performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

      Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to Deerfield Capital's officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

      Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Director Compensation

      Any member of our board of directors who is also an employee of ours, Deerfield Capital, Deerfield or Triarc, or the excluded directors, will not receive additional compensation for serving on our board of directors. Each non-excluded director receives an annual cash retainer of $45,000 and a fee of $1,000 for each full board meeting attended in person or telephonically. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

      Our non-excluded directors are also eligible to receive restricted stock, option and other stock-based awards under our stock incentive plan. Our non-excluded directors each received an award of 3,000 shares of restricted stock on May 24, 2005, which shares vested on the date of grant, and will receive subsequent awards of 1,500 shares on an annual basis, subject to formal grant by the compensation committee of our board of directors.

Executive Compensation

      Because our management agreement provides that our manager is responsible for managing our affairs, our officers, in their capacities as such, do not receive cash compensation directly from us. We pay Deerfield Capital an annual management fee, and Deerfield Capital uses the proceeds from the management fee, in part, to pay compensation to its officers and employees, some of whom are our officers.

2004 Stock Incentive Plan

      In connection with our formation as a REIT, we established the 2004 stock incentive plan for the purpose of attracting and retaining our executive officers, employees, directors and other persons and entities that provide services to us. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights.

      Administration of the stock incentive plan is carried out by the compensation committee of the board of directors. The compensation committee may delegate its authority under the stock incentive plan to one or more officers but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the compensation committee and its delegate.

      Our officers and employees and those of our affiliates are eligible to participate in the stock incentive plan. Our directors and other persons and entities that provide services to us are also eligible to participate in the stock incentive plan.

      Up to 2,692,313 shares of common stock are available for issuance under the stock incentive plan. The share authorization, the incentive stock option limit and the terms of outstanding awards will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events.

      The stock incentive plan provides for the grant of (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and (ii) options that are not intended to so qualify. The principal difference between incentive stock options and other options is that a participant generally will not recognize ordinary income at the time an incentive stock option is granted or exercised, but rather at the time the participant disposes of the shares acquired under the incentive stock option. In contrast, the exercise of an option that is not an incentive stock option generally is a taxable event that requires the participant to recognize ordinary income equal to the difference between the shares' fair market value and the option price. The employer will not be entitled to a federal income tax deduction with respect to incentive stock options except in the case of certain dispositions of shares acquired under the options. The employer may claim a federal income tax deduction on account of the exercise of an option that is not an incentive stock option equal to the amount of ordinary income recognized by the participant.

      The administrator will select the participants who are granted options and, consistent with the terms of the stock incentive plan, will prescribe the terms of each option. The option price cannot be less than the shares' fair market value on the date the option is granted. Except for adjustments on account of stock dividends, stock splits and similar events (described above), the option price of an outstanding option cannot be reduced without the approval of our shareholders. The option price may be paid in cash or, with the administrator's consent, by surrendering shares of common stock, or a combination of cash and common stock. Options may be exercised in accordance with requirements set by the administrator. The maximum period in which an option may be exercised will be fixed by the administrator but cannot exceed ten years. Options generally will be nontransferable except in the event of the participant's death but the administrator may allow the transfer of options to members of the participant's immediate family, a family trust or a family partnership. No participant may be granted incentive stock options that are first exercisable in a calendar year for common stock having a total fair market value (determined as of the option grant), exceeding $100,000.

      The administrator also will select the participants who are granted stock awards and, consistent with the terms of the stock incentive plan, will establish the terms of each stock award. A stock award may be subject to vesting requirements or transfer restrictions or both as determined by the administrator. Those conditions may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer shareholder returns or other financial or operational measures that the administrator may designate.

      The stock incentive plan also authorizes the grant of performance shares, i.e., the right to receive a future payment, based on the value of the common stock, if certain conditions are met. The administrator will select the participants who are granted performance share awards and will establish the terms of each award. The conditions established for earning a performance share award may include, for example, a requirement that the participant complete a specified period of service or that certain objectives be achieved. The objectives may be based on performance goals that are stated with reference to funds from operations or funds from operations per share, return on equity, total earnings, earnings per share, earnings growth, return on capital, fair market value of the common stock, appreciation in value of the common stock, peer shareholder returns or other financial or operational measures that the administrator may designate. To the extent that a performance award is earned, it may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

      The administrator also will select the participants who receive stock appreciation rights under the stock incentive plan. A stock appreciation right entitles the participant to receive a payment of up to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the fair market value of a share of common stock on the date the stock appreciation right was granted. A stock appreciation right will be exercisable at such times and subject to such conditions as may be established by the administrator. The amount payable upon the exercise of a stock appreciation right may be settled in cash, by the issuance of common stock or a combination of cash and common stock.

      The stock incentive plan provides that outstanding awards will be exercisable, vested or earned upon a change in control (as defined in the stock incentive plan). The stock incentive plan also provides that the benefits or amounts payable under awards will be reduced to avoid the parachute payment excise tax unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. The preceding limitation will not apply, however, if the award agreement or other agreement provides that we will indemnify the participant from any excise tax liability.

      No awards may be granted under the stock incentive plan after December 16, 2014. The board of directors may amend or terminate the stock incentive plan at any time, but an amendment will not become effective without the approval of our shareholders if it increases the number of shares of common stock that may be issued under the stock incentive plan (other than changes to reflect certain corporate transactions and changes in capitalization as described above). No amendment or termination of the stock incentive plan will affect a participant's rights under outstanding awards without the participant's consent.

      Upon completion of our December 2004 private offering, we granted to Deerfield Capital 403,847 shares of restricted stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of December 31, 2004, on assuming all outstanding options are exercised. These shares and options will vest or become exercisable in three equal annual installments beginning on December 23, 2005, the first anniversary of the closing date of our December 2004 private offering, and Deerfield Capital has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it. On May 24, 2005, we granted to each of our independent directors 3,000 shares of restricted stock, which shares vested on the date of grant.

Equity Compensation Plan Information

      The following table presents information as of December 31, 2004 with respect to compensation plans under which shares of our common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Shareholders	1,346,156	$15.00	942,310
Equity Compensation Plans Not Approved by Shareholders(3)	—	—	—

Total	1,346,156	$15.00	942,310

(1)	There are no outstanding warrants or rights.

(2)	Amounts exclude any securities to be issued upon exercise of outstanding options. Does not reflect the grant of an aggregate of 12,000 shares of restricted stock granted to our independent directors on May 24, 2005 under our stock incentive plan.

(3)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Indemnification and Limitation on Liability; Insurance

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

      Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

      Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

      We have obtained, a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Management Agreement

      Upon completion of our December 2004 private offering, we entered into a management agreement with Deerfield Capital, pursuant to which it provides for the day-to-day management of our operations.

      The management agreement requires Deerfield Capital to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Deerfield Capital's role as manager is under the supervision and direction of our board of directors. Deerfield Capital is responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing activities, and (iii) providing us with investment advisory services. Deerfield Capital is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;
(ii)	investigating, analyzing and selecting possible investment opportunities;
(iii)	with respect to any prospective investment by us and any sale, exchange or other disposition of any investment by us, conducting negotiations on our behalf with sellers and purchasers and their respective agents, representatives and investment bankers;
(iv)	engaging and supervising, on our behalf and at our expense, independent contractors who provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;
(v)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;
(vi)	providing executive and administrative personnel, office space and office services required in rendering services to us;
(vii)	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by Deerfield Capital and our board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;
(viii)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;
(ix)	counseling us in connection with policy decisions to be made by our board of directors;
(x)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the investment guidelines;
(xi)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;
(xii)	counseling us regarding the maintenance of our exclusion from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exclusion;
(xiii)	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets;

(xiv)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by Deerfield Capital;
(xv)	monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xvi)	investing or reinvesting any money or securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;
(xvii)	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;
(xviii)	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;
(xix)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;
(xx)	taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the provisions of the Internal Revenue Code and Treasury Regulations applicable to REITs;
(xxi)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;
(xxii)	using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;
(xxiii)	advising us with respect to obtaining appropriate warehouse or other financings for our assets;
(xxiv)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;
(xxv)	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or Deerfield Capital shall deem appropriate under the particular circumstances; and
(xxvi)	using commercially reasonable efforts to cause us to comply with all applicable laws.

      Pursuant to the management agreement, Deerfield Capital will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Deerfield Capital, its directors, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify Deerfield Capital, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Deerfield Capital has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by Deerfield Capital's employees relating to the terms and conditions of their employment by Deerfield Capital. Deerfield Capital is required during the term of the management agreement to carry errors and omissions and other customary insurance. Nothing in the management agreement will (i) prevent Deerfield Capital or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any person, including, without limitation, investing in or rendering advisory services to others investing in any type of conduit CMBS or other mortgage loans, whether or not the investment objectives or policies of any other such person are similar to ours, or (ii) in any way bind or restrict Deerfield Capital or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom Deerfield Capital or any of its affiliates, officers, directors or employees may be acting.

      Pursuant to the terms of the management agreement, Deerfield Capital is required to provide us with our management team, including a chief executive officer, president and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by Deerfield Capital to us. Prior to the effective date of any registration statement registering a class or series of our securities under the Securities Act, Deerfield Capital is required under the terms of the management agreement to provide us with a chief financial officer who will be exclusively dedicated to the operations of our company. In April 2005, Deerfield Capital hired Robert E. Armour, who serves as our chief financial officer and is exclusively dedicated to our operations.

      The initial term of the management agreement expires on December 31, 2007 and will be automatically renewed for a one year term each anniversary date thereafter. After the initial term, our independent directors will review Deerfield Capital's performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination that the management fees payable to Deerfield Capital are not fair, subject to Deerfield Capital's right to prevent such a compensation termination by accepting a mutually acceptable reduction of management fees that at least two-thirds of our independent directors determine to be fair. Our board of directors will provide 180 days' prior notice of any such termination and Deerfield Capital will be paid a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by Deerfield Capital during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

      We may also terminate the management agreement for cause without payment of the termination fee with 30 days' prior written notice from our board of directors. Cause is defined as:

•	Deerfield Capital's continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof;

•	Deerfield Capital's fraud, misappropriation of funds, or embezzlement against us;

•	Deerfield Capital's gross negligence of duties under the management agreement;

•	the occurrence of certain events with respect to the bankruptcy or insolvency of Deerfield Capital, including an order for relief in an involuntary bankruptcy case or Deerfield Capital authorizing or filing a voluntary bankruptcy petition;

•	the dissolution of Deerfield Capital; and

•	change of control of Deerfield Capital,

without payment of the termination fee. Cause does not include unsatisfactory performance that is materially detrimental to our business.

      The management agreement may be terminated at the option of Deerfield Capital, without payment of the termination fee, in the event we become regulated as an investment company under the 1940 Act, with such termination deemed to occur immediately prior to such event.

Management Fees and Incentive Compensation

      We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of Deerfield Capital to conduct our operations. Expense reimbursements to Deerfield Capital are made on the first business day of each calendar month.

      Base Management Fee. We pay Deerfield Capital a base management fee monthly in arrears in an amount equal to 1⁄12 of our equity times 1.75%. Deerfield Capital uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

      For purposes of calculating the base management fee, our equity means, for any month, the sum of the net proceeds from any issuance of our equity securities, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for repurchases of our common stock. The foregoing calculation of the base management fee will be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Deerfield Capital and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

      Deerfield Capital's base management fee is to be calculated by Deerfield Capital within fifteen business days after the end of each month and such calculation is to be promptly delivered to us. We are obligated to pay the base management fee in cash within twenty business days after the end of each month.

      Reimbursement of Expenses. Because Deerfield Capital's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, Deerfield Capital is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis.

      We also pay all operating expenses, except those specifically required to be borne by Deerfield Capital under the management agreement. Deerfield Capital is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of Deerfield Capital's employees and other related expenses. The expenses required to be paid by us include, but are not limited to:

•	issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	legal, tax, accounting, consulting, auditing and administrative fees and expenses;

•	the compensation and expenses of our directors and the cost of liability insurance to indemnify our directors and officers;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses associated with other securities offerings of ours;

•	expenses relating to the payment of dividends;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

•	costs incurred by employees of Deerfield Capital for travel on our behalf;

•	the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, and custodial fees and expenses;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf; and

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of Deerfield Capital.

      In addition, we are required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of Deerfield Capital and its affiliates required for our operations.

      Incentive Compensation. In addition to the base management fee, Deerfield Capital will receive quarterly incentive compensation in an amount equal to the product of: (a) 25% of the dollar amount by which (i) our net income (determined in accordance with GAAP) and before non-cash equity compensation expense and before incentive compensation, for the quarter per common share (based on the weighted average number of common shares outstanding for the quarter) exceeds (ii) an amount equal to (A) the weighted average of the price per share of the common shares in our December 2004 private offering and the prices per common shares in any subsequent offerings by us (including this offering), in each case at the time of issuance thereof, multiplied by (B) the greater of (1) 2.00% and (2) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (b) the weighted average number of common shares outstanding during the quarter; provided, that the foregoing calculation of incentive compensation shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Deerfield Capital and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

      We structured the incentive fee this way in order to provide Deerfield Capital with an incentive to manage our portfolio with a view towards achieving positive net income. Our ability to achieve returns in excess of the thresholds noted above in order for Deerfield Capital to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

      Deerfield Capital will compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we will pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of Deerfield Capital's written statement setting forth the computation of the incentive fee for such quarter. The management agreement provides that 15% of Deerfield Capital's incentive compensation is to be paid in shares of our common stock (provided that under our management agreement, Deerfield Capital may not receive payment of its incentive fee in shares of our common stock if such payment would result in Deerfield Capital owning directly or indirectly through one or more subsidiaries more than 9.8% of our common stock) and the balance in cash. Deerfield Capital may, in its sole discretion, elect to receive a greater percentage of its incentive compensation in the form of our common stock. Under our management agreement, Deerfield Capital agrees that it may not elect to receive shares of our common stock as payment of its incentive compensation, except in accordance with all applicable securities exchange rules and securities laws (including prohibitions on insider trading).

      The number of shares to be received by Deerfield Capital will be based on the fair market value of these shares. Shares of our common stock delivered as payment of the incentive fee will be immediately vested or exercisable, provided that Deerfield Capital has agreed not to sell the shares prior to one year after the date they are paid. Deerfield Capital's transfer restriction will lapse if the management agreement is terminated. Deerfield Capital will have the right in its discretion to allocate these shares to its officers, employees and other individuals who provide services to it.

      We have agreed to register the resale of these shares of our common stock. We have also granted Deerfield Capital the right to include these shares in any registration statements we might file in connection with any future public offerings, subject only to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among selling stockholders participating in those offerings).

      An example of a hypothetical quarterly incentive fee calculation under our management agreement with Deerfield Capital follows.

      This hypothetical example assumes the following:

•	GAAP net income before non-cash equity compensation expense (“Adjusted GAAP net income”) equals $9,000,000;

•	27,338,986 shares of common stock are outstanding and the weighted average number of shares of common stock outstanding during the quarter is 27,338,986;

•	U.S. 10-year treasury rate is 4.5%; and

•	weighted average offering price per share of common stock is $15.00.

      Under these assumptions, the quarterly incentive fee payable to Deerfield Capital would be as calculated below:

1.	Adjusted GAAP net income per share ($9,000,000/27,338,986)	$0.3292
2.	Weighted average offering price per share of common stock ($15.00) multiplied by the greater of (A) 2.00% or (B) 0.50% plus one-fourth of the 10-year U.S. treasury rate (1.63%)	$0.3000
3.	Excess of Adjusted GAAP net income per share over amount calculated in 2 above ($0.3292–$0.3000)	$0.0292
4.	Weighted average number of shares outstanding multiplied by the amount calculated in 3 above (27,338,986 x $0.0292)	$798,304
5.	Incentive Fee equals 25% of amount calculated in 4 above	$199,576

Restricted Stock and Option Grant

      Upon completion of our December 2004 private offering, we granted to Deerfield Capital 403,847 shares of restricted stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of the date of this prospectus, assuming all outstanding options are exercised. These shares and options will vest or become exercisable in three equal annual installments beginning on December 23, 2005, the first anniversary of the closing date of our December 2004 private offering, and Deerfield Capital has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it.

Conflicts of Interest in Our Relationship with Deerfield Capital

      We are entirely dependent upon Deerfield Capital for our day-to-day management and do not have any independent officers. Our chairman, chief executive officer, president, chief financial officer and general counsel also serve as officers and/or directors of Deerfield Capital and/or Triarc. In addition, certain of our other directors and all of the members of our Investment Committee are directors and/or officers of Deerfield, Deerfield Capital and/or Triarc. As a result, our management agreement with Deerfield Capital was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm's length with an unaffiliated third party.

      Deerfield Capital has discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Subject to required independent director approval, Deerfield Capital may invest our assets in entities in which Deerfield Capital has a financial interest or that Deerfield Capital manages. Deerfield Capital has a conflict-resolution system in place so that our company may share equitably with other Deerfield Capital client accounts in all investment opportunities—particularly those involving a security with limited supply—that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account receiving favorable treatment over any other client account. See “Business—Resolution of Potential Conflicts of Interest in Equitable Allocation of Investment Opportunities.” On May 10, 2005, we purchased 100% of the equity interest, issued as preference shares, of a CDO, Market Square CLO, Ltd., or Market Square, a Cayman Islands limited liability company, for $24 million. Deerfield Capital serves as the collateral manager for the loans in the CDO and has the right to select such loans.

      The ability of Deerfield Capital and its officers and employees to engage in other business activities may reduce the time Deerfield Capital spends managing us.

      While we do not currently contemplate entering into any investment opportunity in which Deerfield Capital, Deerfield or Triarc has an interest, we may enter into such transactions in the future. In the event that any such investment opportunity is made available to us in the future, the transaction will require the approval of a majority of our independent directors.

      We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own accounts in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of Deerfield Capital who provide services to us from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement will (i) prevent Deerfield Capital or any of its affiliates, officers, directors or employees from engaging in other businesses or from rendering services of any kind to any person including, without limitation, investing in or rendering advisory services to others investing in any type of conduit CMBS or other mortgage loans, whether or not the investment objectives or policies of any other such person are similar to ours, or (ii) in any way bind or restrict Deerfield Capital or any of its affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom Deerfield Capital or any of its affiliates, officers, directors or employees may be acting.

      The management compensation structure that we have agreed to with Deerfield Capital may cause Deerfield Capital to invest in potentially higher yielding investments. Investments with higher yield potential are generally riskier or more speculative. The compensation we pay Deerfield Capital consists of both a base management fee that is not tied to our performance and an incentive management fee that is based entirely on our performance. The risk of the base management fee component is that it may not sufficiently incentivize Deerfield Capital to generate attractive risk-adjusted returns for us. The risk of the incentive fee component is that it may cause Deerfield Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive fee. This could result in increased risk to the value of our invested portfolio. Subject to certain limitations, Deerfield Capital will receive at least 15% of its incentive fee in the form of shares of our common stock, and, at Deerfield Capital's option, may receive up to 100% of its incentive fee in the form of shares of our common stock. Deerfield Capital has the right in its discretion to allocate these shares to its officers, employees and other individuals who provide securities to it. Any such shares received would have the benefit of registration rights.

      Termination of the management agreement with Deerfield Capital without cause is difficult and costly. The management agreement provides that it may only be terminated without cause following the initial period annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon (a) unsatisfactory performance by Deerfield Capital that is materially detrimental to us or (b) a determination that the management fee payable to Deerfield Capital is not fair, subject to Deerfield Capital's right to prevent such a termination by accepting a mutually acceptable reduction of management fees. Deerfield Capital will be provided 45 days' prior notice of any such termination and will be paid a termination fee equal to the amount of two times the sum of the average annual base management fee and the average annual incentive compensation earned by Deerfield Capital during the two 12-month periods immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate Deerfield Capital without cause.

      Deerfield Capital is authorized to follow very broad investment guidelines in managing our portfolio. Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors will not review all of our proposed investments, but will review our portfolio at least quarterly and will review our investment strategy and policies at least annually. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by Deerfield Capital. Furthermore, Deerfield Capital may use complex strategies and transactions entered into by Deerfield Capital may be difficult or impossible to unwind by the time they are reviewed by the directors. Deerfield Capital has great latitude within our broad investment guidelines in determining the types of assets it may decide are proper investments for us. Poor investment decisions would have a material adverse effect on our ability to make distributions to our stockholders.

      Pursuant to the management agreement, Deerfield Capital will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Deerfield Capital, its directors, officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify Deerfield Capital, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Deerfield Capital has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of Deerfield Capital constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement or any claims by Deerfield Capital's employees relating to the terms and conditions of their employment by Deerfield Capital.

      Either we or Deerfield Capital may request that Deerfield Capital enter into a management agreement with Deerfield Triarc TRS Holdings, Inc. for the purpose of providing management services with respect to our different lines of business. Deerfield Capital may enter into a separate management agreement with Deerfield Triarc TRS Holdings, Inc. so long as the aggregate compensation paid to Deerfield Capital by us and our TRS does not exceed the aggregate compensation payable under our management agreement.

      Pursuant to the Maryland General Corporation Law, a contract or other transaction between a corporation and a director or between the corporation and any other corporation or other entity in which a director serves as a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof if (1) the fact of common directorship or interest is disclosed to the board of directors or a committee of the board, and the board or committee authorizes the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, (2) the fact of the common directorship or interest is disclosed to the stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by vote of a majority of votes cast by such stockholders (excluding the votes of shares owned by the interested director or other corporation or other entity), or (3) the transaction or contract is fair and reasonable to the corporation at the time it is authorized, ratified or approved.

License Agreement

      In connection with our December 2004 private offering, we entered into a license agreement with Deerfield and Triarc pursuant to which Deerfield and Triarc granted us a non-exclusive, royalty-free license to use the name “Deerfield” or “Triarc.” Under this agreement, we have a right to use the “Deerfield” or “Triarc” name, for so long as Deerfield Capital or one of its affiliates remains our manager and our manager remains an affiliate of Deerfield and Triarc. Other than with respect to this limited license, we have no legal right to the “Deerfield” or “Triarc” name. Each of Deerfield or Triarc has the right to terminate the license agreement if its affiliate is no longer acting as our manager. In the event the management agreement is terminated, we would be required to change our name to eliminate the use of the words “Deerfield” and “Triarc.”

PRINCIPAL STOCKHOLDERS

      The following table sets forth, as of May 24, 2005, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and all executive officers and directors, individually and as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
	Percentage of common stock outstanding
	Immediately prior to this offering		Immediately after this offering(1)
Name and Address(2)	Shares Owned	Percentage	Shares Owned	Percentage
Ross Financial Corporation(3)(7)	8,655,000	31.7%	8,655,000	16.8%
Deutsche Bank AG(4)	1,666,666	6.1%	1,666,666	3.2%
Triarc Companies, Inc.(5)	1,403,847	5.1%	1,403,847	2.7%
Nelson Peltz(6)	1,403,847	5.1%	1,403,847	2.7%
W. A. Dart Foundation(7)	1,345,000	4.9%	1,345,000	2.6%
Gregory H. Sachs(8)	437,347	1.6%	437,347	*
Howard Rubin(9)	3,000	*	3,000	*
Robert E. Fischer(9)	6,333	*	6,333	*
Robert B. Machinist(9)	3,000	*	3,000	*
Peter Rothschild(9)(10)	6,333	*	6,333	*
Jonathan W. Trutter	6,666	*	6,666	*
Robert C. Grien	6,666	*	6,666	*
Robert E. Armour	—	—	—	—
Frederick L. White	—	—	—	—
All executive officers and directors as a group (10 persons)	1,469,345	5.4%	1,469,345	2.8%

*	Less than 1%.
(1)	Assumes issuance of 24,320,715 shares offered hereby. Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters' over-allotment option, 1,346,156 shares of common stock reserved for issuance upon exercise of options granted to Deerfield Capital upon completion of our December 2004 private offering or 930,310 shares of common stock available for future grant under our stock incentive plan.
(2)	The address for all executive officers and directors is c/o Deerfield Capital, 8700 West Bryn Mawr Avenue, 12th Floor, Chicago, Illinois 60631.
(3)	The address for Ross Financial Corporation is Attention: Dart Management Limited, P.O. Box 31363, SMB Grand Cayman, Cayman Islands, British West Indies. Kenneth B. Dart has voting and/or investment power over these shares.
(4)	Deutsche Bank AG is an affiliate of Deutsche Bank Securities Inc., one of the initial purchasers/placement agents in this offering. Its address is Deutsche Bank AG, London Branch, Winchester House, 1 Great Winchester Street, London, EC2N 2DB United Kingdom.
(5)	The address for Triarc Companies, Inc. is 280 Park Avenue, 41st Floor, New York, New York 10017. Includes 1,000,000 shares acquired by a wholly-owned subsidiary of Triarc in our December 2004 private offering. Also includes 403,847 shares of restricted stock granted to Deerfield Capital upon completion of our December 2004 private offering. Triarc owns a majority interest in Deerfield Capital. Accordingly, Triarc may be deemed to beneficially own shares owned by Deerfield Capital. Triarc disclaims beneficial ownership of these shares. Does not include options to purchase 1,346,156 shares of our common stock granted to Deerfield Capital upon completion of our December 2004 private offering which options are not exercisable within 60 days of the date hereof.
(6)	Mr. Peltz is also an officer and/or director of Deerfield Capital and Triarc and a significant stockholder of Triarc. According to the Schedule 13D filed by Mr. Peltz on May 9, 2005, Mr. Peltz beneficially owns 42.4% of the Class A Common Stock and 30.5% of the Class B Common Stock of Triarc. Accordingly, Mr. Peltz may be deemed to beneficially own shares owned by Deerfield Capital and Triarc. Mr. Peltz disclaims beneficial ownership of these shares.
(7)	W. A. Dart Foundation is under common control with Ross Financial Corporation. The address for W. A. Dart Foundation is Attention: Richard Winter, 500 Hogsback Road, Mason, MI 48854. Kenneth B. Dart has voting and/or investment power over these shares.

(8)	Mr. Sachs is also an officer and director of Deerfield Capital. Accordingly, he may be deemed to beneficially own shares owned by Deerfield Capital. Mr. Sachs disclaims beneficial ownership of these shares.
(9)	Includes 3,000 shares of restricted stock granted to each of our independent directors on May 24, 2005 under our stock incentive plan.
(10)	Includes 3,333 shares of our common stock acquired in our December 2004 private offering by Daroth Investors LLC. Mr. Rothschild is a member of Daroth Investors LLC. Accordingly, he may be deemed to beneficially own shares owned by Daroth Investors LLC. Mr. Rothschild disclaims beneficial ownership of these shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Our related parties include our directors and executive officers named under the caption “Management” as well as Deerfield Capital and Triarc. See “Management.” Upon completion of our December 2004 private offering, we entered into a management agreement with Deerfield Capital, pursuant to which Deerfield Capital provides for the day-to-day management of our operations. The management agreement requires Deerfield Capital to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our chairman, chief executive officer, president, chief financial officer and general counsel also serve as officers and/or directors of Deerfield Capital and/or Triarc. In addition, certain of our other directors are directors and/or officers of Deerfield, Deerfield Capital or Triarc. As a result, the management agreement between us and Deerfield Capital was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Conflicts of Interest in Our Relationship with Deerfield Capital,” “Risk Factors—Risks Related to our Business—There are conflicts of interest in our relationship with Deerfield Capital, which could result in decisions that are not in the best interests of our stockholders,” “Management—Management Agreement” and “Management—Management Fees and Incentive Compensation.”

      In connection with our December 2004 private offering, we entered into a license agreement with Deerfield and Triarc, pursuant to which Deerfield and Triarc each granted us a non-exclusive, royalty-free license to use their names. See “Management—License Agreement.”

      Triarc purchased 1,000,000 shares (or 3.5% assuming all outstanding options are exercised) of our common stock in our December 2004 private offering and executive officers and directors of us, Deerfield Capital and Triarc collectively purchased 122,080 additional shares (or 0.4% assuming all outstanding options are exercised) of common stock in that offering. Deerfield Capital also has agreed to receive at least 15% of its incentive fee under our management agreement in shares of our common stock, subject to certain limitations in our management agreement, and generally not to transfer those shares prior to one year after the date they are paid. In addition, upon completion of our December 2004 private offering, we granted to Deerfield Capital 403,847 shares of restricted stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share, representing in the aggregate approximately 6.1% of the outstanding shares of our common stock as of the date of this prospectus, assuming all outstanding options are exercised. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of our December 2004 private offering, and Deerfield Capital has the right in its discretion to allocate these shares and options to its officers, employees and other individuals who provide services to it. Deerfield Capital has not yet made any determinations with respect to the allocation of these shares and options.

      The base management fee for the period ended December 31, 2004 was approximately $160,000. Amortization for the period of approximately $95,000 related to the restricted stock and options granted to Deerfield Capital was included in management fee expense to related party in our consolidated statement of operations. See Note 6 to our Consolidated Financial Statements for additional information regarding the grant to Deerfield Capital. No incentive fee had been earned by Deerfield Capital as of December 31, 2004. At December 31, 2004, we were indebted to Deerfield Capital for base management fees of approximately $160,000 and reimbursement of expenses of approximately $77,000. These amounts are included in the management fee payable and other payables, respectively. The base management fee for the three months ended March 31, 2005 was approximately $1.7 million. Amortization for the three months ended March 31, 2005 of approximately $953,000 related to the restricted stock and stock options granted to Deerfield Capital was included in management fee expense to related party in the consolidated statement of operations. No incentive fee had been earned by Deerfield Capital as of March 31, 2005. At March 31, 2005, we were indebted to Deerfield Capital for base management fees of approximately $563,000. This amount is included in management fee payable.

      Triarc, which owns a majority interest in Deerfield Capital, purchased 1,000,000 shares of the Company's common stock for $15,000,000 representing a 3.7% ownership interest in us. Certain members of the executive management team of Deerfield Capital and its affiliates have purchased 115,414 shares of the Company for $1,731,000, representing a 0.4% ownership interest as of December 31, 2004. All of such shares were purchased at the same price as shares purchased by other third party investors.

SELLING STOCKHOLDERS

      The following table sets forth information, as of April 25, 2005, with respect to the selling stockholders and shares of our common stock beneficially owned by the selling stockholders that selling stockholders propose to offer pursuant to this prospectus. In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

      The shares of common stock offered by the selling stockholders pursuant to this prospectus were originally issued and sold by us in our December 2004 private offering. The term selling stockholders includes the holders of our common stock listed below and the beneficial owners of the common stock and their transferees, pledgees, donees or other successors.

      If the lead underwriters advise us that the number of shares requested to be included in our offering exceeds the number which can be sold, we will include in our offering all of the common stock we proposed to sell and then the common stock held by those stockholders requesting to include their shares in our offering, pro rata among such stockholders in accordance with the number of shares requested to be registered by such stockholders. In accordance with notices that we received from these stockholders, we expect to include 679,285 shares of common stock to be sold by selling stockholders in our offering.

      Any selling stockholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder obtained the stock as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling stockholder purchased in the ordinary course of business and, at the time of its purchase of the stock to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the stock. As a result, any profits on the sale of the common stock by selling stockholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-6 under the Exchange Act.

      No selling stockholders have been identified as broker-dealers in the selling stockholder table below. In addition, none of the selling stockholders has been identified as an affiliate of a broker-dealer in the selling stockholder table below.

Selling Stockholders	Shares of Common Stock Beneficially Owned Before Resale	Shares of Common Stock Offered by this Prospectus	Shares of Common Stock Beneficially Owned After Resale	Percentage of Class Beneficially Owned After Resale(1)

Alex, James	7,500	3,750	3,750	*
Andrew R. Mandala, IRA	1,000	1,000	—	—

Benjamin E. Kopin and Elizabeth Shapiro Kopin JTWROS	3,500	2,500	1,000	*
Broadlawn Partners, LP	15,000	15,000	—	—
Cahill III, Daniel J.	7,000	7,000	—	—
Carol F. Pressler Trust DTD 12/30/98	10,000	10,000	—	—
Cheryl C. Mandala, IRA	1,000	1,000	—	—
Christina Elwell & Erik Elwell JTTEN	20,000	10,000	10,000	*
Clapp, Davis	10,000	5,000	5,000	*
Crane-Baker, James	15,000	5,000	10,000	*
Drake Associates LP	20,000	20,000	—	—
Earle I Mack Family Trust II	20,000	20,000	—	—
Eyde, George F.	66,667	66,667	—	—
Eyde, Louis J.	16,667	16,667	—	—
Fisher Brothers Financial & Development Co. L.P.	350,000	175,000	175,000	*
Frank A Potenziani TTEE FBO M&T Trust UAD 11/21/91	16,500	16,500	—	—
Friedfertig, Marc	40,000	20,000	20,000	*
I. Jay Levitts and Joan M. Levitts JTWROS	5,000	5,000	—	—
Jennings, Patricia A.	2,000	2,000	—	—
Lochmann, L. O.	7,000	7,000	—	—
MacKay, Patrick H.	2,000	2,000	—	—
Mandala, Andrew R. and Cheryl C.	1,000	1,000	—	—
Marie Kaiser Napoli	5,000	5,000	—	—
Marshall A. Greene, R/O IRA	5,000	5,000	—	—
Mason, Arnold Z.	5,000	5,000	—	—
McDowell, Jeffrey	2,000	2,000	—	—
McKenna, Judith E. and Robertson, Susan P.	2,000	2,000	—	—
Michael & Jill Sullivan JTTEN	33,000	13,000	20,000	*
Morse, Susan	37,500	2,500	35,000	*
Patricia Jennings Bober Trust	2,000	2,000	—	—
Pershing LLC as Custodian IRA FBO Larry R Tew	1,000	1,000	—	—
Pershing LLC as Custodian Rollover Account IRA FBO Robert E Watts	2,000	2,000	—	—
Podd, Kenneth and Gail L.	2,000	2,000	—	—
Reilly, Michael J.	30,000	30,000	—	—
Romboli, Todd M.	10,000	5,000	5,000	*
Saltalamacchia, Francis P.	33,334	33,334	—	—
South Ferry #2, LP	100,000	100,000	—	—
Stone, Ian H.	10,000	10,000	—	—
Stone, Laurence L.	7,000	7,000	—	—
Stromberg, Jeff	6,667	6,667	—	—
Tamsin O. Clapp Revocable Trust, Tamsin O. Clapp Trustee DTD 1/23/78	10,000	5,000	5,000	*
The Marjorie M. Postal Trust	10,000	10,000	—	—
Tosko, Gregory A.	2,000	2,000	—	—
Tribus, Donald	16,700	16,700	—	—

Total	969,035	679,285	289,750	*

 * Holdings represent less than 1% of all shares outstanding.

(1)	Assumes that each named selling stockholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, or right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings.

      Except as indicated above, the selling stockholders do not have, and have not had since our inception, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information regarding their securities, in transactions exempt from the registration requirements of the Securities Act.

      The selling stockholders will each agree, with limited exceptions, for a period of 60 days after the date of this prospectus, that they will not, without the prior written consent of the underwriters directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock or our other capital stock, other than the shares of common stock sold by the selling stockholders in this offering.

DESCRIPTION OF CAPITAL STOCK

      The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available prior to the closing of this offering from us upon request. See “Available Information.”

General

      Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of December 31, 2004, 27,326,986 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Upon completion of this offering, 51,659,701 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

      All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Power to Reclassify Shares of Our Stock

      Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Common Stock and Preferred Stock

      We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

      In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2004, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2004, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

      Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.1% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. One corporate investor, Ross Financial Corporation, which is wholly owned by one individual, is subject to an ownership limit that provides that it may not own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 32.46% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. In addition, one private foundation investor, W.A. Dart Foundation, who is under common control with Ross Financial Corporation, is subject to an ownership limit that provides that it may not own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 5.05% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock. The special ownership limits for Ross Financial Corporation and W.A. Dart Foundation were granted to facilitate the closing of the December 2004 private offering. Our board of directors has the discretion to decrease the ownership limits for Ross Financial Corporation and W.A. Dart Foundation and to increase the ownership limits for our other stockholders if Ross Financial Corporation or W.A. Dart Foundation owns less than 32.46% or 5.05%, respectively, (calculated in accordance with the attribution provisions of the Internal Revenue Code) of our common stock at any time. Since Ross Financial Corporation and W.A. Dart Foundation will own less than 32.46% and 5.05%, respectively, of our common stock after the completion of this offering, assuming we sell 24,320,715 newly issued shares of common stock in this offering and that the corporate investor and private foundation investor do not purchase additional shares of common stock or sell shares in this offering, our Board of Directors expects to decrease the ownership limits for Ross Financial Corporation to 16.8% and to increase the ownership limits for our other stockholders (including W.A. Dart Foundation) to 8.1%. The Board of Directors expects to receive an opinion of counsel that reducing the ownership limit for Ross Financial Corporation and increasing the other ownership limits will not prevent us from qualifying as a REIT. We believe that increasing the ownership limits for our stockholders to 8.1% will more closely align our ownership limits with those of other REITs.

      Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT. Our board of directors has exempted Triarc and its affiliates (including Deerfield Capital) and Deutsche Bank AG from the 4.1% ownership limits. Triarc and its affiliates (including Deerfield Capital) and Deutsche Bank AG, an affiliate of one of our underwriters, are not treated as individuals for purposes of the rule requiring that no more than 50% of the value of a REIT's outstanding shares of capital stock may be owned by five or fewer individuals during the second half of any calendar year (other than first REIT taxable year). In connection with the exemptions, our board of directors obtained representations from each of Triarc and Deutsche Bank AG regarding its ownership and obtained opinions of counsel that granting the exemptions would not prevent us from qualifying as a REIT. The Board of Directors granted the exemption to Triarc and its affiliates so it could provide incentive compensation to Deerfield Capital in the form of restricted stock and stock options and could compensate Deerfield Capital under the management agreement with common stock without causing Triarc and its affiliates to violate the 4.1% ownership limits. The Board of Directors granted Deutsche Bank AG an exemption to facilitate the closing of the December 2004 private offering. Triarc and Deutsche Bank AG are the only investors that have requested exemptions from the ownership limits. Currently, Triarc and its affiliates (including Deerfield Capital) own 5.1% of our common stock and Deutsche Bank AG owns 6.1% of our common stock.

      Until such time as all classes of our equity securities are “publicly-offered” for purposes of the regulations promulgated under the Employee Retirement Income Security Act of 1974, known as the DOL Plan Asset Regulations, our charter limits equity participation in any class of our capital stock by benefit plan investors to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets (such as Deerfield Capital, Triarc, and their respective affiliates), so that such participation in that class of our stock by benefit plan investors will not be deemed to be “significant.” Following this offering, we anticipate that our common stock will be treated as “publicly-offered” securities for purposes of the DOL Plan Asset Regulations, and we will have no other outstanding classes of capital stock.

      Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (a) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (b) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

      Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (a) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (b) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (a) the shares shall be deemed to have been sold on behalf of the trust and (b) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

      In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (b) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

      All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

      The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company.

Registration Rights

      The persons who purchased shares of our common stock in our December 2004 private offering and their transferees are entitled to the benefits of a registration rights agreement. Pursuant to this agreement, we agreed for the benefit of the holders of our common stock that we will, at our expense (a) file with the SEC no later than 90 days after completion of this offering (or, if we withdraw or abandon this offering, within 30 days after the withdrawal or abandonment of this offering) a registration statement providing for the resale of the registrable securities described above, (b) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (c) to maintain the registration statement's effectiveness under the Securities Act until the first to occur of (i) such time as all of the shares of common stock covered by the registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of counsel, all of the common stock not held by affiliates of us, and covered by the registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and (iii) the second anniversary of the effective date of the registration statement. After our obligation terminates as described in (i), (ii) or (iii), Triarc, Deerfield and their respective affiliates participating in this offering will also have the right to require us to register the resale of their common stock and to “piggy-back” their shares on other registration statements we might file in connection with any future public offering. We intend to file a resale shelf registration statement promptly following completion of this offering.

      All holders of our common stock sold in our December 2004 private offering and their respective direct and indirect transferees may elect to participate in this offering as selling stockholders, subject to compliance with the registration rights agreement, full cutback rights on the part of the underwriters and other conditions and limitations that may be imposed by the underwriters. Upon completion of this initial public offering, the holders of our common stock that are beneficiaries of the registration rights agreement and that included any of their shares will not be able to sell any remaining shares not included in this initial public offering for a lock-up period of up to 180 days (and in the case of any subsequent underwritten offering in which a holder's shares are included, any remaining shares not included in the underwritten offering for a lock-up period of up to 60 days) as determined between us and the underwriters.

      Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•	our board of directors determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information, and we provide the stockholders notice of the suspension. The cumulative blackout periods in any 12-month period commencing on the closing of the offering may not exceed an aggregate of 90 days and, furthermore, may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

      Our management agreement provides that in the event that the resale registration statement is not filed with the SEC on or before September 19, 2005, Deerfield Capital will forfeit its base management fee in respect of the period from and after that date until the registration statement is actually filed. In addition, all incentive fee payments in respect of such period shall be deferred until such registration statement is filed.

      The registration rights agreement provides that, prior to our becoming subject to the reporting requirements of the Exchange Act, we will provide to each holder of our common stock audited annual financial statements within 90 days of the end of our fiscal year and unaudited quarterly financial statements within 45 days of the end of each of our first three fiscal quarters.

      A holder that sells our common stock pursuant to a registration statement or as a selling stockholder pursuant to an underwritten public offering generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common stock may be required to deliver information to be used in connection with the registration statement in order to have such holder's common stock included in the registration statement and to benefit from the provisions of the next paragraph.

      Each common stock certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

      We also agreed to use our commercially reasonable efforts to list our common stock on the New York Stock Exchange or the Nasdaq Stock Market.

      The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement filed with Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

      Prior to this offering, we have 27,338,986 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately 51,659,701 shares of our common stock. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our private placement and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

      In general, under Rule 144, a person who owns shares of our common stock that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.

      Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common stock that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).

Rule 144(k)

      Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.

Lock-Up Agreements

      We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock for a period of 180 days following the date of this prospectus, subject to certain exceptions. Our directors and officers members of our Investment Committee, Deerfield Capital and Triarc will agree, with limited exceptions, for a period of 180 days after the date of this prospectus, and the selling stockholders will agree, with limited exceptions, for a period of 60 days after the date of this prospectus, that they will not, without the prior written consent of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common or our other capital stock other than the shares of common stock sold by the selling stockholders in this offering.

      In addition, holders of common stock issued in our December 2004 private offerings have agreed not to sell their shares for a period of up to 60 days following the effective date of the registration statement of which this prospectus forms a part.

Registration Rights

      In connection with our December 2004 private offering, we entered into a registration rights agreement with Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. on behalf of the holders of common stock issued in the private offering. Pursuant to that agreement, we have included in the registration statement, of which this prospectus is a part, 679,285 shares of common stock proposed to be offered by certain selling stockholders who purchased shares of our common stock originally issued and sold in the private placement. We have also agreed to file a shelf registration statement for the benefit of the holders of 27,993,857 shares of our common stock issued in the private offering (and not being registered in this offering and includes 403,847 shares of restricted stock and 1,346,156 shares of common stock underlying options issued to Deerfield Capital upon completion of our December 2004 private offering) within 90 days after the completion of this offering. We intend to file a resale shelf registration statement promptly following completion of this offering. We agreed to cause this shelf registration statement to remain effective until the first to occur of (a) the disposition of all shares of common stock sold in the private placement under a registration statement or pursuant to Rule 144, (b) the date on which the shares of common stock sold in the private placement are saleable under Rule 144(k) under the Securities Act or (c) the date that is two years after the effective date of the shelf registration statement. We have also agreed to register shares of restricted stock and shares of common stock underlying options issued to Deerfield Capital upon completion of our December 2004 private offering and shares of common stock issued to Deerfield Capital as incentive compensation under our management agreement.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS;
INDEMNIFICATION AND ADVANCE OF EXPENSES

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

      Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

      Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

      The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available prior to the closing of this offering from us upon request. See “Available Information.”

      The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classification of Board of Directors

      Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2005, directors of each class will be chosen for three-year terms upon the expiration of their current terms and every other year one class of our directors will be elected by our stockholders. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of our common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at the meeting.

      The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. Two separate meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interests of our stockholders.

Number of Directors; Vacancies; Removal

      Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our charter provides that, at such time as we have at least three independent directors and a class of our common or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

      Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

      Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by the board of directors or (c) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

      The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

      Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.

Our charter generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. An affirmative vote of two-thirds of all votes entitled to be cast on the matter is required for approval of amendments to our charter related to (i) removal of directors from our board, (ii) the classification and reclassification of shares of our preferred stock, (iii) the classification and reclassification of shares of our common stock, and (iv) restrictions on transfer and ownership.

      Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

      As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

      The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) before November 4, 1988, (ii) under a contract made before November 4, 1988, (iii) under the laws of descent and distribution, (iv) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle, (v) under a merger, consolidation, or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation, or share exchange or (vi) within one-tenth or more but less than one-fifth of all voting power of outstanding shares of stock of the corporation before June 1, 2000.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.

If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

      Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

      Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) have a classified board, (b) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (c) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (d) vest in the board of exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board will have the exclusive power to fill vacancies on the board, by a vote of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

      This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant. Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Stockholders” below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Stockholders” below).

      The statements in this section are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      We urge you to consult your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

      We plan to elect to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended on December 31, 2004, upon filing our federal income tax return for that year. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

      In connection with this offering, Hunton & Williams LLP is rendering an opinion that, provided we timely elect to be taxed as a REIT on our first federal income tax return, we will qualify to be taxed as a REIT under the federal income tax laws for our taxable year ended December 31, 2004, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the federal income tax laws for our taxable year ending December 31, 2005 and in the future. Investors should be aware that Hunton & Williams LLP's opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or IRS, or any court. In addition, Hunton & Williams LLP's opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

      As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by Triarc Deerfield

TRS Holdings, Inc., one of our TRSs, will be subject to regular corporate income tax. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

      While we generally are not subject to corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•	In the event of a more than de minimis failure of the asset tests, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identified such failure and file with the IRS a schedule describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,
we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm's-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•	If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Although the law is unclear, similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Requirements for Qualification—Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.
We do not currently hold, and do not intend to hold, REMIC residual interests or equity interests in taxable mortgage pools.

      In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs such as Deerfield Triarc TRS Holdings, Inc., will be subject to federal and state corporate income tax on its taxable income.

Requirements for Qualification

      A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.
2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.
4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.
5.	At least 100 persons are beneficial owners of its shares or ownership certificates.
6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.
7.	It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.
8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We believe that we are issuing sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

      If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

      In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

      Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries,” or TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

      We have elected to treat Deerfield Triarc TRS Holdings, Inc. as a TRS. As a domestic TRS, Deerfield Triarc TRS Holdings, Inc. is subject to federal income tax, and state and local income tax where applicable, on its taxable income. To the extent that Deerfield Triarc TRS Holdings, Inc. is required to pay taxes, it will have less cash available for distribution to us. If dividends are paid by Deerfield Triarc TRS Holdings, Inc. to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from Deerfield Triarc TRS Holdings, Inc., will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Stockholders.” Currently, we anticipate that Deerfield Triarc TRS Holdings, Inc. will retain its after-tax income subject to our compliance with the 20% asset test.

      We have also made a TRS election for Market Square CLO Ltd. and anticipate that we will likely make TRS elections with respect to certain other entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the Untied States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. shareholders of such a non-U.S. corporation are required to include in their income on an annual basis their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Market Square CLO Ltd. is organized as a Cayman Islands company and will either rely on such exemption or otherwise operate in a manner so that it will not be subject to U.S. federal income tax on its net income. We anticipate that any CDO vehicles in which we invest and with respect to which we jointly make a TRS election will also be organized as a Cayman Islands company and will be subject to similar tax treatment. Therefore, despite the TRS status of Market Square CLO Ltd. and any other TRS CDO investment vehicle, such entities would generally not be subject to corporate income tax on their earnings. However, we will likely be required to include in our income, on an annual basis, the earnings of such TRSs, regardless of whether those earnings are actually distributed to us. This could affect our ability to comply with the REIT income tests and distribution requirement.

      The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis.

      Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

      We do not currently intend to make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools. We may, however, make such investments or enter into such transactions in the future. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT's assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT's stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

      A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Distribution Requirements.”

      Our excess inclusion income would be allocated among our stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt Stockholders,” and “—Taxation of Non-U.S. Stockholders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

      If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have, and currently do not intend to form, any subsidiary in which we own some, but less than all, of the ownership interests that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Gross Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). We will monitor the amount of our non-qualifying income and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

      Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•	an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

      Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

      The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests. However, many of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

      Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by Deerfield Triarc TRS Holdings, Inc., one of our TRSs, will not be included for purposes of the gross income tests.

      Dividends. Our share of any dividends received from any corporation (including Deerfield Triarc TRS Holdings, Inc., and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests. We intend to treat certain income inclusions received with respect to Market Square CLO Ltd. and our other contemplated equity investments in CDOs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. In the event that such income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to such income to the extent it exceeds 5% of our gross income or fail to qualify as a REIT. See “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

      Rents from Real Property. We currently do not hold, and do not intend to acquire, any real property with the proceeds of this offering, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•	Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•	Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

      Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but will be treated as nonqualifying income for purposes of the 75% gross income test). A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we hedge for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the gain from the sale of those loans.

      We might be subject to the prohibited transaction tax if we were to sell or securitize loans in a manner that was treated as a sale of loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us. It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for the purposes of the REIT asset tests by conducting certain activities, such as holding or disposing of non-qualifying assets or engaging in CDO transactions, through Triarc Deerfield TRS Holdings, Inc. or one of our other TRSs. To the extent that we engage in such activities through TRSs, the income associated with such activities will be subject to full corporate income tax.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

      To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities may not exceed 5% of the value of our total assets.

      Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.

      For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

      It is possible that we may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. The IRS recently issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. For example, our corporate mezzanine loans will not qualify for the safe harbor and generally will not be qualifying assets for purposes of the 75% asset test.

      We believe that the mortgage-backed securities that we hold are qualifying assets for purposes of the 75% asset test and that the mortgage loans we will acquire will also be qualifying assets. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. Our debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, such as corporate mezzanine loans, will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, fourth, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. The value of our investment in TRSs is significantly less than 20% of the value of our total assets.

      We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

      To avoid an inadvertent violation of the second or third asset tests described above, we formed a trust the sole beneficiary of which is Deerfield Triarc TRS Holdings, Inc., one of our TRSs. Upon an uncured violation of the second or third asset tests described above, the asset or assets causing the violation will be deemed automatically to have been transferred to the trust prior to the occurrence of the violation. Once a deemed transfer occurs, we would have no further ownership interest in the assets transferred, and all income subsequently accruing with respect to the transferred assets would be reported on Deerfield Triarc TRS Holdings, Inc.'s tax returns and would be subject to federal, state and local income tax. Similar trusts are currently under review by the IRS and there can be no assurances that the IRS would respect the deemed transfer of assets to the trust.

      We believe that the mortgage-related assets, securities and other assets that we hold satisfy the foregoing asset test requirements. We will monitor our future acquisitions of assets to ensure that we continue to comply with those requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January or the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize taxable income in advance of the related cash flow if any of mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

      Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

      If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

      If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxable REIT Subsidiaries

      As described above, we may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated. We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm's-length basis. We elected to treat Deerfield Triarc TRS Holdings, Inc. and Market Square CLO Ltd. as TRSs. We believe that all transactions between us and Deerfield Triarc TRS Holdings, Inc. and Market Square CLO Ltd. have been, and will be, conducted on an arm's-length basis.

Taxation of Taxable U.S. Stockholders

      The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

      If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

      As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income received by non-corporate taxpayers to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock become ex-dividend.

      A U.S. stockholder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder's common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

      We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder's after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor's before-tax return on the investment would be 10% and the investor's after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor's after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

      Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder's share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

      In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

      A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to individuals, trusts and estates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the section 1250 property. With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our individual, trust and estate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder's share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

      A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

      A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. The term “United States real property interests” does not include mortgage loans or mortgage-backed securities. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, if our common stock becomes regularly traded on an established securities market in the future, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder does not own more than 5% of that class of our stock during the taxable year. As a result, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

      In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met.

      If our common stock becomes regularly traded on an established securities market following this offering, an additional exception to the tax under FIRPTA will become available, even if we do not qualify as a domestically-controlled REIT at the time the non-U.S. stockholder sells our common stock. The gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

•	our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. stockholder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

      If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or the

•	non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

      Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State and Local Taxes

      We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the common stock.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated             , 2005, we and the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse First Boston LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

UBS Securities LLC

Deutsche Bank Securities Inc.

Wachovia Capital Markets, LLC

Bear, Stearns & Co. Inc.

Jefferies & Company, Inc.

RBC Capital Markets Corporation

Stifel, Nicolaus & Company, Incorporated

Total	25,000,000

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 3,750,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $       per share. The underwriters and selling group members may allow a discount of $       per share on sales to other broker/dealers. After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

      The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

      We intend to use more than 10% of the net proceeds from the sale of our common stock to repay approximately $153.1 million of repurchase agreements owed by us to UBS Securities LLC, one of our underwriters.

      Under Rule 2720 of the rules and regulations of the NASD, when an NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Although this rule does not apply to REITs and therefore to this offering, we have retained RBC Capital Markets Corporation to act as a qualified independent underwriter. In such role, RBC Capital Markets Corporation has performed a due diligence investigation of us and participated in the preparation of this prospectus and the registration statement. The initial public offering price of the shares of our common stock will be no higher than the price recommended by RBC Capital Markets Corporation. We have agreed to indemnify RBC Capital Markets Corporation against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc., for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. waive, in writing, such an extension.

      Our officers, directors, members of our Investment Committee, Deerfield Capital, Triarc and our existing stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days after the date of this prospectus (or, with respect to our existing stockholders, 60 days after the date of this prospectus). However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated, UBS Securities LLC and Deutsche Bank Securities Inc., UBS Securities LLC waive, in writing, such an extension.

We have been advised by the underwriters that:

•	they have not offered or sold, and, prior to the expiration of the period of six months from the closing date for the issue of our common stock, will not offer or sell any of our common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 or FSMA, with respect to anything done by them in relation to our common stock in, from or otherwise involving the United Kingdom; they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	they will not offer or sell any of our common stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•	they and each of their affiliates have not (i) offered or sold and will not offer or sell in Hong Kong, by means of any document, our common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in their possession for the purposes of issue, and will not issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice;

•	this prospectus or any other offering material relating to our common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and our common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, our common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act;

•	they are aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering (öffentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements;

•	shares of our common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, they have not offered or sold and will not offer or sell, directly or indirectly, any of our common stock to the public in the Republic of France, and that they have not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to our common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998; and

•	shares of our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, “Professional Investors”), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

      We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      Our common stock has been approved for listing, subject to official notice of issuance, on The New York Stock Exchange under the symbol “DFR.”

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our management, our estimated net income, our estimated cash available for distribution to our common stockholders, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by us and the underwriters to be comparable to us, and the current state of the commercial real estate industry and the economy as a whole. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

      The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

      We have purchased and will likely purchase in the future non-agency securities issued by affiliates of certain of the underwriters in the offering or underwritten by certain underwriters in this offering. As of March 31, 2005, an aggregate of approximately $993.3 million of carrying value, or 31.6% of our portfolio, had been issued by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering, including Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner and Smith Incorporated, UBS Securities LLC, Deutsche Bank Securities Inc., Wachovia Capital Markets, LLC, Bear, Stearns & Co. Inc., and Jefferies & Company, Inc.

      Credit Suisse First Boston LLC, one of our underwriters, has entered into repurchase agreements with us with a total capacity of $800.0 million. At May 5, 2005, $599.3 million was outstanding under these agreements. These repurchase agreements mature at various dates between May 23, 2005 and July 29, 2005. In addition, Credit Suisse First Boston International, an affiliate of Credit Suisse First Boston LLC entered into 34 interest rate swaps with us between December 29, 2004 to March 9, 2005 in an aggregate amount of $557.9 million. These swaps mature between July 31, 2006 and April 25, 2008. Credit Suisse First Boston International, an affiliate of Credit Suisse First Boston LLC also entered into one credit default swap with us on March 7, 2005 with a notional amount of $3.0 million and maturing on April 30, 2010.

      UBS Securities LLC, one of our underwriters, acted as exclusive structurer and placement agent for us in connection with our Market Square CDO transaction and received a customary fee of approximately $3.4 million and reimbursement of approximately $75,000 of expenses in connection therewith. This transaction closed on May 10, 2005. UBS Securities LLC is also acting as the exclusive structurer and placement agent for us in connection with our Pinetree CDO transaction and we expect that it will receive a customary fee of approximately $3.4 million and reimbursement of approximately $75,000 of expenses in connection therewith, assuming the CDO issues $300 million of securities. This transaction is scheduled to close during the third quarter of 2005. In addition, UBS AG, an affiliate of UBS Securities LLC has entered into repurchase agreements with us. At May 5, 2005, $1.3 billion was outstanding under these arrangements. These repurchase agreements mature at various dates through July 29, 2005. Further, UBS AG, an affiliate of UBS Securities LLC entered into three interest rate swaps with us between March 18, 2005 and April 29, 2005 in an aggregate notional amount of $307.0 million. These swaps mature between April 25, 2005 and May 23, 2008.

      Deutsche Bank AG, an affiliate of one of our underwriters, entered into a master swap agreement with us in February 2005. As of May 5, 2005, there were no outstanding swap transactions pursuant to this agreement.

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of our underwriters, entered into a master repurchase agreement with us in April 2005. As of May 5, 2005, there are no outstanding repurchase transactions pursuant to this agreement.

      Bear, Stearns & Co., Inc., one of our underwriters, entered into repurchase agreements with us. At March 31, 2005, $192.8 million was outstanding under these agreements. These repurchase agreements mature within the next three months. In addition, Bear, Stearns & Co. Inc. entered into interest rate swaps with us in an aggregate notional amount of $276.8 million as of March 31, 2005. These swaps mature within the next 59 months.

      Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. served as representatives on behalf of themselves and the initial purchasers, which included Flagstone Securities LLC, JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated in connection with our December 2004 private offering for which Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Stifel, Nicolaus & Company, Incorporated received customary fees of approximately $23 million. Deutsche Bank AG, an affiliate of one of our underwriters, is a stockholder in our company and owns 1,666,666 shares of our common stock. Credit Suisse First Boston LLC, one of our underwriters, is a stockholder in our company and owns 1,333,333 shares of our common stock. Bear, Stearns & Co. Inc., one of our underwriters, is a stockholder in our company and owns 666,666 shares of our common stock. Stifel, Nicolaus & Company, Incorporated, one of our underwriters, is a stockholder in our company and owns 10,000 shares of our common stock.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us: “and the Selling Shareholders” in the event that this circular contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us “or the Selling Shareholders.” In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we “and the Selling Shareholders,” will have no liability. In the case of an action for damages, we “and the Selling Shareholders,” will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein and the Selling Shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of the common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed on for us by Hunton & Williams LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters under Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

      The consolidated financial statements as of December 31, 2004 and for the period from December 23, 2004 (commencement) to December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Statement of Cash Flows described in Note 15), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC's website at www.sec.gov.

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

DEERFIELD TRIARC CAPITAL CORP.
INDEX TO FINANCIAL STATEMENTS

DEERFIELD TRIARC CAPITAL CORP.
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands, except share and per share amounts)

March 31, 2005

ASSETS
Cash and cash equivalents	$70,745
Available-for-sale securities, pledged as collateral—at fair value	2,726,862
Available-for-sale securities—at fair value	211,345
Trading security—at fair value	4,489
Derivative assets	17,844
Bank loans held for sale	201,688
Interest receivable	13,606
Other receivable	6,624
Prepaid expenses	484

TOTAL ASSETS	$3,253,687

LIABILITIES
Repurchase agreements, including accrued interest of $6,918	$2,685,575
Due to broker	24,241
Warehouse participation liability	174,210
Dividends payable	6,149
Derivative liabilities	7
Interest payable	3,392
Management fee payable	563
Other payables	57

TOTAL LIABILITIES	2,894,194

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none issued and outstanding	—
Common stock, par value $0.001:
500,000,000 shares authorized; 27,326,986 shares issued and outstanding (including 403,847 restricted shares)	27
Additional paid-in capital	385,205
Deferred equity compensation	(5,272)
Accumulated other comprehensive loss	(19,924)
Accumulated deficit	—
Distributions in excess of earnings	(543)

TOTAL STOCKHOLDERS' EQUITY	359,493

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,253,687

See notes to condensed consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the Three Months Ended March 31, 2005
(In thousands, except share and per share amounts)

REVENUES
Net interest income:
Interest income	$25,278
Interest expense	16,382

Net interest income	8,896

EXPENSES
Management fee expense to related party	2,626
Professional services	27
Insurance expense	164
Other general and administrative expenses	61

Total expenses	2,878

OTHER GAIN (LOSS):
Valuation adjustment on bank loans held for sale	(291)
Gain on sale of bank loans held for sale	158
Net change in unrealized gain/loss on undesignated derivatives	85
Net change in unrealized gain/loss on trading security	(73)

Net other loss	(121)

Net income	$5,897

NET INCOME PER SHARE—Basic	$0.22
NET INCOME PER SHARE—Diluted	$0.22
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING—Basic	26,923,139
WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING—Diluted	26,959,651

See notes to condensed consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (Unaudited)
For the Three Months Ended March 31, 2005
(In thousands)

	Common Stock
	Shares	Par Value	Additional Paid-in Capital	Deferred Equity Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Distributions In Excess of Earnings	Total	Comprehensive Loss

Balance—January 1, 2005	27,327	$27	$385,205	$(6,225)	$(704)	$(291)		$378,012
Net income						5,897		5,897	$5,897
Available-for-sale securities—fair value adjustment					(36,964)			(36,964)	(36,964)
Designated derivatives—fair value adjustment					17,744			17,744	17,744

Comprehensive loss									$(13,323)

Dividends declared						(5,606)	(543)	(6,149)
Amortization of stock based compensation				953				953

BALANCE—March 31, 2005	27,327	$27	$385,205	$(5,272)	$(19,924)	$—	$(543)	$359,493

See notes to condensed consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For the Three Months Ended March 31, 2005
(In thousands)

(As Restated, See Note 17)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,897
Adjustments to reconcile net income to net cash used in operating activities:
Accretion of discount on held to maturity securities	(145)
Amortization of net premium on available for sale securities	1,208
Amortization of stock based compensation	953
Unrealized gain on designated derivatives	(285)
Unrealized gain on undesignated derivatives	(85)
Purchase of trading security	(4,627)
Unrealized loss from trading security	73
Purchase of bank loans held for sale	(5,034)
Change in valuation adjustment on bank loans held for sale	291
Proceeds from the sale of bank loans held for sale	1,648
Net realized gain on bank loans held for sale	(142)
Changes in operating assets and liabilities:
Interest receivable	(12,971)
Other receivable	(6,624)
Prepaid expenses	(484)
Accrued interest on repurchase agreements	6,897
Interest payable	3,392
Other payables	(119)
Management fee payable	403

Net cash used in operating activities	(9,754)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of available-for-sale securities	(2,710,767)
Purchase of held-to-maturity securities	(34,719)
Principal payments on mortgage-backed securities	62,297
Proceeds from the maturity of held-to-maturity securities	134,990

Net cash used in investing activities	(2,548,199)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on borrowings under repurchase agreements	(1,518,577)
Borrowings under repurchase agreements	3,879,446
Issuance of common stock—payment of offering costs	(857)

Net cash provided by financing activities	2,360,012

Net decrease in cash and cash equivalents	(197,941)
Cash and cash equivalents, beginning of period	268,686

Cash and cash equivalents, end of period	$70,745

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unsettled bank loan purchases—Due to broker	$24,241
Acquisition of bank loans through warehouse participation liability	$174,210
SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$6,166

See notes to condensed consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

1.    ORGANIZATION

Deerfield Triarc Capital Corp. was incorporated as a Maryland Corporation on November 22, 2004, and commenced its operations of purchasing and managing an investment portfolio of mortgage-backed securities and other investment assets on December 23, 2004, upon completion of a private placement offering.

Deerfield Triarc Capital Corp. has two wholly-owned subsidiaries: Deerfield Triarc Capital LLC (“DTC”) and Deerfield Triarc TRS Holdings, Inc. (“TRS Holdings”). DTC was the main operating company holding all of the activity for the quarter ended March 31, 2005. TRS Holdings is the single member parent of Deerfield Triarc TRS Holdings, LLC (“TRS Holdings LLC”). TRS Holdings and TRS Holdings LLC are taxable real estate investment trust subsidiaries (“TRS”). As of March 31, 2005, there was no activity in either TRS. As of March 31, 2005, Deerfield Triarc Capital Corp. has identified a consolidated variable interest entity (“VIE”), Market Square CLO Ltd (“Market Square”), which is discussed in more detail below. Deerfield Triarc Capital Corp., its wholly-owned subsidiaries, and the VIE are herein referred to as the “Company”.

Deerfield Capital Management LLC (the “Manager”), pursuant to a management agreement (the “Management Agreement”), manages the Company and its investment portfolio. See Note 9 for further discussion related to the Management Agreement.

The Company intends to elect to be taxed as a Real Estate Investment Trust (“REIT”) with the filing of its first Federal income tax return, and to comply with the provisions of the Internal Revenue Code (the “Code”), with respect thereto. See Note 2 for further discussion on income taxes.

2.    ACCOUNTING POLICIES

Financial Statement Presentation—The condensed consolidated financial statements are unaudited, and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. The condensed consolidated financial statements do reflect adjustments (consisting of normal recurring accruals) that are, in the opinion of management, necessary for a fair statement of the results for the period presented. The results of operations for the period do not necessarily indicate the results that may be expected for the full year.

Principles of Consolidation—The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries which are wholly-owned and entities which are VIE's in which the Company is the primary beneficiary under Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R requires a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs the majority of the VIE's anticipated losses and/or the majority of the expected returns. The Company has evaluated its investments for potential variable interests by evaluating the sufficiency of the entities' equity investment at risk to absorb losses. All significant inter-company balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand and overnight investments.

Securities—The Company invests primarily in U.S. agency and other highly-rated, residential, hybrid adjustable-rate mortgage-backed securities issued in the United States market.

Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires certain investments to be classified as either

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

trading, available-for-sale or held-to-maturity investments. Generally, the Company plans to hold a majority of its investments for an indefinite period of time which may be until maturity. However, it may, from time to time, decide to sell its investments in response to changes in market conditions and in accordance with its investment strategy. Accordingly, a significant majority of its investments are classified as available-for-sale. All investments classified as available-for-sale are reported at fair value, based on a direct feed from an independent pricing provider, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders' equity. The Company may classify certain short-term securities, with maturities less than 90 days, as held-to-maturity. These investments are reported at amortized cost. Periodically, all available-for-sale and held-to-maturity investments are evaluated for other-than-temporary impairment. Other-than-temporary impairment is a decline in the fair value below its amortized cost attributable to factors that suggest the decline in the investment value will not be recovered over its remaining life. Other-than-temporary impairments are recognized in the condensed consolidated statement of operations. The Company may also classify certain securities for speculative trading purposes as trading securities with changes in fair value of these securities recognized in the condensed consolidated statement of operations.

Interest income is accrued based upon the outstanding principal amount of the securities and their contractual interest terms. Premiums and discounts are amortized or accreted into interest income using the effective yield method.

Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method.

Bank Loans Held For Sale—The Company may purchase senior secured and unsecured bank loans. The Company classifies these loans as held for sale and, as a result, the loans are carried at lower of cost or fair market value. If an individual loan's fair market value is less than its original cost basis, a valuation adjustment is recognized in the condensed consolidated statement of operations and the loan's cost basis is adjusted accordingly. A loan may recover its value up to its cost basis in the event the fair market value increases, which is recognized in the condensed consolidated statement of operations. Interest income is accrued based upon the outstanding principal amount of the loans and their contractual interest terms.

Derivative Financial Instruments—The Company may enter into derivative contracts, including interest rate swaps and interest rate swap forwards, as a means of mitigating the Company's interest rate risk on forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements, or hedged items, for a specified future time period. The Company has designated these transactions as cash flow hedges. The contracts, or hedge instruments, are evaluated at inception and on an on-going basis in order to determine whether they qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (“SFAS No. 133”). The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the condensed consolidated balance sheet at fair value. Any ineffectiveness, which arises during the hedging relationship, is recognized in interest expense in the condensed consolidated statement of operations. The effective portion of all contract gains and losses excluding the net interest accrual is recorded in other comprehensive income or loss. The net interest accrual is reflected as interest expense for the period.

The Company may also enter into derivatives that do not qualify for hedge accounting under SFAS No. 133. These derivatives are carried at their fair market value with changes in value reflected in the consolidated condensed statement of operations.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

Repurchase Agreements—The Company finances the acquisition of securities primarily through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements, including accrued interest.

Due from Brokers and Due to Brokers—Amounts due from brokers and due to brokers generally represent cash balances held with brokers as part of margin requirements related to derivatives and settlement on trades. Amounts due from brokers and due to brokers are recorded as assets and liabilities, respectively.

Dividends Payable—On March 31, 2005, the Company declared a quarterly distribution of $0.225 per share of common stock, payable on April 29, 2005 to stockholders of record as of March 24, 2005.

Income Taxes—The Company intends to elect to be taxed as a REIT and to comply with the provisions of the Code with respect thereto. Accordingly, the Company does not expect to be subject to Federal or state income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and stock ownership tests are met.

TRS Holdings LLC, to the extent of its taxable income, would be subject to federal and state income tax. As of March 31, 2005 TRS Holdings LLC did not have any taxable income.

Equity Compensation—As of December 23, 2004, the Company granted 403,847 shares of restricted stock and options to purchase 1,346,156 shares of common stock to its Manager. The Company accounts for the restricted stock and stock options granted in accordance with the consensus in Issue 1 of the Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (“EITF 96-18”). Pursuant to EITF 96-18, the stock and options were recorded at fair value in stockholders' equity, with an offsetting entry to deferred compensation (a contra-equity account). The deferred compensation is amortized ratably over a three year tiered vesting period with the amortization expense reflected as management fee expense. The fair value of stock and options is adjusted quarterly for unvested shares. Changes in such fair value are reflected in the amortization recognized in that quarter and in future quarters until the stock and options are fully vested as management fee expense. As of March 31, 2005, there was no change to the fair value of the stock and options.

Incentive Compensation—The Management Agreement provides for the payment of an incentive fee to the Manager if the Company's financial performance exceeds certain benchmarks. See Note 9 for further discussion on the specific terms of the computation and payment of the incentive fee.

The incentive fee will be paid in both cash and restricted stock. The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. The Company accounts for the restricted stock portion of the incentive fee in accordance with SFAS No. 123, Accounting for Stock Based Compensation, and related interpretations, and EITF 96-18. No incentive fee was accrued or paid as of March 31, 2005.

Net Earnings/Loss Per Share—The Company calculates basic net earnings/loss per share by dividing net earnings/loss for the period by weighted-average number of shares of its common stock outstanding for that period. Diluted net earnings/loss per share takes into account the effect of dilutive instruments, such as stock options and restricted stock, and uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. See Note 8 for further discussion on the computation of net earnings/loss per share.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying condensed consolidated financial statements include the fair values of mortgage-backed securities and other investment securities, the fair value of bank loans held for sale, the fair value of interest rate swaps and interest rate swap forwards, and the fair value of perfect hypothetical interest rate swaps determined for purposes of calculating ineffectiveness under SFAS No. 133.

Concentrations of Credit Risk and Other Risks and Uncertainties—The Company's investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by holding securities that are either guaranteed by government or government-sponsored agencies. In addition, certain of the Company's bank loan investments are unsecured and may bear some exposure to credit losses.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. Principal risks potentially affecting the Company's consolidated financial position, consolidated results of operations and consolidated cash flows include the risks that: (a) interest rate changes can negatively affect the market value of the Company's mortgage-backed securities, (b) interest rate changes can influence decisions made by borrowers on the mortgages underlying the securities to prepay those mortgages, which can negatively affect both cash flows from, and the market value of, the securities, and (c) adverse changes in the market value of the Company's mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

Variable Interest Entities—In December 2003, the FASB issued FIN 46R. FIN 46R addresses the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to a VIE and requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that has a controlling financial interest in it. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity (“variable interests”). The company considers all counterparties to the transaction to determine whether a counterparty is a VIE and, if so, whether the Company's involvement with the entity results in a variable interest in the entity. If the Company is determined to have a variable interest in the entity, an analysis is performed to determine whether the Company is the primary beneficiary. As a result of a transaction discussed below, the Company determined as a result of the the analysis performed that the Company is required to consolidate one VIE.

During March 2005, the Company entered into warehouse and master participation agreements (“agreements”) with an affiliate of UBS Securities LLC (“UBS”) providing that UBS will fund the purchase of loans by Market Square during the warehouse period in return for a participation interest in the interest earned on the loans of LIBOR plus 0.55%. In addition, the agreements provide for a guarantee by DTC to UBS of the first $24 million in losses on the portfolio of bank loans. Upon review of the transaction, the Company determined that Market Square is a VIE under FIN 46R and the Company is the primary beneficiary of the VIE. As a result, the Company consolidated Market Square as of March 31, 2005, even

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

though the Company does not own any of its equity. The impact of the consolidation of this VIE on the March 31, 2005 balance sheet was to:

•	Increase “Bank loans held for sale” by $196.7 million, which represents bank loans held by Market Square.

•	Increase “Warehouse participation liability” by $174.2 million, which represents the settlement of the Market Square bank loans.

•	Increase “Due to broker” by $22.7 million, which represents unsettled Market Square bank loan purchases.

The Company accrues interest income based on the contractual terms of the Market Square bank loans reflected in interest income and recognizes the participation in the bank loans of LIBOR plus 55% as interest expense in the condensed consolidated statement of operations.

3.    AVAILABLE-FOR-SALE SECURITIES

The following table summarizes the Company's securities classified as available-for-sale as of March 31, 2005, which are carried at fair value:

	Mortgage-Backed Securities	Other Investment Securities	Total
		(In thousands)
Amortized cost	$2,964,476	$11,151	$2,975,627
Unrealized gains	23	25	48
Unrealized losses	(37,362)	(106)	(37,468)

Fair value	$2,927,137	$11,070	$2,938,207

Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company's mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal.

The following table summarizes the Company's mortgage-backed securities on March 31, 2005, according to their estimated weighted-average life classifications:

Weighted-Average Life	Fair Value	Amortized Cost	Average Coupon
	(In thousands)
Less than one year	$—	$—	0.00%
Greater than one year and less than five years	—	—	0.00
Greater than five years	2,927,137	2,964,476	4.67

Total	$2,927,137	$2,964,476	4.67%

The estimated weighted-average lives of the mortgage-backed securities at March 31, 2005 in the tables above are based upon prepayment models obtained through subscription-based financial information service providers. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility.

The actual weighted-average lives of the mortgage-backed securities in the Company's investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment rates experienced over the lives of the applicable securities and are sensitive to changes in both prepayment rates and interest rates.

At March 31, 2005, there were no unsettled available-for-sale securities trades.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

The following table shows the Company's investments' fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at March 31, 2005:

	Less than 12 Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Agency-backed mortgage-backed securities	$2,509,187	$(32,614)	$2,509,187	$(32,614)
Non-agency-backed mortgage-backed securities	405,828	(4,748)	405,828	(4,748)
Other investment securities	5,820	(106)	5,820	(106)

Total temporarily impaired securities	$2,920,835	$(37,468)	$2,920,835	$(37,468)

The temporary impairment of the available-for-sale securities results from the fair value of the securities falling below the amortized cost basis. As of March 31, 2005, none of the securities held had been downgraded by a credit rating agency since their purchase. Management intends to hold the securities until the fair value of the securities held is recovered, which may be maturity if necessary. As such, management does not believe any securities held are other-than-temporarily impaired at March 31, 2005.

At March 31, 2005, the Company held other available-for-sale securities. At March 31, 2005, these securities had a fair value of approximately $11.1 million and a net unrealized loss of approximately $81,000.

4.    HELD-TO-MATURITY SECURITIES

The Company did not hold any held-to-maturity securities as of March 31, 2005.

5.    TRADING SECURITY

The Company holds a trading security as of March 31, 2005, of $4.5 million, carried at fair value. Trading losses of $73,500 recorded during the period were recognized on the security held at March 31, 2005.

6.    BANK LOANS HELD FOR SALE

The Company has $201.7 million in bank loans, of which $5.0 million was acquired by DTC and the remaining is a result of a warehouse arrangement. In March 2005, DTC entered into agreements with an affiliate of UBS Securities LLC (“UBS”) to finance the purchase by Market Square of up to $200 million in bank loans, or more upon mutual agreement of the parties. The Manager serves as the collateral agent for the loans and will have the right to select the loans. The Company is entitled to the accrued interest on these bank loans in excess of the portion entitled to the UBS affiliate stated at LIBOR plus 0.55%. The carrying value of the bank loan portfolio was adjusted by approximately $291,000 as the fair market value of certain loans was below their cost basis.

7.    REPURCHASE AGREEMENTS

The Company has entered into repurchase agreements with third party financial institutions to finance most of its mortgage-backed securities and other securities. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to the one-month, two-month or three-month LIBOR. Certain of our repurchase agreements include negative covenants that if breached may cause, among other things, transactions to be terminated early. As of March 31, 2005, no such covenants were breached.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

At March 31, 2005, the Company had an outstanding amount of $2.7 billion, with a weighted-average borrowing rate of 2.85%.

At March 31, 2005, the repurchase agreements had a remaining weighted average maturity of 88 days which is summarized below:

March 31, 2005
(In thousands, except percentage)
Mortgage-backed securities:
Amortized cost of securities sold, including accrued interest	$2,769,428
Fair market value of securities sold, including accrued interest of $12,385	$2,733,427
Repurchase agreement liabilities associated with these securities	$2,679,644
Average interest rate of repurchase agreement liabilities	2.85%
Other investments securities:
Cost of securities sold, including accrued interest	$5,932
Fair market value of securities sold, including accrued interest of $6	$5,826
Repurchase agreement liabilities associated with these securities	$5,931
Average interest rate of repurchase agreement liabilities	3.24%

At March 31, 2005, the repurchase agreements had amounts at risk with the following counterparties:

Repurchase Agreement Counterparties	Amount at Risk(1)	Weighted- Average Maturity of Repurchase Agreement in Days
	(In Thousands)
Bear, Stearns & Co. Inc.	$4,259	63
Countrywide Securities Corp.	5,041	89
Credit Suisse First Boston LLC	(455)	76
Lehman Brothers Inc.	(105)	31
Morgan Stanley & Co. Incorporated	10,866	109
UBS Securities LLC	34,071	85

Total	$53,677

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

8.    CAPITAL STOCK AND EARNINGS PER SHARE

The Company had 500,000,000 shares of par value $0.001 common stock authorized and 27,326,986 shares (including 403,847 restricted shares) outstanding as of March 31, 2005. The Company had 100,000,000 shares of par value $0.001 preferred stock authorized and none outstanding as of March 31, 2005.

On December 23, 2004, the Company completed a private offering of 26,923,139 shares of common stock, $0.001 par value at an offering price of $15 per share, including the purchase of 256,472 shares of common stock by the initial purchasers/placement agents pursuant to their over-allotment option. The Company received proceeds from these transactions in the amount of $378.9 million, net of underwriting discounts and commissions, placement agent fees and other offering costs.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

In addition, on December 23, 2004 the Company granted 403,847 shares of restricted common stock, par value $0.001 and options to purchase 1,346,156 common shares at an exercise price of $15 per share, to the Manager (see Note 15). The Company's restrictions lapse and full rights of ownership vest for one-third of the shares and options on the first anniversary of the grant date, for one-third of the shares on the second anniversary and for the last one-third of the shares on the third anniversary. Vesting is predicated on the continuing involvement of the Manager in providing services to the Company.

The fair value of the shares of restricted stock as of March 31, 2005 was $6,058,000, of which $913,000 was expensed as management fee expense for the three month period ended March 31, 2005. The fair value of the total option grant as of March 31, 2005 was $262,500, of which $40,000 was expensed as management fee expense for the three month period ended March 31, 2005. The fair value of each option grant at March 31, 2005 is $0.195. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions as of March 31, 2005: dividend yield of 13.80 percent; expected volatility of 22.83 percent, risk-free interest rate of 4.247 percent; and expected life of 10 years.

The following table presents a reconciliation of basic and diluted earnings per share for the period ended March 31, 2005 (in thousands except per share amounts):

	Basic	Diluted
Net Income	$5,897	$5,897
Weighted-average number of common shares outstanding	26,923	26,923
Additional shares due to dilutive restrictive stock	—	37

Adjusted weighted-average number of common shares outstanding	26,923	26,960

Net income per share	$0.22	$0.22

Potentially dilutive shares of 15,918 relating to stock options are not included in the calculation of diluted net income per share because the effect is anti-dilutive.

9.    THE MANAGEMENT AGREEMENT

The Management Agreement with the Manager provides, among other things, that the Company will pay to the Manager, in exchange for investment management and certain administrative services, certain fees and reimbursements, summarized as follows:

•	A monthly base management fee equal to 1⁄12 of equity multiplied by 1.75%. Equity as defined by the Management Agreement represents net proceeds from any issuance of common shares less other offering related costs plus or less the Company's retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less any amounts the Company paid for common share repurchases. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company.

•	Incentive compensation based on the product of 1) 25% of the dollar amount by which A) the Company's net income (before incentive compensation) for a quarter per common share (based on weighted average number of shares outstanding) exceeds B) an amount equal to i) the weighted average share price of common shares in the initial offering and subsequent offerings of the Company, multiplied by ii) the greater of a) 2.00% and b) 0.50% plus one-fourth of the Ten Year Treasury rate for such quarter, multiplied by 2) the weighted average number of common shares outstanding for the quarter. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

•	Out-of-pocket expenses and certain other costs incurred by the Manager and related directly to the Company.

The base management fee is paid monthly in arrears.

The incentive compensation is payable quarterly. Eighty-five percent of the incentive compensation is payable to the Manager in cash and fifteen percent is payable in the form of a restricted stock award. The Manager may elect to receive more than 15% of incentive compensation in the form of common shares. The Manager's ownership percentage, direct and indirect, cannot exceed 9.8%. All shares are fully vested upon issuance, provided that the Manager agrees not to sell such shares prior to the date that is one year after the date the shares are due and payable. Shares payable as incentive compensation shall be valued as follows:

1)	if such shares are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the shares on such exchange over the thirty day period ending three days prior to the issuance of such shares;
2)	if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty day period ending three days prior to the issuance of such shares; and
3)	if there is no active market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors of the Company.

The initial term of the Management Agreement is through December 31, 2007 and shall be automatically renewed for a one year term thereafter. With a two-thirds vote of the independent directors, the independent directors may elect not to renew because of either of the following:

•	Unsatisfactory performance; and/or

•	Unfair compensation payable to the Manager and fair compensation cannot be agreed upon between two-thirds of the independent directors and the Manager;

In the event that the Agreement is terminated based on the provision discussed above, the Company shall pay to the Manager a termination fee equal to the amount of two times the sum of the average annual based management fee and the average annual incentive compensation earned by the Manager during the two 12-month periods immediately preceding the date of such termination.

The base management fee for the three months ended March 31, 2005 was approximately $1.7 million. Amortization for the three months ended March 31, 2005 of approximately $953,000 related to the restricted stock and stock options granted to the Manager was included in Management fee expense to related party in the consolidated statement of operations. See Note 8 for additional information regarding the grant to the Manager. No incentive fee was earned by the Manager as of March 31, 2005.

10.  RELATED-PARTY TRANSACTIONS

At March 31, 2005, the Company was indebted to the Manager for base management fees of approximately $563,000. This amount is included in management fee payable.

The company that owns a majority interest in the Manager purchased 1,000,000 shares of the Company's common stock for $15,000,000 representing a 3.7% ownership interest in the Company. Certain members of the executive management team of the Manager and its affiliates have purchased 115,414 shares of the Company's common stock for $1,731,000,

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

representing an ownership percentage of 0.4% as of March 31, 2005. All of such shares were purchased at the same price as those shares purchased by third-party investors.

11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The fair value of available-for-sale securities, trading securities and derivatives is equal to their respective carrying value presented in the condensed consolidated balance sheet as of March 31, 2005. The fair value of bank loans held for sale was $203.2 million as of March 31, 2005. The fair value of cash and cash equivalents, interest receivable, other receivable, repurchase agreements, due to broker, warehouse participation liability and payables, approximates carrying value as of March 31, 2005 due to the short-term nature of these instruments.

12.  ACCUMULATED OTHER COMPREHENSIVE LOSS

The following is a summary of the components of accumulated other comprehensive loss:

	Net Unrealized Losses on Securities Available-for-Sale	Net Unrealized Gains on Cash Flow Hedges	Accumulated Other Comprehensive Loss
	(In thousands)
Beginning balance, January 1, 2005	$(455)	$(249)	$(704)
Change during the period	(36,964)	17,744	(19,220)

Ending balance, March 31, 2005	$(37,419)	$17,495	$(19,924)

13.  INTEREST RATE RISK

The Company's primary component of market risk is interest rate risk. The Company is subject to interest rate risk in connection with its investments in hybrid adjustable-rate mortgage-backed securities, its related debt obligations, which are repurchase agreements of limited duration that are periodically refinanced at current market rates, and its derivative contracts.

The Company's strategy includes funding its investments in long-term, hybrid adjustable-rate mortgage-backed securities with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those hybrid adjustable rate mortgage-backed securities tend to increase while the income earned on such hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may result in losses.

The Company may use interest rate swaps and interest rate swap forwards to manage interest rate risk. The effectiveness of any derivative transactions will depend significantly upon whether the Company correctly quantifies the interest rate risk being hedged, execution of and ongoing monitoring of the Company's hedging activities, and the treatment of such hedging activities for accounting purposes.

The Company intends to fund a substantial portion of its acquisitions of hybrid adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of the mortgage-backed securities. Thus, the Company anticipates that in most cases the interest rate indices and repricing terms of its mortgage assets and its funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore,

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

the Company's cost of funds would likely rise or fall more quickly than would the Company's earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact the Company's consolidated financial condition, consolidated cash flows and consolidated results of operations. To mitigate interest rate mismatches, the Company may utilize hedging strategies discussed above and further in Note 14.

Changes in interest rates can also have a significant impact on the prepayment rate of mortgage-backed securities. Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing mortgage-backed securities generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated.

14.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company seeks to manage its interest rate risk exposure to protect the Company's repurchase agreement liabilities against the effects of major interest rate changes. Such interest rate risk may arise from the issuance and forecasted rollover of short-term liabilities with fixed rate cash flows or from liabilities with a contractual variable rate based on LIBOR. The Company may use interest rate swaps and interest rate forwards to manage this interest rate risk. Derivative instruments are carried at fair value.

The following table is a summary of hedging derivative instruments held as of March 31, 2005:

	Unrealized Gains	Estimated Fair Value
Interest Rate Swaps	$17,752	$17,752

Cash Flow Hedging Strategies—Hedging instruments are designated as cash flow hedges, as appropriate, based upon the specifically identified exposure, which may be an individual item or a group of similar items. The hedged transaction is the forecasted interest expense on forecasted rollover/reissuance of repurchase agreements for a specified future time period and the hedged risk is the variability in those payments due to changes in the benchmark rate. Hedging transactions are structured at inception so that the notional amounts of the hedges are matched with an equal amount of repurchase agreements forecasted to be outstanding in that specified period for which the borrowing rate is not yet fixed. Cash flow hedging strategies include the utilization of interest rate swaps and interest rate forwards. Any ineffectiveness, which arises during the hedging relationship, is recognized in interest expense during the period in which it arises. Prior to the end of the specified hedge period, the effective portion of all contract gains and losses is recorded in other comprehensive income or loss. Realized gains and losses are reclassified into earnings as an adjustment to interest expense during the specified hedge time period. Hedging instruments under these strategies are deemed to be designated to the outstanding repurchase portfolio and the forecasted rollover thereof. At March 31, 2005, the maximum length of time over which the Company is hedging its exposure is 38 months.

The Company may use interest rate swaps and interest rate swap forwards to hedge the forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements for the period defined by maturity of the interest rate swap. Cash flows that occur each time the swap is repriced will be associated with forecasted interest expense for a specified future period.

For the period ended March 31, 2005, the Company recognized a gain of $284,641 in interest expense due to ineffectiveness. As of March 31, 2005, the notional amounts outstanding on interest rate swap contracts were $1.76 billion.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

The Company held certain derivatives that did not qualify for hedge accounting as of March 31, 2005. The Company held an undesignated interest rate swap entered into in March 2005 with a notional of $73.3 million. Changes in fair value of this derivative are recorded in the condensed consolidated statement of operations. As of March 31, 2005, this interest rate swap had a fair value of $24,441. In addition, the Company held eleven credit default swaps (“CDS”) with a notional of $29 million. A CDS is a financial instrument used to transfer the credit risk of a reference entity from one party to another for a specified period of time. In a standard CDS contract, one party, referred to as the protection buyer, purchases credit default protection from another party, referred to as the protection seller, for a specific notional amount of obligations of a reference entity. For this protection, the protection buyer pays a premium to the protection seller. The premium is generally paid quarterly in arrears, but may be paid in full upfront in the case of a CDS with a short maturity. Generally, if a credit event occurs during the term of the CDS, the protection seller pays the protection buyer the notional amount and takes delivery of the reference entitiy's obligation. CDS are generally unconditional, irrevocable and noncancellable. For the quarter ended March 31, 2005, the unrealized gain on the CDS portfolio was $67,625 and the unrealized loss was $6,721.

15.  STOCK INCENTIVE PLAN

Upon formation of the Company, the 2004 stock incentive plan (the “Plan”) was adopted for the purpose of attracting and retaining executive officers, employees, directors and other persons and entities that provide services to the Company. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights.

Up to 2,692,313 shares of common stock are available for issuance under the stock incentive plan. The share authorization, the incentive stock option limit and the terms of outstanding awards will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events. Upon completion of the December 2004 private offering, the Company granted the Manager 403,847 shares of restricted stock and options to purchase 1,346,156 shares of common stock with an exercise price of $15.00 per share under the Plan, none of which were exerciseable at March 31, 2005.

16.  SUBSEQUENT EVENTS

On April 1, 2005, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission to register an initial public offering of common shares.

On May 10, 2005, the Market Square warehouse facility terminated, and the assets were transferred into a collateralized loan obligation structure, in which the Company purchased a $24 million equity interest representing 100% of the outstanding preference shares.

On May 12, 2005, the Company entered into an agreement with a major investment bank whereby such bank will finance the purchase of up to $300 million of asset-backed-securities selected by the Manager. These asset-backed-securities are expected to be used as collateral for a securitization transaction (the “Pinetree Transaction”) in which the Company would acquire 100% of the preference shares. As of May 1, 2005, approximately $127 million of the $300 million had been accumulated. If the Pinetree Transaction is not consummated, the investment bank would liquidate the portfolio of asset-backed-securities and the Company would be required to pay the difference between the original purchase price of such asset-backed-securities and the price at which such asset-backed-securities are sold.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
FOR THE THREE MONTHS ENDED MARCH 31, 2005

17.  RESTATEMENT OF CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Subsequent to the issuance of the Company's March 31, 2005 condensed consolidated financial statements, the Company's management determined purchases of trading security and bank loans held for sale and proceeds from sale of bank loans held for sale previously classified as investing activities should have been classified as operating activities in the statement of cash flows. As a result, the condensed consolidated statement of cash flows has been restated from the amounts previously reported. The effects of the restatement are summarized below:

	As Previously Reported	As Restated
	(In thousands)
Cash flows from operating activities:
Purchase of trading security	$—	$(4,627)
Purchase of bank loans held for sale	—	(5,034)
Proceeds from sale of bank loans held for sale	—	1,648
Net cash used in operating activities	(1,741)	(9,754)
Cash flows from investing activities:
Purchase of trading security	(4,627)	—
Purchase of bank loans held for sale	(5,034)	—
Proceeds from sale of bank loans held for sale	1,648	—
Net cash used in investing activities	(2,556,212)	(2,548,199)

* * * * *

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
   of Deerfield Triarc Capital Corp.:

      We have audited the accompanying consolidated balance sheet of Deerfield Triarc Capital Corp. and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from December 23, 2004 (commencement) to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Deerfield Triarc Capital Corp. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the period from December 23, 2004 (commencement) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

      As discussed in Note 15 to the consolidated financial statements, the accompanying consolidated statement of cash flows has been restated.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
March 8, 2005 (May 2, 2005 as to the effects of the
   restatement discussed in Note 15)

DEERFIELD TRIARC CAPITAL CORP.
CONSOLIDATED BALANCE SHEET
December 31, 2004
(In thousands, except share and per share amounts)

ASSETS
Cash and cash equivalents	$268,686
Mortgage-backed securities available-for-sale, pledged as collateral—at fair value	327,636
Mortgage-backed securities available-for-sale—at fair value	117,322
Held to maturity securities—at amortized cost	100,125
Interest receivable	1,211

TOTAL ASSETS	$814,980

LIABILITIES
Repurchase agreements, including accrued interest of $22	$317,810
Due to broker	117,689
Derivatives	276
Management fee payable	160
Offering costs payable	857
Other payables	176

Total liabilities	436,968

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; none used and outstanding	—
Common stock, par value $0.001: 500,000,000 shares authorized; 27,326,986 shares issued and outstanding (including 403,847 restricted shares)	27
Additional paid-in capital	385,205
Deferred equity compensation	(6,225)
Accumulated other comprehensive loss	(704)
Accumulated deficit	(291)

Total stockholders' equity	378,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$814,980

See notes to consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
Period from December 23, 2004 (Commencement) to December 31, 2004
(In thousands, except share and per share amounts)

REVENUES:
Net interest income:
Interest income	$189
Interest expense	49

Net interest income	140

EXPENSES:
Management fee expense to related party	255
Professional services	61
Insurance expense	16
Other general and administrative expenses	99

Total expenses	431

NET LOSS	$(291)

NET LOSS PER SHARE—Basic and diluted	$(0.01)

WEIGHTED-AVERAGE NUMBER OF SHARES OUTSTANDING—Basic and diluted	26,923,139

See notes to consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Period from December 23, 2004 (Commencement) to December 31, 2004
(In thousands)

	Common Stock
	Shares	Par Value	Additional Paid-In Capital	Deferred Equity Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total	Comprehensive Loss

Net loss						$(291)	$(291)	$(291)
Mortgage-backed securities available-for-sale—fair value adjustment					$(455)		(455)	(455)
Designated derivatives—fair value adjustment					(249)		(249)	(249)

Comprehensive loss								$(995)

Issuance of common stock	26,923	$27	$379,742				379,769
Offering costs			(857)				(857)
Stock based compensation	404		6,320	$(6,320)
Amortization of stock based compensation				95			95

BALANCE—December 31, 2004	27,327	$27	$385,205	$(6,225)	$(704)	$(291)	$378,012

See notes to consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
Period from December 23, 2004 (Commencement) to December 31, 2004
(In thousands)

(As Restated, See Note 15)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(291)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discount on held-to-maturity securities	(50)
Amortization of stock based compensation	95
Unrealized loss on designated deriviatives	27
Changes in operating assets and liabilities:
Interest receivable	(13)
Other payables	176
Management fee payable	160

Net cash provided by operating activities	104

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mortgage-backed securities available-for-sale	(328,922)
Purchase of securities held-to-maturity	(100,075)

Net cash used in investing activities	(428,997)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	379,769
Borrowings under repurchase agreements	317,810

Net cash provided by financing activities	697,579

Net increase in cash and cash equivalents and balance as of December 31, 2004	$268,686

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unsettled security purchases	$117,689
Unpaid offering costs	857

See notes to consolidated financial statements

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

1.    ORGANIZATION

Deerfield Triarc Capital Corp. was incorporated as a Maryland Corporation on November 22, 2004, and commenced its operations of purchasing and managing an investment portfolio of mortgage-backed securities and other investment assets on December 23, 2004, upon completion of a private placement offering.

Deerfield Triarc Capital Corp. has two wholly-owned subsidiaries: Deerfield Triarc Capital LLC (“DTC”) and Deerfield Triarc TRS Holdings, Inc. (“TRS Holdings”). DTC was the main operating company engaged in all of the activity for the period ended December 31, 2004. TRS Holdings is the single member parent of Deerfield Triarc TRS Holdings, LLC (“TRS Holdings LLC”). TRS Holdings and TRS Holdings LLC are taxable real estate investment trust subsidiaries (“TRS”). As of December 31, 2004, there was no activity in either TRS. Deerfield Triarc Capital Corp. and its wholly-owned subsidiaries are herein referred to as the “Company”.

Deerfield Capital Management LLC (the “Manager”), pursuant to a management agreement (the “Management Agreement”), manages the Company and its investment portfolio. (See Note 7).

The Company intends to elect to be taxed as a Real Estate Investment Trust (“REIT”), with the filing of its first Federal income tax return, and to comply with the provisions of the Internal Revenue Code (the “Code”), with respect thereto. See Note 2 for further discussion on income taxes.

2.    ACCOUNTING POLICIES

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents include cash on hand and overnight investments.

Securities—The Company invests primarily in U.S. agency and other highly-rated, residential, hybrid adjustable-rate mortgage-backed securities issued in the United States market.

Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires certain investments to be classified as either trading, available-for-sale or held-to-maturity investments. Generally, the Company plans to hold a majority of its investments for an indefinite period of time which may be until maturity. However, it may, from time to time, decide to sell its investments in response to changes in market conditions and in accordance with its investment strategy. Accordingly, a significant majority of its investments are classified as available-for-sale. All investments classified as available-for-sale are reported at fair value, based on broker quotes, with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders' equity. The Company may classify certain short-term securities, with maturities less than 90 days, as held-to-maturity. These investments are reported at amortized cost. Periodically, all available-for-sale and held-to-maturity investments are evaluated for other-than-temporary impairment. Other-than-temporary impairment is a decline in the fair value below its amortized cost attributable to factors that suggest the decline in the investment value will not be recovered over its remaining life. Other-than-temporary impairments are recognized in the consolidated statement of operations.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

Interest income is accrued based upon the outstanding principal amount of the securities and their contractual interest terms. Premiums and discounts are amortized or accreted into interest income using the effective yield method.

Security transactions are recorded on the trade date. Realized gains and losses from security transactions are determined based upon the specific identification method.

Derivative Financial Instruments—The Company may enter into derivative contracts, including interest rate swaps and interest rate swap forwards, as a means of mitigating the Company's interest rate risk on forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements, or hedged items, for a specified future time period. The Company has designated these transactions as cash flow hedges. The contracts, or hedge instruments, are evaluated at inception and on an on-going basis in order to determine whether they qualify for hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. Any ineffectiveness, which arises during the hedging relationship, is recognized in interest expense in the consolidated statement of operations. The effective portion of all contract gains and losses excluding the net interest accrual is recorded in other comprehensive income or loss. The net interest accrual is reflected as interest expense for the period.

Repurchase Agreements—The Company finances the acquisition of securities primarily through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at their contractual amounts, as specified in the respective agreements, including accrued interest.

Due from Brokers and Due to Brokers—Amounts due from brokers and due to brokers generally represent cash balances held with brokers as part of margin requirements related to derivatives and settlement on trades. Amounts due from brokers and due to brokers are recorded as assets and liabilities, respectively.

Income Taxes—The Company intends to elect to be taxed as a REIT and to comply with the provisions of the Code with respect thereto. Accordingly, the Company will not be subject to Federal or state income tax to the extent that its distributions to stockholders satisfy the REIT requirements and certain asset, income and stock ownership tests are met.

TRS Holdings LLC, to the extent of its taxable income, would be subject to federal and state income tax. As of March 31, 2005, TRS Holdings LLC did not have any taxable income.

There were no distributions declared for the period ended December 31, 2004.

Equity Compensation—As of December 23, 2004, the Company granted 403,847 shares of restricted stock and options to purchase 1,346,156 shares of common stock to its Manager. The Company accounts for the restricted stock and stock options granted in accordance with the consensus in Issue 1 of the Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments that are issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (“EITF 96-18”). Pursuant to EITF 96-18, the stock and options were recorded at fair value in stockholders' equity, with an offsetting entry to deferred compensation (a contra-equity account). The deferred compensation is amortized ratably over a three year tiered vesting period with the amortization expense reflected as management fee expense. The fair value of stock and options is adjusted quarterly for unvested shares. Changes in such fair value are reflected in the amortization recognized in that quarter and in future quarters until the stock and options are fully vested as management fee expense.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

Incentive Compensation—The Management Agreement provides for the payment of an incentive fee to the Manager if the Company's financial performance exceeds certain benchmarks. See Note 7 for further discussion on the specific terms of the computation and payment of the incentive fee.

The incentive fee will be paid in both cash and restricted stock. The cash portion of the incentive fee is accrued and expensed during the period for which it is calculated and earned. The Company accounts for the restricted stock portion of the incentive fee in accordance with SFAS No. 123, Accounting for Stock Based Compensation, and related interpretations, and EITF 96-18. No incentive fee was accrued or paid as of December 31, 2004.

Net Earnings/Loss Per Share—The Company calculates basic net earnings/loss per share by dividing net earnings/loss for the period by weighted-average number of shares of its common stock outstanding for that period. Diluted net earnings/loss per share takes into account the effect of dilutive instruments, such as stock options and restricted stock, and uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding. (See Note 6).

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates affecting the accompanying consolidated financial statements include the fair values of mortgage-backed securities and other securities, the estimated life used to calculate amortization and accretion of premiums and discounts, respectively, on securities, the fair value of interest rate swaps and interest rate swap forwards, and the fair value of perfect hypothetical interest rate swaps determined for purposes of calculating ineffectiveness under SFAS No. 133.

Concentrations of Credit Risk and Other Risks and Uncertainties—The Company's investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by holding securities that are either guaranteed by government or government-sponsored agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. Principal risks potentially affecting the Company's consolidated financial position, consolidated results of operations and consolidated cash flows include the risks that: (a) interest rate changes can negatively affect the market value of the Company's mortgage-backed securities, (b) interest rate changes can influence decisions made by borrowers on the mortgages underlying the securities to prepay those mortgages, which can negatively affect both cash flows from, and the market value of, the securities, and (c) adverse changes in the market value of the Company's mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

Variable Interest Entities—In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation 46R, Consolidation of Variable Interest Entities (“FIN 46R”). The purpose of this interpretation is to provide guidance on how to identify a variable interest entity, “VIE”, and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate that entity if the

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the VIE's expected residual returns. New disclosure requirements are also prescribed by FIN 46R. Adoption of this statement did not have a material impact on the Company's consolidated financial statements.

3.    MORTGAGE-BACKED SECURITIES

The following table summarizes the Company's mortgage-backed securities classified as available-for-sale as of December 31, 2004, which are carried at fair value:

Hybrid Adjustable-Rate Securities
(In thousands)
Amortized cost	$445,413
Unrealized gains	120
Unrealized losses	(575)

Fair value	$444,958

Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Actual maturities of the Company's mortgage-backed securities are affected by the contractual lives of the underlying mortgages, periodic payments of principal, and prepayments of principal. The following table summarizes the Company's mortgage-backed securities on December 31, 2004 according to their estimated weighted-average life classifications:

Weighted-Average Life	Fair Value	Amortized Cost	Average Coupon
	(In thousands)
Less than one year	$—	$—	0.00%
Greater than one year and less than five years	—	—	0.00
Greater than five years	444,958	445,413	4.44

Total	$444,958	$445,413	4.44%

The estimated weighted-average lives of the mortgage-backed securities at December 31, 2004 in the table above are based upon prepayment models obtained through subscription-based financial information service providers. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, mortgage rate of the outstanding loan, loan age, margin and volatility.

The actual weighted-average lives of the mortgage-backed securities in the Company's investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment rates experienced over the lives of the applicable securities and are sensitive to changes in both prepayment rates and interest rates.

At December 31, 2004, unsettled security purchases totaled $117.7 million. These purchases settled in January 2005.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

The following table shows the Company's investments' fair value and gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In thousands)
Mortgage-backed securities	$226,068	$(575)	$226,068	$(575)

Total temporarily impaired securities	$226,068	$(575)	$226,068	$(575)

At December 31, 2004, the Company was only invested in agency-backed residential mortgage-backed securities. The temporary impairment of the available-for-sale securities results from the fair value of the securities falling below the amortized cost basis. As of December 31, 2004, none of the securities held had been downgraded by a credit rating agency since their purchase. Management intends to hold the securities until the fair value of the securities held is recovered, which may be maturity if necessary. As such, management does not believe any of securities held are other-than-temporarily impaired at December 31, 2004.

4.    HELD-TO-MATURITY SECURITIES

The following table summarizes the Company's held-to-maturity securities as of December 31, 2004, which are carried at amortized cost:

Debt Securities issued by U.S. Treasury and Government Agencies
(In thousands, except percentage)
Cost	$100,075
Accretion	50

Amortized cost	$100,125

% of total held-to-maturity securities	100%

The following table summarizes the Company's held-to-maturity securities on December 31, 2004 according to their maturities:

Maturity	Amortized Cost	Average Coupon
	(In thousands)
Less than one year	$100,125	0%

Total held-to-maturity securities	$100,125	0%

5.    REPURCHASE AGREEMENTS

The Company has entered into repurchase agreements with third party financial institutions to finance most of its mortgage-backed securities. The repurchase agreements are short-term borrowings that bear interest rates that have historically moved in close relationship to the one-month, two-month or three-month LIBOR. Certain of our repurchase agreements include negative covenants that if breached may cause, among other things, transactions to be

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

terminated early. As of December 31, 2004, no such covenants were breached. At December 31, 2004, the Company had an outstanding amount of $317.8 million with weighted-average borrowing rates of 2.47%. At December 31, 2004 securities pledged as collateral for repurchase agreements had estimated fair values of $327.6 million.

At December 31, 2004, the repurchase agreements all had remaining maturities of 59 days and are summarized below:

      Mortgage-backed securities:

(In thousands, except percentage)
Amortized cost of securities sold, including accrued interest	$328,923
Fair market value of securities sold, including accrued interest	$328,834
Repurchase agreement liabilities associated with these securities	$317,810
Average interest rate of repurchase agreement liabilities	2.47%

At December 31, 2004, the repurchase agreements had the following counterparties, amounts at risk:

Repurchase Agreement Counterparties	Amount of Risk(1) (In thousands)
Bear, Stearns & Co. Inc.	$3,793
Countrywide Securities Corp.	7,231

Total	$11,024

(1)	Equal to the fair value of securities sold, plus accrued interest income, minus repurchase agreement liabilities, plus accrued interest expense.

6.    CAPITAL STOCK AND NET LOSS PER SHARE

The Company had 500,000,000 shares of par value $0.001 common stock authorized and 27,326,986 shares (including 403,847 restricted shares) outstanding as of December 31, 2004. The Company had 100,000,000 shares of par value $0.001 preferred stock authorized and none outstanding as of December 31, 2004.

On December 23, 2004, the Company completed a private offering of 26,923,139 shares of common stock, $0.001 par value at an offering price of $15 per share, including the purchase of 256,472 shares of common stock by the initial purchasers/placement agents pursuant to their over-allotment option. The Company received proceeds from these transactions in the amount of $378.9 million, net of underwriting discounts and commissions, placement agent fees and other offering costs.

In addition, on December 23, 2004 the Company granted 403,847 shares of restricted common stock, par value $0.001 and options to purchase 1,346,156 common shares at an exercise price of $15 per share, to the Manager (see Note 13). The Company's restrictions lapse and full rights of ownership vest for one-third of the shares and options on the first anniversary of the grant date, for one-third of the shares on the second anniversary and for the last one-third of the shares on the third anniversary. Vesting is predicated on the continuing involvement of the Manager in providing services to the Company.

The fair value of the shares of restricted stock as of December 31, 2004 was $6,058,000, of which $91,000 was expensed for the period ended December 31, 2004. The fair value of the total option grant as of December 31, 2004 was $262,500, of which $4,000 was expensed for the period ended December 31, 2004. The fair value of each option grant at December 31,

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

2004 is $0.195. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions as of December 31, 2004: dividend yield of 13.80 percent; expected volatility of 22.83 percent, risk-free interest rate of 4.247 percent; and expected life of 10 years.

The following table presents a reconciliation of basic and diluted earnings per share for the period ended December 31, 2004 (in thousands except per share amounts):

Basic and Diluted
Net loss	$(291)
Weighted-average number of common shares outstanding	26,923

Net loss per share	$(0.01)

Diluted net loss per share is the same as basic net loss per share as the Company had a loss in the period presented, and therefore the effect of all potentially dilutive securities on the loss per share is anti-dilutive. As such, 6,085 and 20,282 potentially dilutive shares of restricted stock and stock options, respectively, are not included in the calculation of diluted net loss per share for the period ended December 31, 2004.

7.    THE MANAGEMENT AGREEMENT

The Management Agreement with the Manager provides, among other things, that the Company will pay to the Manager, in exchange for investment management and certain administrative services, certain fees and reimbursements, summarized as follows:

•	A monthly base management fee equal to 1⁄12 of equity multiplied by 1.75%. Equity as defined by the Management Agreement represents net proceeds from any issuance of common shares less other offering related costs plus or less the Company's retained earnings (excluding non-cash equity compensation incurred in current or prior periods) less any amounts the Company paid for common share repurchases. The calculation may be adjusted for one-time events due to changes in accounting principles generally accepted in the United States of America (“GAAP”) as well as other non-cash charges upon approval of the independent directors of the Company.

•	Incentive compensation based on the product of 1) 25% of the dollar amount by which A) the Company's net income (before incentive compensation) for a quarter per common share (based on weighted average number of shares outstanding) exceeds B) an amount equal to i) the weighted average share price of common shares in the initial offering and subsequent offerings of the Company, multiplied by ii) the greater of a) 2.00% and b) 0.50% plus one-fourth of the Ten Year Treasury rate for such quarter, multiplied by 2) the weighted average number of common shares outstanding for the quarter. The calculation may be adjusted for one-time events due to changes in GAAP as well as other non-cash charges upon approval of the independent directors of the Company.

•	Out-of-pocket expenses and certain other costs incurred by the Manager and related directly to the Company.

The base management fee is paid monthly in arrears.

The incentive compensation is payable quarterly. Eighty-five percent of the incentive compensation is payable to the Manager in cash and fifteen percent is payable in the form of a restricted stock award. The Manager may elect to receive more than 15% of incentive compensation in the form of common shares. The Manager's ownership percentage, direct and

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

indirect, cannot exceed 9.8%. All shares are fully vested upon issuance, provided that the Manager agrees not to sell such shares prior to the date that is one year after the date the shares are due and payable. Shares payable as incentive compensation shall be valued as follows:

1)	if such shares are traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the shares on such exchange over the thirty day period ending three days prior to the issuance of such shares;
2)	if such shares are actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales price as applicable over the thirty day period ending three days prior to the issuance of such shares; and
3)	if there is no active market for such shares, the value shall be the fair market value thereof, as reasonably determined in good faith by the board of directors of the Company.

The initial term of the Management Agreement is through December 31, 2007 and shall be automatically renewed for a one year term thereafter. With a two-thirds vote of the independent directors, the independent directors may elect not to renew the Management Agreement because of either of the following:

•	Unsatisfactory performance; and/or

•	Unfair compensation payable to the Manager and fair compensation cannot be agreed upon between two-thirds of the independent directors and the Manager;

In the event that the Agreement is terminated based on the provision discussed above, the Company shall pay to the Manager a termination fee equal to the amount of two times the sum of the average annual based management fee and the average annual incentive compensation earned by the Manager during the two 12-month periods immediately preceding the date of such termination.

The base management fee for the period ended December 31, 2004 was approximately $160,000. Amortization for the period of approximately $95,000 related to the restricted stock and options granted to the Manager was included in management fee expense to related party in the consolidated statement of operations. See Note 6 for additional information regarding the grant to the Manager. No incentive fee was earned by the Manager as of December 31, 2004.

8.    RELATED-PARTY TRANSACTIONS

At December 31, 2004, the Company was indebted to the Manager for base management fees of approximately $160,000 and reimbursement of expenses of approximately $77,000. These amounts are included in management fee payable and other payables, respectively.

The company that owns a majority interest in the Manager purchased 1,000,000 shares of the Company's common stock for $15,000,000 representing a 3.7% ownership interest in the Company. Certain members of the executive management team of the Manager and its affiliates have purchased 115,414 shares of the Company's common stock for $1,731,000, representing a 0.4% ownership interest as of December 31, 2004. All of such shares were purchased at the same price as those shares purchased by other third-party investors.

9.    FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure About Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. The

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

fair-value of held-to-maturity securities approximates their amortized cost presented in the consolidated balance sheet as they have short-term maturities of less than 90 days. The fair value of mortgage-backed securities available-for-sale and derivatives is equal to their respective carrying value presented in the consolidated balance sheet. The fair value of cash and cash equivalents, interest receivable, repurchase agreements, due to broker, and payables, approximates carrying value as of December 31, 2004 due to the short-term nature of these instruments.

10.  ACCUMULATED OTHER COMPREHENSIVE LOSS

The following is a summary of the components of accumulated other comprehensive loss as of December 31, 2004:

	Net Unrealized Losses on Mortgage-backed Securities Available for Sale	Net Unrealized Losses on Cash Flow Hedges	Accumulated Other Comprehensive Loss
	(In thousands)
Beginning balance	$—	$—	$—
Change during the period	(455)	(249)	(704)

Ending balance	$(455)	$(249)	$(704)

11.  INTEREST RATE RISK

The Company's primary component of market risk is interest rate risk. The Company is subject to interest rate risk in connection with its investments in hybrid adjustable-rate mortgage-backed securities, its related debt obligations, which are repurchase agreements of limited duration that are periodically refinanced at current market rates, and its derivative contracts.

The Company's strategy includes funding its investments in long-term, hybrid adjustable-rate mortgage-backed securities with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those hybrid adjustable rate mortgage-backed securities tend to increase while the income earned on such hybrid adjustable-rate mortgage-backed securities (during the fixed-rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

The Company may use interest rate swaps and interest rate swap forwards to manage interest rate risk. The effectiveness of any derivative transactions will depend significantly upon whether the Company correctly quantifies the interest rate risk being hedged, execution of and ongoing monitoring of the Company's hedging activities, and the treatment of such hedging activities for accounting purposes.

The Company intends to fund a substantial portion of its acquisitions of hybrid adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of the mortgage-backed securities. Thus, the Company anticipates that in most cases the interest rate indices and repricing terms of its mortgage assets and its funding sources will not be identical especially during the fixed rate period of the securities, thereby creating an interest rate mismatch between assets and liabilities. Therefore, the Company's cost of funds

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

would likely rise or fall more quickly than would the Company's earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact the Company's consolidated financial condition, consolidated cash flows and consolidated results of operations. To mitigate interest rate mismatches, the Company may utilize hedging strategies discussed above and in Note 12.

Changes in interest rates can also have a significant impact on the prepayment rate of mortgage-backed securities. Prepayments are the full or partial repayment of principal prior to the original term to maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing mortgage-backed securities generally increase when prevailing interest rates fall below the market rate existing when the underlying mortgages were originated.

12.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company seeks to manage its interest rate risk exposure to protect the Company's repurchase agreement liabilities against the effects of major interest rate changes. Such interest rate risk may arise from the issuance and forecasted rollover of short-term liabilities with fixed rate cash flows or from liabilities with a contractual variable rate based on LIBOR. The Company may use interest rate swaps and interest rate forwards to manage this interest rate risk. Derivative instruments are carried at fair value.

The following table is a summary of derivative instruments held as of December 31, 2004:

	Unrealized Gains	Unrealized Losses	Estimated Fair Value
	(In thousands)
Interest Rate Swaps	$—	$(225)	$(225)
Interest Rate Swap Forwards	—	(51)	(51)

	$—	$(276)	$(276)

Cash Flow Hedging Strategies—Hedging instruments are designated as cash flow hedges, as appropriate, based upon the specifically identified exposure, which may be an individual item or a group of similar items. The hedged transaction is the forecasted interest expense on forecasted rollover/reissuance of repurchase agreements for a specified future time period and the hedged risk is the variability in those payments due to changes in the benchmark rate. Hedging transactions are structured at inception so that the notional amounts of the hedge are matched with an equal amount of repurchase agreements forecasted to be outstanding in that specified period for which the borrowing rate is not yet fixed. Cash flow hedging strategies include the utilization of interest rate swaps and interest rate forwards. Any ineffectiveness, which arises during the hedging relationship, is recognized in interest expense during the period in which it arises. Prior to the end of the specified hedge time period the effective portion of all contract gains and losses is recorded in other comprehensive income or loss. Realized gains and losses are reclassified into earnings as an adjustment to interest expense during the specified hedge time period. Hedging instruments under these strategies are deemed to be designated to the outstanding repurchase portfolio and the forecasted rollover thereof. At December 31, 2004, the maximum length of time over which the Company is hedging its exposure is 36 months.

The Company may use interest rate swaps and interest rate swap forwards to hedge the forecasted interest expense associated with the benchmark rate on forecasted rollover/reissuance of repurchase agreements for the period defined by maturity of the interest

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

rate swap. Cash flows that occur each time the swap is repriced will be associated with forecasted interest expense for a specified future period.

For the period ended December 31, 2004, there was a loss of $27,252 recognized in interest expense due to ineffectiveness. As of December 31, 2004, the notional amounts outstanding on interest rate swap and interest rate swap forward contracts were $154.1 million and $86.6 million, respectively. Based on the amounts included in accumulated other comprehensive income at December 31, 2004, the Company expects to recognize an increase of approximately $1.2 million in interest expense during 2005.

13.  STOCK INCENTIVE PLAN

Upon formation of the Company, the 2004 stock incentive plan (the “Plan”) was adopted for the purpose of attracting and retaining executive officers, employees, directors and other persons and entities that provide services to the Company. The stock incentive plan authorizes the issuance of options to purchase common stock and the grant of stock awards, performance shares and stock appreciation rights.

Up to 2,692,313 shares of common stock are available for issuance under the stock incentive plan. The share authorization, the incentive stock option limit and the terms of outstanding awards will be adjusted as the board of directors determines is appropriate in the event of a stock dividend, stock split, reclassification of shares or similar events. Upon completion of the December 2004 private offering, the Company granted the Manager 403,847 shares of restricted stock and options to purchase 1,346,156 shares of common stock with an exercise price of $15.00 per share under the Plan, none of which are exercisable at December 31, 2004.

14.  SUBSEQUENT EVENTS

On March 8, 2005, the Company entered into an agreement with a major investment bank whereby such bank will finance the purchase of up to $200 million of bank loans selected by the Manager. These bank loans are expected to be used as collateral for a securitization transaction (the “Market Square Transaction”) in which the Company would acquire 100% of the equity interest. As of March 8, 2005, approximately $97 million of the $200 million had been accumulated. If the Market Square Transaction is not consummated, the investment bank would liquidate the portfolio of bank loans and the Company would be required to pay the difference between the original purchase price of such bank loans and the price at which such bank loans are sold.

15.  RESTATEMENT OF CONSOLIDATED STATEMENT OF CASH FLOWS

Subsequent to the issuance of the Company's 2004 consolidated financial statements, the Company's management determined that unsettled security purchases were improperly included in investing and financing activities, and purchased interest and offering costs payable, which represent investing and financing activities, respectively, were improperly included in operating activities. As a result, the consolidated statement of cash flows has been restated from the amounts previously reported.

DEERFIELD TRIARC CAPITAL CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM DECEMBER 23, 2004 (COMMENCEMENT) TO DECEMBER 31, 2004

The following summarizes the effects of the restatement on the consolidated statement of cash flows.

	As Previously Reported	As Restated
	(In thousands)
Cash flows from operating activities:
Interest receivable	$(1,211)	$(13)
Other payables	1,033	176
Net cash (used in) provided by operating activities	(237)	104
Cash flows from investing activities:
Purchase of mortgage-backed securities available-for-sale	(445,413)	(328,922)
Net cash used in investing activities	(545,488)	(428,997)
Cash flows from financing activities:
Proceeds from issuance of common stock	378,912	379,769
Borrowings under repurchase agreements	435,499	317,810

Net cash provided by financing activities	$814,411	$697,579
Non-cash investing and financing activities:
Unpaid offering costs	$—	$857

* * * * *

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$64,294
NASD filing fee	45,500
NYSE listing fee	154,600
Printing and engraving fees	600,000
Legal fees and expenses	700,000
Accounting fees and expenses	250,000
Blue sky fees and expenses	10,000
Transfer Agent and Registrar fees	25,000
Miscellaneous	250,606

Total	$2,100,000

      All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties.

      See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

      On November 23, 2004, in connection with the incorporation of Deerfield Triarc Capital Corp. (the “Company”), the Company issued 1,000 shares of common stock, $0.01 par value per share (the “Common Stock”) to Frederick L. White for $10. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. These shares of Common Stock were cancelled upon completion of the Company's December 2004 private offering.

      On December 23, 2004, the Company sold 18,991,664 shares of its Common Stock to a group of initial purchasers for which Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. served as representatives (the “Initial Purchasers”). The Company issued these shares of Common Stock to the Initial Purchasers in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Initial Purchasers paid the Company a purchase price of $13.95 per share for 16,658,331 of these shares of Common Stock and a purchase price of $14.58 per share for 2,333,333 of these shares of Common Stock, for total proceeds to the Company of $266,403,712.59. The Initial Purchasers resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $15.00 per share for gross proceeds of $284,874,960 and the aggregate initial purchasers' discount was $18,471,247.41.

      On December 23, 2004, the Company sold 7,931,475 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the Initial Purchasers acting as placement agents. All of these shares were sold for a purchase price of $15.00 per share for gross proceeds of $118,972,125. The placement agents received a commission of $1.05 per share with respect to 4,359,397 of these shares of Common Stock and $0.42 per share with respect to 2,449,998 of these shares of Common Stock. No commission was paid with respect to 1,122,080 of these shares. The total proceeds to the Company from the private placement of these shares was $113,365.759 and total commissions paid to the placement agents was $5,606,366.

      On December 23, 2004, the Company granted a total of 403,847 restricted shares of Common Stock and options to purchase 1,346,156 shares of our common stock with an exercise price of $15.00 per share to Deerfield Capital Management LLC, as manager of the Company, pursuant to the 2004 Stock Incentive Plan of the Company (the “Incentive Plan”). On May 24, 2005, the Company granted to each of Messrs. Howard Rubin, Robert E. Fisher, Robert B. Machinist and Peter Rothschild 3,000 shares, or an aggregate of 12,000 shares, of restricted stock under the 2004 Stock Incentive Plan, which shares vested on the date of grant. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management—Incentive Plan” in this Registration Statement.

Item 34. Indemnification of Directors and Officers.

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

      Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

      Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

      Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

      None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

      (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

      (b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-11:

Exhibit		Description of Document
1.1	—	Form of Underwriting Agreement among Deerfield Triarc Capital Corp. and the underwriters named therein.*
3.1	—	Articles of Amendment and Restatement of Deerfield Triarc Capital Corp.**
3.2	—	Bylaws of Deerfield Triarc Capital Corp.**
4.1	—	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.*
5.1	—	Opinion of Venable LLP as to legality of the securities being issued*
8.1	—	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters*
10.1	—	Registration Rights Agreement among Deerfield Triarc Capital Corp., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. for the benefit of certain holders of the common stock of Deerfield Triarc Capital Corp., dated as of December 23, 2004**
10.2	—	Management Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated as of December 23, 2004**
10.3	—	License Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated as of December 23, 2004**
10.4	—	2004 Stock Incentive Plan**
10.5	—	Amended and Restated Stock Award Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated June 14, 2005
10.6	—	Amended and Restated Stock Option Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated June 14, 2005
21.1	—	List of Subsidiaries of Deerfield Triarc Capital Corp.*
23.1	—	Consent of Venable LLP (included in Exhibit 5.1)*
23.2	—	Consent of Deloitte & Touche LLP
24.1	—	Power of Attorney (included on Signature Page)**

*  To be filed by amendment.
** Previously filed.

Item 37. Undertakings.

      (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWERS OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 15th day of June, 2005.

DEERFIELD TRIARC CAPITAL CORP.

By: /s/ Jonathan W. Trutter Name: Jonathan W. Trutter Title: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*
Nelson Peltz	Chairman and Director	June 15, 2005
/s/ Jonathan W. Trutter
Jonathan W. Trutter	Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2005
/s/ Robert E. Armour
Robert E. Armour	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 15, 2005
*
Gregory H. Sachs	Director	June 15, 2005
*
Robert E. Fischer	Director	June 15, 2005
*
Robert B. Machinist	Director	June 15, 2005
*
Peter Rothschild	Director	June 15, 2005
*
Howard Rubin	Director	June 15, 2005
*By:	/s/ Jonathan W. Trutter
As Attorney-in-Fact

EXHIBIT INDEX

Exhibit		Description of Document
1.1	—	Form of Underwriting Agreement among Deerfield Triarc Capital Corp. and the underwriters named therein.*
3.1	—	Articles of Amendment and Restatement of Deerfield Triarc Capital Corp.**
3.2	—	Bylaws of Deerfield Triarc Capital Corp.**
4.1	—	Form of Certificate for Common Stock for Deerfield Triarc Capital Corp.*
5.1	—	Opinion of Venable LLP as to legality of the securities being issued*
8.1	—	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters*
10.1	—	Registration Rights Agreement among Deerfield Triarc Capital Corp., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and Bear, Stearns & Co. Inc. for the benefit of certain holders of the common stock of Deerfield Triarc Capital Corp., dated as of December 23, 2004**
10.2	—	Management Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated as of December 23, 2004**
10.3	—	License Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated as of December 23, 2004**
10.4	—	2004 Stock Incentive Plan**
10.5	—	Amended and Restated Stock Award Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated June 14, 2005
10.6	—	Amended and Restated Stock Option Agreement between Deerfield Triarc Capital Corp. and Deerfield Capital Management LLC, dated June 14, 2005
21.1	—	List of Subsidiaries of Deerfield Triarc Capital Corp.*
23.1	—	Consent of Venable LLP (included in Exhibit 5.1)*
23.2	—	Consent of Deloitte & Touche LLP
24.1	—	Power of Attorney (included on Signature Page)**

*  To be filed by amendment.
** Previously filed.